As filed with the Commission on September 25, 2007
Registration No. 333-135437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Post-Effective Amendment No. 2

THORIUM POWER, LTD.
(Name of small business issuer in its charter)

Nevada	1000	91-1975651
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Seth Grae
8300 Greensboro Drive, Suite 800
McLean, VA 22102
(703) 918-4904
(Address and telephone number of principal executive offices)

Copies to:

Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

THORIUM POWER, LTD.

112,544,149 Shares of Common Stock

This prospectus relates to an aggregate of up to 112,544,149 shares of our common stock which may be resold from time to time by the selling stockholders identified in this prospectus for their own account, consisting of:

•	64,386,019 shares of our common stock issued pursuant to private placements that were completed on November 23, 2005, February 14, 2006 and May 4, 2006;

•
46,950,834 shares of our common stock and 107,500 shares of common stock underlying common stock purchase warrants that have been issued to consultants of the Company or that have been issued on the effective date of the Merger to persons who were affiliates of Thorium Power prior to the Merger; and

•
733,197 shares of common stock and 366,599 shares of common stock underlying common stock purchase warrants, the current number of securities that could be due pursuant to the liquidated damages provisions of a registration rights agreement entered into pursuant to the May 4, 2006 private placement.

Of such shares covered by this prospectus, (i) 93,012,397 are outstanding upon the effective date of the registration statement to which this prospectus relates, and (ii) up to 18,431,956 shares are issuable upon the exercise of warrants held by certain of the selling stockholders. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “THPW.OB”. The closing sales price for our common stock on September 18, 2007 was $0.22 per share, as reported on the OTC Bulletin Board. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The selling stockholders, and any participating broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 8, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2007.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated by the context, references in this prospectus to “Thorium Power,” “Company,” “we,” “us,” or “our,” are references to Thorium Power, Ltd. The terms “Thorium Power,” “Company,” “we,” “us,” or “our” in each case do not include the selling stockholders. References to “Securities Act” are references to the Securities Act of 1933, as amended and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

The Company

General Overview

On October 6, 2006, we acquired Thorium Power, Inc. through a merger transaction. Thorium Power, Inc. was incorporated on January 8, 1992. Thorium Power, Inc. has patented proprietary nuclear fuel designs for use in existing commercial nuclear power plants. The merger was accounted for as a reverse merger and Thorium Power, Inc. is being treated as the accounting acquiror.

As discussed in more detail below, in connection with the merger, we changed our line of business. This new line of business, which is now our only business line, is research and development of proprietary nuclear fuel designs for use in nuclear power plants. We began to shift our focus to this business in anticipation of the merger with Thorium Power, Inc. and, upon completion of the merger, this business is conducted through both Thorium Power, Inc. and the Company. Our historical business preceding the merger was mineral exploration which has been phased out completely and all operations of the Company now revolve around Thorium Power, Inc.’s proprietary nuclear fuel designs, although the Company maintains ownership of mineral rights.

We are primarily engaged in the development of proprietary nuclear fuel designs which we intend ultimately to introduce for sale into three markets: (1) nuclear fuel designs for use in commercial nuclear power plants, (2) nuclear fuel designs for reactor-grade plutonium disposition, and (3) nuclear fuel designs for weapons-grade plutonium disposition. These fuel designs are primarily for use in existing or future VVER-1000 light water reactors. We have also been conducting research and development relating to a variant of these nuclear fuel designs for use in existing pressurized water reactors (PWR).

Our future customers may include nuclear fuel fabricators and/or nuclear power plants, and/or the U.S. or foreign governments.

To date, our operations have been devoted primarily to the development and demonstration of our nuclear fuel designs, developing strategic relationships within and outside of the nuclear power industry, securing political and financial support from the U.S. and Russian governments, the filing of patent applications and related administrative functions. We do not currently have any revenues from our activities in this area and expect that we will not generate licensing revenues from this business for several years, until our fuel designs can be fully tested and demonstrated and we obtain the proper approvals to use our nuclear fuel designs in nuclear reactors. Future revenues could be generated through the licensing of our technology and also by providing other services in the nuclear power industry. Accordingly, we prepare our financial statements as a development stage company in accordance with FASB Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.”

The Offering

Common stock offered by selling stockholders	112,544,149 shares

Common stock outstanding before the offering	297,692,991 shares

Common stock outstanding after the offering	297,692,991 shares

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 18,798,555 shares of common stock registered for resale under this prospectus, we would receive approximately $11,141,885 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

Risk Factors

Because we are a development stage company with a very limited history of operations, we are subject to many risks associated with early-stage companies. We are subject to numerous risks, including: uncertainties about our new nuclear fuel designs that have only been partially tested in a research reactor and have not been tested or proven in existing commercial reactors or willingness of reactor operators to adopt our new nuclear fuel designs; risks associated with our Nuclear Fuel Design Business, such as, uncertainties about licensing and regulatory approval process due to significant differences in our fuel designs from fuels currently licensed and used by commercial nuclear power plants, high dependency on U.S. government funding and support for the company’s weapons-grade plutonium disposing fuel without which commercialization of this fuel design is unlikely, intellectual property risk including that the company does not have rights to all the processes and methodologies that are used or may be used or useful in its Nuclear Fuel Design Business, political uncertainties from reliance on Russia as the main site where research and development activities on the company’s fuel designs are being conducted; reliance on Seth Grae and other key individuals who are likely to be a significant factor in our future growth; ongoing significant operating losses that we continue to experience due to a lack of revenue; uncertainty about our liquidity and capital resources; high historical volatility of our stock price and other risks related to holding our stock. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Additional Information

Our corporate headquarters are located at 8300 Greensboro Drive, Suite 800, McLean VA 22102. Our telephone number is (703) 918-4904. We maintain a website at www.thoriumpower.com that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Business Risks

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO JUDGE OUR PROSPECTS.

We are a development stage company. Our fuel design patents and technology have not been commercially used and we have not received any royalty or sales revenue. We are subject to the risks, expenses and problems frequently encountered by companies in the early stages of development.

OUR FUEL DESIGNS HAVE NEVER BEEN TESTED IN AN EXISTING COMMERCIAL REACTOR AND ACTUAL FUEL PERFORMANCE, AS WELL AS THE WILLINGNESS OF COMMERCIAL REACTOR OPERATORS AND FUEL FABRICATORS TO ADOPT A NEW FUEL DESIGN, IS UNCERTAIN.

Nuclear power research and development entails significant technological risk. New designs must be fabricated, tested and licensed before market opportunities will exist. Our fuel designs are still in the research and development stage and while irradiation testing in a test reactor in Russia (which mimics the operating characteristics of an actual commercial reactor) and thermal-hydraulic experiments have been ongoing for several years, the fuel technology is yet to be demonstrated in an existing commercial reactor. We will not be certain about the ability of the fuel we design to perform in actual commercial reactors until we are able to demonstrate our fuel designs. We will also have to establish a relationship with a fuel fabricator to actually produce fuel using our designs. If our fuel designs do not perform as anticipated in commercial use, we will not realize revenues from licensing or other use of our fuel designs.

In addition, there are several technical challenges involved in commercializing thorium based fuels. Some of the technical challenges with our technology identified by the experts at Russian Research Centre Kurchatov Institute (an independent contractor that is closely affiliated with the government of the Russian Federation), Westinghouse Electric Company LLC, and the International Atomic Energy Agency (“IAEA”), include:

•	Fuel fabrication: The relatively high melting point of thorium oxide will require fuel pellet manufacturing techniques that are different from those currently used for uranium pellets.

•
Fuel fabrication: Our metallic seed fuel rod designs are greater than 3 meters long compared to conventional Russian metallic icebreaker fuel rods that we understand are approximately 1 meter long. The longer rods will require new equipment and experience making longer extrusions.

•	Fuel design: Our “seed-and-blanket” fuel assembly design has a detachable central part which is not in conventional fuel designs.

•
Fuel design: Some of our fuel designs include plutonium-zirconium fuel rods which will operate in a soluble boron environment. Current reactor operating experience is with uranium-zirconium fuel in a boron-free environment.

•
Fuel use: Our fuel is expected to be capable of producing more gigawatt days per ton of fuel than is allowed by current reactor licenses, so to gain full economic benefits, reactor operators will have to obtain regulatory approval.

•
Fuel use: The thorium-uranium oxide blanket section in our fuels is expected to produce energy economically for up to 9 years in the reactor core. Conventional uranium fuel demonstrates the cladding can remain corrosion-free for up to 5 years. Testing is needed to prove corrosion resistance for the longer residence time.

•
Fuel reprocessing: The IAEA has identified a number of ways that reprocessing spent thorium fuel will require technologies different from existing uranium fuel reprocessing. Management’s current marketing plans do not assume or depend on the ability to reprocess and recycle spent fuel. Management expects spent thorium fuel will go into long term storage. This is current U.S. government policy for all spent commercial nuclear fuel.

OUR FUEL DESIGNS DIFFER FROM FUELS CURRENTLY LICENSED AND USED BY COMMERCIAL NUCLEAR POWER PLANTS. AS A RESULT, THE LICENSING AND APPROVAL PROCESS FOR OUR FUELS MAY BE DELAYED AND MADE MORE COSTLY, AND INDUSTRY ACCEPTANCE OF OUR FUELS MAY BE HAMPERED.

Our fuel designs differ significantly in some aspects from the fuel licensed and used today by commercial nuclear power plants. Some of the differences between our fuels and those currently used include:

•	use of thorium and uranium oxide mix instead of only uranium oxide,

•	higher uranium enrichment level,

•	seed-and blanket fuel assembly design integrating thorium and uranium,

•	high burn-up levels of seed and blanket,

•	use of metallic seed rods,

•	longer residence time of the blanket in the reactor, and

•
the ability of some of our fuels to dispose of reactor-grade plutonium and/or weapons-grade plutonium through the use of new fuel designs and in reactors that have never used plutonium-bearing fresh fuels.

These differences will likely result in more prolonged and extensive review by the U.S. Nuclear Regulatory Commission and other nuclear licensing authorities and customers. Also, the nuclear industry may be hesitant to switch to another fuel with little or no history of successful commercial use because of the need for additional engineering and testing with no guarantee of success as well as investor reluctance to invest in a new technology when viable existing technologies are available.

OUR PLANS TO DEVELOP OUR THORIUM/WEAPONS-GRADE PLUTONIUM DISPOSING FUEL ARE DEPENDENT UPON U.S. GOVERNMENT FUNDING AND SUPPORT. WITHOUT SUCH SUPPORT, WE ARE UNLIKELY TO BE ABLE TO SERVE THIS MARKET.

Our thorium/weapons-grade plutonium disposing fuel design is highly dependent upon U.S. and perhaps other government funding and acceptance as a technology appropriate to eliminate U.S. and Russian stockpiles of surplus weapons-grade plutonium. In the past, we have faced resistance from some offices within the U.S. Department of Energy (DOE) that support other alternative plutonium disposing technology, particularly mixed plutonium uranium oxide (MOX) fuel designs. The Company has spent a significant amount of funds to gain commercial and market acceptance for its fuel designs. Over the last two years we have spent in excess of $500,000, in the aggregate, including both cash and the fair market value of equity compensation, on third party service providers in connection with these government relations initiatives. We expect to continue spending additional resources on these efforts to gain acceptance. These efforts may not result in funding for our Company or government acceptance of our technologies for plutonium disposition or other government-funded projects.

WE DO NOT HAVE RIGHTS TO ALL OF THE DESIGNS, PROCESSES AND METHODOLOGIES THAT ARE USED OR MAY BE USED OR USEFUL IN OUR BUSINESS IN THE FUTURE. IF WE ARE UNABLE TO OBTAIN SUCH RIGHTS ON REASONABLE TERMS IN THE FUTURE, OUR ABILITY TO EXPLOIT OUR INTELLECTUAL PROPERTY MAY BE LIMITED.

Dr. Alvin Radkowsky invented the thorium fuel technology that we are developing. Upon founding Thorium Power in 1992, Dr. Radkowsky assigned all of his rights in the intellectual property relating to such fuel designs to Thorium Power, Inc. Thorium Power, Inc. then filed patent applications in the United States and other countries and the patents were issued and are held solely by our Company. We are currently conducting fuel assembly design work in Russia through Russian Research Centre Kurchatov Institute, an independent contractor that is closely affiliated with the government of the Russian Federation and other nuclear institutes. We do not have any licensing or other rights to acquire or utilize certain designs, methodologies or processes required for fuel assemblies. If we desire to utilize such processes or methodologies in the future, we must obtain a license or other right to use such technologies from the Kurchatov Institute and other Russian entities that performed work on our project. If we are unable to obtain such a license or other right on terms that the Kurchatov Institute or other Russian entities deem to be reasonable, then we may not be able to fully exploit our intellectual property and may be hindered in the sale of products and services.

WE RELY UPON CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT, INCLUDING SETH GRAE, AND THE LOSS OF MR. GRAE OR ANY OF OUR SENIOR MANAGEMENT WOULD HAVE AN ADVERSE EFFECT ON THORIUM POWER.

Our success depends upon certain members of our senior management, including Seth Grae. Mr. Grae’s knowledge of the nuclear power industry, his network of key contacts within that industry and in governments and, in particular, his expertise in the potential markets for the company’s technologies, is critical to the implementation of our business model. Mr. Grae is likely to be a significant factor in our future growth and success. The loss of the service of Mr. Grae would have a material adverse effect on our Company. We do not have key man insurance policies relating to Seth Grae or any other key individuals and do not anticipate obtaining any such insurance.

THE PRICE OF FOSSIL FUELS OR URANIUM MAY FALL, WHICH WOULD REDUCE THE INTEREST IN THORIUM FUEL BY REDUCING ECONOMIC ADVANTAGES OF UTILIZING THORIUM BASED FUELS AND ADVERSELY AFFECT THE MARKET PROSPECTS FOR OUR FUEL DESIGNS.

Coal, uranium and crude oil prices are currently at historically high levels. Management believes the high cost of these energy sources has resulted in increased interest in other sources of energy such as thorium. If prices of traditional energy sources fall, then the demand that the company expects for thorium based fuels may not materialize. A decrease in demand for thorium based fuels would negatively affect our future operating results.

OUR RESEARCH OPERATIONS ARE CONDUCTED PRIMARILY IN RUSSIA, MAKING THEM SUBJECT TO POLITICAL UNCERTAINTIES RELATING TO RUSSIA AND U.S.-RUSSIA RELATIONS.

Substantially all of our present research activities are in Russia. Our research operations are subject to various political risks and uncertainties inherent in the country of Russia. If U.S.-Russia relations deteriorate, the Russian government may decide to scale back or even cease completely its cooperation with the United States on various international projects, including in the plutonium disposition program and nuclear power technology development programs. If this happened, our research and development program in Russia could be scaled back or shut down, which could have a significant adverse impact on our ability to execute our business model. Furthermore, the Russian institutes engaged in the Thorium Power project are highly regulated and, in many instances, are controlled by the Russian government. The Russian government could decide that the nuclear scientists engaged in our project in Russia or testing facilities employed in this project should be redirected to other high priority national projects in the nuclear sector which could lead to delays or have other significant adverse impact on our project.

WE SERVE THE NUCLEAR POWER INDUSTRY, WHICH IS HIGHLY REGULATED.

The nuclear power industry is a highly regulated industry. We intend to license our fuel designs to nuclear fuel fabricators, which would, in turn, sell the thorium-based nuclear fuel that would be fabricated using our intellectual property to nuclear generating companies. All nuclear companies are subject to the jurisdiction of the United States Nuclear Regulatory Commission, or its foreign equivalents, with respect to the operation of nuclear reactors, fuel cycle facilities and handling of nuclear materials and technologies. The U.S. Nuclear Regulatory Commission, and its foreign equivalents, subject nuclear facilities to continuing review and regulation covering, among other things, operations, maintenance, emergency planning, security and environmental and radiological aspects of those facilities. These nuclear regulatory bodies may modify, suspend or revoke operating licenses and impose civil penalties for failure to comply with applicable laws and regulations such as the Atomic Energy Act, the regulations under such Act or the terms of such licenses. Possession and use of nuclear materials, including thorium-based nuclear fuel, would require the approval of the United States Nuclear Regulatory Commission or its counterparts around the world and would be subject to monitoring by international agencies.

PUBLIC OPPOSITION TO NUCLEAR POWER COULD INCREASE.

Successful execution of our business model is dependent upon public support for nuclear power in the United States and other countries. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The occurrence of another major, Chernobyl-like, nuclear accident could have a significant adverse effect on public opinion about nuclear power and the favorable regulatory climate needed to introduce new nuclear technologies. Strong public opposition could hinder the construction of new nuclear power plants and lead to early shut-down of the existing nuclear power plants. Furthermore, nuclear fuel fabrication and the use of new nuclear fuels in reactors must be licensed by the United States Nuclear Regulatory Commission and equivalent foreign governmental authorities. The licensing process includes public hearings in which opponents of the use of nuclear power might be able to cause the issuance of required licenses to be delayed or denied. In fact, since the Chernobyl nuclear accident, no new nuclear power plant has been built and opened in the United States.

MODIFICATIONS TO EXISTING NUCLEAR FUEL CYCLE INFRASTRUCTURE AS WELL AS REACTORS MAY PROVE TOO EXTENSIVE OR COSTLY.

The existing nuclear fuel cycle infrastructure is predominantly based on low-enrichment uranium oxide fuels. Introduction of thorium based fuel designs, which require relatively higher enriched uranium or plutonium as a source of reactivity, into the existing nuclear fuel cycle supply chain would necessitate certain changes to procedures, processes and equipment used by existing nuclear fuel fabrication facilities and nuclear fuel transportation companies. In addition, our nuclear fuel designs rely on fabrication technologies that in certain material ways are different from the fabrication techniques presently utilized by existing commercial fuel fabricators. In particular, our metallic seed rods must be produced using a co-extrusion fabrication process that was developed in Russia. Presently, most commercial nuclear fuel is produced using a pellet fabrication technology, whereby uranium oxide is packed into small pellets that are stacked and sealed inside metallic tubes. The co-extrusion fabrication technology involves extrusion of a single-piece solid fuel rod from a metallic matrix containing uranium or plutonium seed fuel. While we understand that the co-extrusion fabrication process has been successfully used in Russia for decades to produce one-meter long metallic nuclear fuel rods used in nuclear reactors that propel Russian icebreakers, it must be upgraded and tested to demonstrate its ability to produce longer metallic rods (approximately 3.5-meters long for Russian VVER-1000 reactors) so that our seed fuel can be consistent with the standard length of fuel rods used in existing commercial reactors. Full-size metallic fuel rods have not yet been produced using this fabrication process, and there are no guarantees that this new fabrication technology will be successful.

Deployment of our nuclear fuel designs into existing commercial reactors may require modifications to existing equipment, refueling and fuel handling procedures, and other processes utilized at existing nuclear power plants. The costs of such modifications are difficult to ascertain. While one of our goals is to make our fuel designs as compatible as possible with the design of existing commercial reactors in order to minimize the extent and cost of modifications that may be required, we may not be able to achieve compatibility sufficient to reduce the extent and costs of required modifications enough to make our fuel designs economical for reactor operations.

OUR NUCLEAR FUEL PROCESS IS DEPENDENT ON OUTSIDE SUPPLIERS OF NUCLEAR AND OTHER MATERIALS.

  Production of fuel assemblies using our nuclear fuel designs is dependent on the ability of fuel fabricators to obtain supplies of thorium oxide for the “blanket” component of our fuel assembly design. Fabricators will also need to obtain metal for components, particularly zirconium. These materials are regulated and can be difficult to obtain or may have unfavorable pricing terms. The inability of fabricators to obtain these materials could have a material adverse effect on their ability to market fuel based on our technology.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, PARTICULARLY IN LIGHT OF RUSSIAN INTELLECTUAL PROPERTY LAWS.

Intellectual property rights are evolving in Russia, trending towards international norms, but are by no means fully developed. We work closely with the Kurchatov Institute and other Russian institutes to develop some of our intellectual property and so some of our intellectual property rights derive, or are affected by, Russian intellectual property laws. If the application of these laws to our intellectual property rights proves inadequate, then the Company may not be able to fully avail itself of our intellectual property and our business model may therefore be impeded.

WE MAY NOT BE ABLE TO RECEIVE OR RETAIN AUTHORIZATIONS THAT MAY BE REQUIRED FOR US TO SELL OUR SERVICES  OR LICENSE OUR TECHNOLOGY  INTERNATIONALLY.

The sales and marketing of our  services and technology internationally may also be subject to  US export controls adminstered by the US Department of Energy and/or the US Department of Commerce. US governmental authorizations may be required before we can export our services or technology.  These controls are subject to change and a number of US governmental licensing policies.  If authorizations are required and not granted, our international business plans could be materially affected. Furthermore, the export authorization process is often time-consuming. Violation of export control regulations could subject us to fines and other penalties, such as losing the ability to export for a period of years, which would limit our revenue growth opportunities and significantly hinder our attempts to expand our business internationally.

Financial Risks

WE CONTINUE TO EXPERIENCE SIGNIFICANT OPERATING LOSSES.

We have never realized significant revenues or realized an operating profit from the development of our proprietary nuclear fuel designs. Our acquisition of Thorium Power, Inc. through the merger is being accounted for as a reverse merger and Thorium Power, Inc. is being treated as the accounting acquirer. Since Thorium Power, Inc.’s formation, its operating costs have exceeded its revenue in each year. Thorium Power, Inc. incurred a net loss of approximately $11.7 million for the year ended December 31, 2006. Since Thorium Power, Inc.’s inception in 1992 to December 31, 2006 our operating costs have exceeded our revenues by approximately $27 million, and we will continue to experience significant operating losses in the future until we can demonstrate, deploy and commercialize our proprietary nuclear fuel designs or pursue other growth opportunities in the nuclear power industry. We may not be able to obtain or maintain any level of revenues. If we are unsuccessful in these efforts, we may never achieve profitability.

OUR LIQUIDITY AND CAPITAL RESOURCES ARE UNCERTAIN.

For the year ended December 31, 2006, we had a net loss of approximately $11.7 million. At December 31, 2006, we had a working capital surplus of approximately $8.7 million. During the period from July 1, 2005 through June 30, 2006, we raised gross proceeds of approximately $17,500,000 in private placement transactions. While we expect these proceeds will meet our foreseeable needs in 2007, we will need to raise additional capital by way of an offering of equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity. If we need to obtain additional financing, that financing may not be available or we may not be able to obtain that financing on terms acceptable to us. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.

Risks Relating to the Ownership of Our Securities

THERE MAY BE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT INVESTMENTS, AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE VALUE THEY ORIGINALLY PURCHASED SUCH SHARES.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond its control, including:

o	quarterly variations in operating results;

o	changes in financial estimates by securities analysts;

o	changes in market valuations of other similar companies;

o
announcements by us or its competitors of new products or of significant technical innovations, contracts, receipt of (or failure to obtain) government funding or support, acquisitions, strategic partnerships or joint ventures;

o	additions or departures of key personnel;

o	any deviations in net sales or in losses from levels expected by securities analysts or any reduction in political support from levels expected by securities analysts;

o	future sales of common stock; and

o	results of analyses of mining and resources assets.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of its performance.

BECAUSE OUR SECURITIES TRADE ON THE OTC BULLETIN BOARD, THE ABILITY TO SELL SHARES IN THE SECONDARY MARKET MAY BE LIMITED.

The shares of our common stock are quoted on the NASD OTC Bulletin Board. Because our common stock currently trades on the OTC Bulletin Board, it is subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person’s written consent to the transaction prior to sale. Consequently, these rules may adversely effect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

Because our shares are deemed “penny stocks,” there may be difficulty selling them in the secondary trading market. The Securities and Exchange Commission has adopted regulations, which generally define a “penny stock” to be any equity security that has a market price (as defined in the regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including, without limitation, those concerning our liquidity and capital resources, contain forward-looking statements concerning our operations; financial condition; management forecasts; liquidity; anticipated growth; the economy; future economic performance; future acquisitions and dispositions; potential and contingent liabilities; management’s plans; taxes; and the development and utilization of our intellectual property. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements are not guarantees of performance and by their nature are subject to inherent risks and uncertainties. We caution you therefore that you should not rely on these forward-looking statements. You should understand the risks and uncertainties discussed in the section on “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements.

Any forward-looking information contained in this prospectus speaks only as of the date of the report. Factors or events may emerge from time to time and it is not possible for us to predict all of them. We undertake no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling stockholders pursuant to this prospectus will belong to the selling stockholders. We will not receive proceeds from the sales by the selling stockholders but we may receive funds from the exercise of the warrants, if exercised. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed and traded on the OTC Bulletin Board. The following table sets forth the high and low closing per share sales prices of our common stock as reported on the OTC Bulletin Board for the quarterly fiscal periods presented below. The quotations were obtained from the OTC Bulletin Board website and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

FISCAL YEAR	QUARTER ENDING	HIGH	LOW

2007	Through September 18, 2007	$0.29	$0.18
	June 30, 2007	$0.31	$0.24
	March 31, 2007	$0.42	$0.19

2006	December 31, 2006	$0.30	$0.30
	September 30, 2006	$0.49	$0.44
	June 30, 2006	$0.74	$0.43
	March 31, 2006	$0.88	$0.19

2005	December 31, 2005	$0.28	$0.14
	September 30, 2005	$0.29	$0.13
	June 30, 2005	$0.22	$0.08
	March 31, 2005	$0.22	$0.09

Holders

As of September 18, 2007, our common stock was held by 278 stockholders of record.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Dividends

We have never paid dividends. While any future dividends will be determined by our directors after consideration of the earnings, financial condition and other relevant factors, it is currently expected that available cash resources will be utilized in connection with our ongoing operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with both our unaudited financial statements for the six months ended June 30, 2006 and our audited financial statements for the years ended December 31, 2006 and 2005, together with the notes to those statements, included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions such as statements of our plans, objectives, expectations, and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

General Overview

On October 6, 2006, we acquired Thorium Power, Inc. through a merger transaction. Thorium Power, Inc. was incorporated on January 8, 1992. Thorium Power, Inc. has patented proprietary nuclear fuel designs for use in existing commercial nuclear power plants. The merger was accounted for as a reverse merger and Thorium Power, Inc. is being treated as the accounting acquiror.

As discussed in more detail below, in connection with the merger, we changed our line of business. This new line of business, which is now our only business line, is research and development of proprietary nuclear fuel designs for use in nuclear power plants. We began to shift our focus to this business in anticipation of the merger with Thorium Power, Inc. and, upon completion of the merger, this business is conducted through both Thorium Power, Inc. and the Company. Our historical business preceding the merger was mineral exploration which has been phased out completely and all operations of the Company now revolve around Thorium Power, Inc.’s proprietary nuclear fuel designs, although the Company maintains ownership of mineral rights.

We are primarily engaged in the development of proprietary nuclear fuel designs which we intend ultimately to introduce for sale into three markets: (1) nuclear fuel designs for use in commercial nuclear power plants, (2) nuclear fuel designs for reactor-grade plutonium disposition, and (3) nuclear fuel designs for weapons-grade plutonium disposition. These fuel designs are primarily for use in existing or future VVER-1000 light water reactors. We have also been conducting research and development relating to a variant of these nuclear fuel designs for use in existing pressurized water reactors (PWR).

Our future customers may include nuclear fuel fabricators and/or nuclear power plants, and/or the U.S. or foreign governments.

To date, our operations have been devoted primarily to the development and demonstration of out nuclear fuel designs, developing strategic relationships within and outside of the nuclear power industry, securing political and financial support from the U.S. and Russian governments, the filing of patent applications and related administrative functions. We do not currently have any revenues from our activities in this area and expect that we will not generate licensing revenues from this business for several years, until our fuel designs can be fully tested and demonstrated and we obtain the proper approvals to use our nuclear fuel designs in nuclear reactors. Future revenues could be generated through the licensing of our technology and also by providing other services in the nuclear power industry. Accordingly, we prepare our financial statements as a development stage company in accordance with FASB Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Material Opportunities and Challenges

We believe that a major opportunity for us is the possibility that our fuel designs, which are currently in the research and development stage, will be used in the manufacturing of nuclear fuel utilized in many existing light water nuclear reactors in the future. Light water reactors are the dominant reactor types currently in use in the world and fuels for such reactors constitute the majority of the commercial market for nuclear fuel. Our focus is on three different types, or variants, of thorium fuel designs. The first is designed to provide reactor owner-operators with an economically viable alternative fuel that will not generate weapons-usable plutonium in the spent fuel. The second is designed to dispose of reactor-grade plutonium that has been extracted from spent fuel from commercial rectors and stockpiled in Russia, Western Europe, the U.S., Japan and other countries. The third is designed to dispose of weapons-grade plutonium that is stockpiled in Russia and the United States. All three of these fuel variants are expected to have additional benefits, including reduced volume and reduced long-term radio-toxicity of spent fuel for the same amount of electricity generated, as compared with the uranium fuels that are currently used in light water reactors and as compared with MOX fuel.

Thorium Power, Inc. has been developing relations with relevant entities within the United States and Russian governments for over thirteen years. Thorium Power, Inc., in cooperation with these governments, has been demonstrating its fuel designs in a research reactor in Russia for over three years. Independent analyses of the technology have been performed, including a May 2005 report by the IAEA and a Spring 2005 report by Westinghouse Electric Company LLC (“Westinghouse”). The IAEA and Westinghouse analyses were positive and management believes that they can help lead to the favorable reception of our nuclear fuel designs in the future.

We are also working with Russian nuclear research institutes and Russian nuclear regulatory authorities to have one or more of the fuel designs demonstrated in a Russian VVER-1000 reactor as soon as three years from now, if we are able to obtain necessary support and an agreement with the Russian government. Management believes that it will be necessary to enter into commercial arrangements with one or more major nuclear fuel fabricators, which in many cases are also nuclear fuel vendors, as a prerequisite to having our fuel designs widely deployed in global markets.

Our nuclear fuel designs have never been demonstrated in a full-size commercial reactor. Our planned demonstration of the fuels in a VVER-1000 reactor in Russia would provide operating experience that is critical to reactor owners and regulatory authorities. We believe that once the fuels have been demonstrated in the VVER-1000 reactor, this can help convince other light water reactor operators around the world to accept our thorium fuel designs.

We believe that our greatest challenge will be acceptance of these fuel designs by nuclear power plant operators, which have in the past been hesitant to be the first to use a new type of nuclear fuel. In addition, our fuel designs would require regulatory approval by relevant nuclear regulatory authorities, such as the Nuclear Regulatory Commission in the United States or its equivalent agencies in other countries, before they can be used in commercial reactors. The regulatory review process, which is outside of our control, may take longer than expected and may delay a rollout of the fuel designs into the market. Management believes that demonstration of one of the Company’s fuel designs in a commercial nuclear reactor would make deployment of the other designs easier due to the many similarities that exist among all of our fuel designs.

Thorium Power, Inc. has been building relationships with companies and organizations in the nuclear power industry for several years. We will attempt to cause some or all of these companies and organizations to work in a consortium or a joint venture type arrangement with us in the future, however, we may not be able to develop any such consortium or arrangement in the near term or at all. The companies that we have identified for potential relationships have existing contracts with nuclear power plant owner-operators under which they supply nuclear fuel branded with their name to such nuclear power plants. We will attempt to cause these nuclear fuel vending companies to provide their nuclear power plant operating customers with fuels that are designed with our technology. To do so, we will need to enter into agreements with one or more of these companies. Without such arrangements it would be more difficult for us to license our fuel designs because, in addition to the reputations, guarantees, services, and other benefits that these nuclear fuel vendors provide when selling fuel to nuclear power plant operators, they also often have multi-year fuel supply contracts with the reactor operators. These multi-year fuel supply contracts act as a barrier to entry into the market, such that it can be almost impossible to penetrate some markets for nuclear fuel without working with a nuclear fuel vendor that can support long term contracts. If we are successful in demonstrating our fuel designs in Russia and in continuing to build relationships with nuclear fuel vendors, we believe it may lead to one or more of these major companies in the nuclear power industry working with us in producing and selling our nuclear fuel designs to commercial reactor operators and governments.

Plan of Operation

At June 30, 2007, our total assets were approximately $8,018,694 of which $7,674,955 was cash. Liabilities as of June 30, 2007 totaled approximately $584,656. We had a working capital surplus of $7,205,107 at June 30, 2007.

Management presently expects that our present working capital will meet our foreseeable working capital needs for the next 8 to 10 months from the date of this filing of the Form 10-QSB. Our current average monthly projected working capital requirements, excluding the $5 million of research and development expenses we expect to incur in Russia over the next 12-15 months, as mentioned below, is approximately $500,000 per month (including approximately $100,000 per month for payroll and payroll-related fringe benefits). We will need to raise additional capital by way of an offering of equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity sometime in 2007 in order to insure we have the necessary working capital available to continue our operations in 2008. That financing, however, may not be available or we may not be able to obtain that financing on terms acceptable to us. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.

Over the next 12-15 months we expect to incur approximately $5 million in research and development expenses related to the development of our proprietary nuclear fuel designs. Of the $5 million, the cost of seed and blanket fuel fabrication equipment that would be purchased and used to fabricate trial seed and blanket fuel rods is expected to be approximately $2 million and the cost of nuclear materials used in fabrication of trial seed and blanket fuel rods is estimated at about $850,000. We expect to incur these expenses after we have reached a formal agreement with Russian nuclear entities that will grant us licensing and other rights to use such technologies or intellectual property developed by the Russian entities. Any such agreement would require formal review and approval by the Russian Federal Agency for Atomic Energy (RosAtom). We expect this agreement to be finalized and submitted for formal approval to RosAtom within the next several months and these research expenses to be in the range of approximately $2 million to $2.5 million for fiscal 2007, but it is possible that such expenses could be less or more than those amounts. We spent approximately $35,000 for research and development in 2006 and $155,471 for the six months ended June 30, 2007.

Over the next 3 years, we expect that our research and development activities will be primarily focused on testing and demonstration of our thorium/uranium and thorium/reactor-grade plutonium disposing fuel designs. The main objective of this research and development phase is to prepare for full-scale demonstration of our nuclear fuel technology in an operating commercial VVER-1000 reactor in Russia. Key research and development activities will include: (1) Scaling up the fuel fabrication process to full length (10 feet) rods used in commercial VVER-1000 reactors, (2) Validating thermal hydraulic performance of full size (10 feet) seed and blanket fuel assembly, (3) Performing post-irradiation examination of seed and blanket fuel samples that have been irradiated in a research reactor to confirm fuel performance, and (4) Obtaining final regulatory approvals for insertion of fuel in VVER-1000 commercial reactors. As this research and development program relates to commercial applications of our fuel technology and retaining ownership or control over as much key intellectual property as we possibly can is critical to the long-term success of our licensing business model, our plan is to fully fund these research and development activities ourselves. At the same time, we do not currently plan to fund research, testing and demonstration of our thorium/weapons-grade plutonium disposing fuel, which can only be used in the U.S.-Russia government-to-government weapons-grade plutonium disposition program and has no commercial applications. Hence, funding for any future research and development activities on this fuel design would have to be provided by the U.S. government or other stakeholders.

Additionally, we anticipate increasing our payroll and related fringe benefits costs in our fiscal year ended December 31, 2007, as we are looking to hire a permanent Chief Financial Officer in 2007 to add to our management team.

Results of Operations – Six Months Ended June 30, 2007 and 2006

Six Months Ended June 30, 2007

We had no revenues during the six months ended June 30, 2007.

Our total operating expenses for the six months ended June 30, 2007 were $5,403,938 consisting of:

•	$2,454,734 of stock based compensation;
•	$1,185,030 in professional fees consisting of
o	$320,625 of legal fees
o	$387,696 of public and government relations
o	$138,678 of audit and accounting fees
o	$338,031 of other professional and consulting fees
•	$779,562 of payroll and payroll related expenses
•	$155,471 of research and development expenses;
•	$829,141 in other general and administrative expenses.

Other income and expense was $158,336 of net other income for the six months ended June 30, 2007. This consists primarily of interest income earned of $216,936.

Our net loss was $5,245,602 and $912,348 for the six months ended June 30, 2007 and 2006, respectively. Our cumulative loss from January 8, 1992 to June 30, 2007 was $32,423,591.

Six Months Ended June 30, 2006

We had no revenues in 2006.

Our total operating expenses for the six months ended June 30, 2006 was $356,795 consisting of:

•	$10,000 of research and development expenses
•	$346,795 in other general and administrative expenses consisting of
o	$147,400 of payroll and payroll related expenses
o	$306,822 of professional fees
o	$10,000 of research and development expenses
o	$147,314 of other general and administrative expenses
o
The above increases were offset by an allocation of these expenses to Thorium Power Ltd. by Thorium Power Inc., for expenses incurred on behalf of Thorium Power Ltd. by Thorium Power Inc. prior to the merger on October 6, 2006, total of $264,741

Other income and expense was $555,553 of net other expenses for the six months ended June 30, 2006. This consists primarily of contributions made to the University of Texas of the Permian Basin of $550,000 and $4,500 of foreign currency translation loss.

Results of Operations – Fiscal Years Ended December 31, 2006 and 2005

Fiscal Year 2006

We had no revenues during the fiscal years ended December 31, 2006.

Our total operating expenses for fiscal year 2006 were $12.3 million consisting of:

•	$9.1 million of stock based compensation;
•	$1.5 million in professional fees and other general and administrative expenses;
•	$0.8 million of payroll and severance expenses;
•	$0.6 million in contributions to a nuclear reactor project in Texas; and
•	$0.3 million in consulting expenses.

Other income and expense was $0.6 million for fiscal year 2006. This consists of

•	$1.9 million gain on the fair value of derivative instruments; and
•	$0.1 million of interest income, which was offset by
•	$1.0 million of warrant expense;
•	$0.3 million of registration rights expense; and
•	$0.1 million of stock settlement expense.

Our net loss was approximately $11.7 million in fiscal year 2006.

Since the acquisition by Thorium Power, Ltd. of Thorium Power, Inc. was treated from an accounting perspective as a reverse acquisition, income and loss of Thorium Power, Ltd prior to October 6, 2006 (the date of acquisition) is generally not included in the consolidated financial statements of Thorium Power, Ltd. However, prior to the acquisition, approximately $7.5 million in expenses were incurred by Thorium Power, Ltd. on behalf of Thorium Power, Inc. Consequently, this $7.5 million was allocated to Thorium Power, Inc. This allocation is the result of the application of SEC Staff Accounting Bulletin (SAB) T.1B1.

Fiscal Year 2005

We had no revenues in 2005.

Our total expenses for fiscal year 2005 were $0.8 million consisting of:

•	$0.3 million of stock based compensation;
•	$0.3 million of payroll expenses; and
•	$0.2 million in other general and administrative expenses.

Our net loss was approximately $0.8 million in fiscal year 2005.

Liquidity and Capital Resources – Six Months Ended June 30, 2007 and 2006

As of June 30, 2007 and December 31, 2006, we had cash and cash equivalents of $ 7,674,955 and $10,927,775, respectively. During the quarter ended June 30, 2007, we set up a separate account (“R&D Account”) and designated $5 million of our total cash to be held in this R&D Account. The following table provides detailed information about our net cash flow for all financial statements periods presented in this Report.

Cash Flow

	Six Months Ended June 30,
	2007	2006

Net cash (used in) operating activities	$(3,250,305)	$(1,623,687)
Net cash (used in) investing activities	$0	$(11,346)
Net cash provided (used by) financing activities	$(2,515)	$2,162,961
Net cash (outflow) inflow	$(3,252,820)	$527,928

Operating Activities:

Net cash used for operating activities was $3,250,305 for the six months ended June 30, 2007, which is an increase of $1,626,618  from the $1,623,687  net cash used for operating activities for the same period in 2006. This increase was mainly due to an increase in our operating expenses and an increase in our net loss for the period.

Investing Activities:

Net cash used for investing activities in the six months ended June 30, 2007 was $0, which is a decrease of $11,346 from net cash used for investing activities of $11,346  in the same period of 2006 due to a decrease in the purchase of equipment of $4,682 and a decrease in patent costs of $6,664.

Financing Activities:

Net cash used by financing activities in the six months ended June 30, 2007 totaled $2,515 as compared to $2,162,961 provided by financing activities in the same period of 2006. This decrease of the cash provided by financing activities was mainly attributable to the decrease in proceeds from the issuance of common stock of approximately $2.2 million.

While management expects these proceeds will meet our foreseeable needs for the next 8-10 months, we will need to raise additional capital by way of an offering of equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity. If we need to obtain additional financing, that financing may not be available or we may not be able to obtain that financing on terms acceptable to us. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2006 and 2005

As of December 31, 2006 and December 31, 2005, we had cash and cash equivalents of $10,927,775 and $283, respectively. At March 1, 2007 we had total cash and cash equivalents of $9.5 million. In 2007 we have set up a separate account (“R&D Account”) and have designated $5 million of our total cash to be held in this R&D Account. The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

Cash Flow

	Years Ended December 31,
	2006	2005

Net cash used in operating activities	(3,746,188)	(287,597)
Net cash used in investing activities	(17,625)	(25,957)
Net cash provided financing activities	14,691,305	313,375
Net cash Flow	10,927,492	(179)

Operating Activities:

Net cash used for operating activities was $3,746,188 for the year ended December 31, 2006 which is an increase of $3,458,591 from the $287,597 net cash used for operating activities for the same period in 2005. This increase was mainly due to an increase in overhead expenses.

Investing Activities:

Net cash used for investing activities in the year ended December 31, 2006 was $17,625, which is a decrease of $8,332 from net cash used for investing activities of $25,957 in the same period of 2005 due to the company’s purchase of equipment.

Financing Activities:

Net cash provided by financing activities in the year ended December 31, 2006 totaled $14,691,305 as compared to $313,375 provided by financing activities in the same period of 2005. The increase of the cash provided by financing activities was mainly attributable to $2,202,678 of cash acquired from the issuance of the company’s common stock ($650,000 received from Novastar Resources Ltd prior to the merger) and also $12,742,408 of cash acquired at the merger date (October 6, 2006) from Novastar Resources Ltd. We also purchased 850,000 shares of treasury stock in the open market at a total cost of $255,850.

While management expects these proceeds will meet our foreseeable needs for the next 10-12 months, we will need to raise additional capital by way of an offering of equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity. If we need to obtain additional financing, that financing may not be available or we may not be able to obtain that financing on terms acceptable to us. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.

 Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our business has not been subject to any material seasonal variations in operations, although this may change in the future.

Inflation

As a development stage company, our business, revenues and operating results have not been affected in any material way by inflation. If and when it begins marketing thorium and other minerals, management expects its business will be affected by inflation and commodity price volatility.

Critical Accounting Policies

The SEC issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the SEC has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the following significant policies as critical to the understanding of our financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

Our management expects to make judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. Although we believe that our estimates and assumptions are reasonable, actual results may differ significantly from these estimates. Changes in estimates and assumptions based upon actual results may have a material impact on our results of operation and/or financial condition. We have identified certain accounting policies that we believe are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to the Consolidated Financial Statements attached hereto.

 Deferred tax assets and liabilities

We will recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize deferred tax assets could be impacted. Additionally, future changes in tax laws in the jurisdictions in which we operate could limit our ability to obtain the future tax benefits.

Accounting for Stock Based Compensation, Stock Options and Warrants Granted to Employees and Nonemployees

We adopted the provisions of SFAS 123R, which requires the use of the fair value method of accounting for share-based compensation. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. SFAS 123R also requires measurement of cost of a liability-classified award based on its current fair value.  The fair value of the liability-classified award will be subsequently remeasured at each reporting date through the settlement date.  Change in fair value during the requisite service period will be recognized as compensation cost over that period.  We determine fair value using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the options and the estimated fair value of our ordinary shares and the expected volatility, are required to determine the fair value of the options. If different assumptions had been used, the fair value of the options would have been different from the amount we computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

The options were valued using the Black-Scholes option pricing model. The assumptions used were as follows: volatility of 106% to 275%, a risk-free interest rate of 3.86% to 4.45%, dividend yield of 0% and an exercise term of one to five years.

 Allocation of Expenses between Thorium Power Ltd. and Thorium Power Inc.

We adopted Staff Accounting Bulletin SAB.T.1B1 whereby 2006 expenses incurred by Thorium Power Ltd on behalf of Thorium Power Inc. prior to the merger on October 6, 2006, were allocated to Thorium Power Inc. and included as expenses in the accompanying Consolidated Statements of Operations. This allocation required management to make some estimates on how to allocate certain general and administrative expenses. A total of $7,477,700 of expenses was allocated for the period January 1, 2006 to October 6, 2006, which included $6,602,098 of stock based compensation and $875,602 of general and administrative expenses.

Registration Rights Expense

We incurred an estimated cost of approximately $354,000, captioned in the statement of operations as registration rights expense, due to the late date of a registration statement being declared effective that was filed with the Securities and Exchange Commission, filed in connection with the May 4, 2006 private placement and the Registration Rights agreement. This amount was estimated based on the responses we received from most of the investors. We have not yet settled with all the investors so our total expense could change in future periods, once we resolve this issue with all of the investors.

DESCRIPTION OF BUSINESS

 General Overview

On October 6, 2006, we acquired Thorium Power, Inc. through a merger transaction. Thorium Power, Inc. was incorporated on January 8, 1992. Thorium Power, Inc. has patented proprietary nuclear fuel designs for use in existing commercial nuclear power plants. The merger was accounted for as a reverse merger and Thorium Power, Inc. is being treated as the accounting acquiror.

As discussed in more detail below, in connection with the merger, we changed our line of business. This new line of business, which is now our only business line, is research and development of proprietary nuclear fuel designs for use in nuclear power plants. We began to shift our focus to this business in anticipation of the merger with Thorium Power, Inc. and, upon completion of the merger, this business is conducted through both Thorium Power, Inc. and the Company. Our historical business preceding the merger was mineral exploration which has been phased out completely and all operations of the Company now revolve around Thorium Power, Inc.’s proprietary nuclear fuel designs, although the Company maintains ownership of mineral rights.

We are primarily engaged in the development of proprietary nuclear fuel designs which we intend ultimately to introduce for sale into three markets: (1) nuclear fuel designs for use in commercial nuclear power plants, (2) nuclear fuel designs for reactor-grade plutonium disposition, and (3) nuclear fuel designs for weapons-grade plutonium disposition. These fuel designs are primarily for use in existing or future VVER-1000 light water reactors. We have also been conducting research and development relating to a variant of these nuclear fuel designs for use in existing pressurized water reactors (PWR).

Our future customers may include nuclear fuel fabricators and/or nuclear power plants, and/or the U.S. or foreign governments.

To date, our operations have been devoted primarily to the development and demonstration of our nuclear fuel designs, developing strategic relationships within and outside of the nuclear power industry, securing political and financial support from the U.S. and Russian governments, the filing of patent applications and related administrative functions. We do not currently have any revenues from our activities in this area and expect that we will not generate licensing revenues from this business for several years, until our fuel designs can be fully tested and demonstrated and we obtain the proper approvals to use our nuclear fuel designs in nuclear reactors. Future revenues could be generated through the licensing of our technology and also by providing other services in the nuclear power industry. Accordingly, we prepare our financial statements as a development stage company in accordance with FASB Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Corporate History

We were incorporated under the laws of the State of Nevada on February 2, 1999. During the period from inception until October 6, 2006 we were engaged in businesses other than our current business. On October 6, 2006, we acquired Thorium Power, Inc. in a merger transaction and changed our name to Thorium Power, Ltd. At that time, our operations became the operations of Thorium Power Inc.

The Nuclear Fuel Design Business Story

Before World War II, a then young professor Dr. Edward Teller taught a student named Alvin Radkowsky. Dr. Teller later became one of the most prominent nuclear weapons designers, at the Manhattan Project, and then a lead developer of the hydrogen bomb. Dr. Radkowsky, who never worked on bombs, was the scientific leader of the teams that developed the nuclear reactors that propel submarines and other ships, as well as the first commercial nuclear power plant.

In 1948, H.G. Rickover, who would later be known as Admiral Rickover, proposed the creation of a U.S. nuclear-powered naval fleet. Admiral Rickover believed that the advantages of using nuclear power to propel naval vessels would include the ability of submarines to stay under water for longer periods of time making detection more difficult. Submarines and surface ships, including aircraft carriers, powered by nuclear generators, could also enter combat areas without any need to refuel, obviating the need for refueling tankers to be sent into war zones. Admiral Rickover’s dream had many disbelievers. The idea, which at the time seemed grandiose, would require the design of a nuclear reactor that could fit into a relatively small space within a naval vessel.

By this time, Dr. Teller was one of the most prominent names in physics. When asked by Dr. Teller for a recommendation for Admiral Rickover’s project, Teller referred Dr. Radkowsky, his former student. In 1948 Admiral Rickover hired Dr. Radkowsky as the first Chief Scientist of the Naval Reactors programs. Dr. Radkowsky held that position from the program’s founding in 1948 until he retired from the program in 1972.

In July 1951, the United States Congress authorized the construction of the world’s first nuclear powered submarine. Two and a half years later, on January 21, 1954, First Lady Mamie Eisenhower broke the traditional bottle of champagne across the bow of the ship, that had been named the Nautilus, as it slid into the Thames River in Groton, Connecticut, as the world’s first nuclear powered ship. Dr. Radkowsky was the Chief Scientist for the Naval Reactors project that designed the nuclear power plant of that ship, and all other nuclear powered naval vessels produced during his tenure. The Nautilus shattered all submerged speed and distance records for naval vessels.

In 1953, President Eisenhower asked Admiral Rickover to work on a project that later became known as Atoms for Peace. The project involved the design of the first commercial nuclear power plant on land that could generate electricity. Dr. Radkowsky was asked to be the lead to design the reactor. The reactor was built just outside Pittsburgh, in Shippingport, Pennsylvania, and it began operating on December 2, 1957. It was in operation until October 1982. The groundbreaking for the plant was held in May 1954, with President Eisenhower in attendance, and on May 26, 1958, President Eisenhower opened the plant as the cornerstone of his Atoms for Peace program and marked the beginning of the commercial nuclear power industry. The Shippingport reactor was a light water breeder reactor, and in many ways would be the prototype of all commercial nuclear power plants to follow. Dr. Radkowsky’s name was on key patents as the inventor of the reactor, including the invention of key technologies, without which commercial nuclear power or nuclear propulsion of ships would not be practical. Dr. Radkowsky also designed a thorium-based fuel, in a novel seed-and-blanket configuration, as the original fuel for this first nuclear power plant.

In 1983, Dr. Edward Teller contacted Alvin Radkowsky to encourage Dr. Radkowsky to develop a nuclear fuel that could work in the world’s existing commercial nuclear power plants, but that would not produce nuclear weapons-usable plutonium. Dr. Teller encouraged Dr. Radkowsky to further develop the thorium-based fuels that had been used at the Shippingport reactor, but in an effort to optimize the non-proliferation benefits of thorium-based fuels. Dr. Teller was concerned that plutonium taken from spent fuels could be used to create nuclear weapons. Thereafter, Dr. Radkowsky immediately began working on nuclear fuel designs using thorium.

In 1991, Dr. Radkowsky contacted Seth Grae, our Chief Executive Officer, and asked Mr. Grae to assist him in the development of a company that could create and exploit these fuel designs. At the time, Mr. Grae was a business attorney and Dr. Radkowsky had heard of Mr. Grae’s work with emerging companies and asked Mr. Grae to assist in the establishment of a new company that would later become Thorium Power, Inc. In the 1980s, while in law school, Mr. Grae had represented Soviet refuseniks, who had been scientists at nuclear institutes in Russia, on a pro bono basis. Mr. Grae was interested in high technology development and international cooperation in technology development. Mr. Grae’s father, Joel Grae, met Dr. Radkowsky soon thereafter in New York, and Joel Grae and Dr. Radkowsky founded Radkowsky Thorium Power on January 8, 1992 to develop Dr. Radkowsky’s technology.

In 1993, Thorium Power, Inc., became one of the first Western companies to have discussions with the Russian Kurchatov Institute, where the Soviet Union’s first atomic bomb had been developed, and much of its nuclear reactor technology had been developed. In 1995, Thorium Power’s project at the Kurchatov Institute became one of the first recipients of a grant from the US Department of Energy for nuclear work in Russia. Since its founding in 1992 until its acquisition by us in October 2006, Thorium Power, Inc. has been a privately held company developing the nuclear fuel designs originally invented by Dr. Alvin Radkowsky.

The Nuclear Power Industry

Presently, nuclear power provides approximately 7% of the world’s energy, including 17% of the world’s electricity. According to the International Atomic Energy Agency, there are over 440 nuclear power plants in operation today, mostly light water reactors, with the most dominant types being pressurized water reactors (PWRs), boiling water reactors (BWRs) and VVER reactors (a Russian equivalent of PWRs).

Nuclear power generators, which convert nuclear energy into electricity, are the largest consumers of products and services within the nuclear power industry. The product and service providers that service these customers include both large vertically-integrated nuclear companies that provide a complete array of reactor services and niche providers. These services include reactor design, construction, servicing, and decommissioning; front-end nuclear fuel services (nuclear fuel materials procurement and processing; nuclear fuel design (our market of interest) and fuel fabrication); back-end nuclear fuel services (spent fuel management and reprocessing), transportation, and various other services.

Today the vast majority of commercial nuclear power plants around the world use uranium oxide fuel. This uranium oxide fuel is comprised of uranium enriched up to 5% by uranium-235, with the remaining 95% or more being uranium-238. During irradiation inside a reactor core, some of the uranium-238 isotopes capture a neutron and become plutonium-239, a long-lived fissionable element that can be used to make nuclear weapons. Each year, an average 1,000-megawatt PWR produces over 200 kilograms of reactor-grade plutonium in its spent fuel. The plutonium-bearing spent fuel may be buried in a repository such as the facility being constructed by the US Department of Energy facility at Yucca Mountain, Nevada, recycled so the plutonium is “burned” as nuclear fuel, or used to make nuclear weapons.

All of the above-mentioned options for the disposition of plutonium-bearing spent fuel raise environment, safety, or non-proliferation issues. One recycling technology, used by a small number of nuclear power plants, is mixed oxide (MOX) fuel, a mixture of uranium oxide and recovered plutonium oxide. MOX fuel has never been used in Russian VVER reactors and, due to its higher cost, MOX fuel has never caught on among most nuclear power generators, which prefer the ‘once through” fuel cycle, with spent fuel being stored at a high-level waste repository. MOX fuel, in general occupies only a portion of the reactor core, with the remaining portion containing conventional uranium fuel assemblies which generate weapons-usable plutonium in spent fuel.

Competition

There are four groups of companies that collectively fabricate a large majority of the fuel used in the world’s commercial nuclear power plants: Areva (based in France), Westinghouse Electric Company (based in the United States), General Electric (based in the United States), and AtomStroyExport/Tvel (based in Russia). We do not plan to fabricate fuel for reactors. To do so and directly compete with these four groups of companies would require overcoming high barriers to entry that include the cost of building a nuclear fuel fabrication plant, hiring hundreds of workers, and bundling the fuel sales with services for the reactor (We do not provide reactor services). Within the nuclear power industry there have been companies, such as Belgonucleaire, that have developed nuclear fuel designs and licensed the technology to the larger companies that fabricate the fuel. This is our plan. We plan to partner with one or more of the above four companies that fabricate nuclear fuel and sell it to reactor operators, and receive a royalty for the right to utilize our proprietary intellectual property. To the extent that those four companies currently own and may in the future develop new nuclear fuel designs that can be used in the same types of reactors as those targeted by us, the companies can also be viewed as competitors. To date, we have not entered into formal material negotiations with any of these fuel fabricators regarding the potential licensing of our fuel technology to them.

We face different competition for each of our three markets for our proprietary nuclear fuel designs:

Thorium/uranium fuel

Management believes that our thorium/uranium nuclear fuel will offer significant advantages over conventional uranium fuel, including: (1) enhanced proliferation resistance of spent fuel, (2) improved reactor safety, (3) significantly reduced volume, weight and long-term radio-toxicity of spent fuel, and (4) cost savings in the back-end operations (spent fuel management) of the nuclear fuel cycle. We expect the front-end costs (cost of fresh thorium/uranium fuel) to be cost competitive with conventional uranium fuel. At the same time, the back-end (waste handling) costs are expected to be less than that for conventional uranium fuel due to significantly reduced volume and weight of spent thorium/uranium fuel.

The primary barrier to industry adoption of our fuel designs is that the entire industry infrastructure is based on uranium fuel with enrichments of 3-5%. Our designs require plutonium or more highly enriched uranium (up to 20%). Although the designs can be accommodated by most existing reactors, there are no existing fuel fabrication facilities licensed and capable of fabricating commercial lots of fuel containing the more highly enriched uranium and plutonium. There are also transportation and logistics issues with the fuel that must be addressed.

The primary marketing strategy that we intend to pursue with respect to our thorium/uranium fuel product is to form an alliance or alliances with existing nuclear fuel fabricators, to which we would license our intellectual property rights to our thorium/uranium nuclear fuel. An alternative marketing strategy that we may pursue is to form an international consortium that may involve government and/or private sector entities to build “green field” nuclear fuel fabrication facilities. In that case, we would license our intellectual property rights to the thorium/uranium fuel to the consortium that would own and/or operate the new nuclear fuel fabrication facilities.

Thorium/reactor-grade plutonium disposing fuel

This fuel technology is designed to provide an effective means to dispose of separated reactor-grade plutonium. As of 2004, there were 274 metric tons of separated reactor-grade plutonium (equivalent of 15,000-20,000 nuclear weapons) stored at various locations around the world. According to No Future Plutonium? by Spiez Laboratory, The Swiss NBC Defense Establishment, dated November 2002, another 1,400 metric tons of this potentially weapons useable material are embedded in spent fuel and stored at hundreds of commercial reactor sites around the globe.

Management believes that our thorium/reactor-grade plutonium disposing fuel technology may offer a more economically viable way to dispose of separated reactor-grade plutonium than the mixed oxide (MOX) fuel or long-term storage alternatives. Currently, some nuclear reactor operators, primarily in the European Union and Japan, have their spent fuel reprocessed and re-used in nuclear reactors as MOX fuel. We expect that our thorium/reactor grade plutonium disposing fuel will be less expensive compared to MOX or conventional uranium fuel, assuming that the separated reactor-grade plutonium is available to us at no cost.

The cost of reprocessing spent fuel from reactors and converting it into reactor fuel is typically more expensive than producing new fuel from uranium. Spent reactor fuel has been reprocessed as a method of reducing the amount of nuclear waste in certain locations, particularly in Europe, Russia, and Japan. This reprocessing has resulted in stockpiles of plutonium that has been extracted from the spent reactor fuel. The governments of these countries generally regard this stockpiled plutonium as a liability because they pay to safeguard and secure the plutonium. In these locations, the government may be willing to provide the plutonium free of charge if it can be used to generate electricity in a way that eliminates the plutonium stockpiles. If plutonium can be provided without additional cost, which management believes is likely, and there is no current charge for the reprocessing that occurred in the past, then management believes that our fuel will be substantially less expensive than MOX fuel. If there is a cost for plutonium, then our fuel would still cost much less to produce than MOX, so long as the price charged for plutonium used in our fuel were not substantially higher than the cost of plutonium used in MOX fuel.

The long-term storage alternative faces substantial opposition from the communities chosen as sites, such as Yucca Mountain in Nevada, on grounds of environmental and safety risks. Also, the long life of plutonium means that the stored spent fuel will be a proliferation risk for centuries. The United States and many countries have been committed to the long-term storage alternative for a number of years. In early 2006, in announcing its Global Nuclear Energy Partnership (GNEP), the United States announced that it would work with other countries to develop proliferation-resistant environmentally compatible technologies and processes to promote recycling and reduce the need for storage in long term repositories.

Management believes that benefits offered by thorium/reactor-grade plutonium fuel designs include enhanced proliferation resistance, improved reactor safety, and significantly reduced volume, weight and long-term radio-toxicity of spent fuel.

Our marketing strategy with respect to thorium/reactor-grade plutonium disposing fuel is to educate reactor operators, who presently own stockpiles of separated reactor-grade plutonium and are forced to pay ongoing plutonium storage fees, about the benefits offered by this fuel technology to convince them to recycle these plutonium stockpiles in their reactors using thorium/reactor-grade plutonium disposing fuel. This strategy is attuned with GNEP and the strategies of countries that wish to recycle but are not committed to MOX technology.

Thorium/weapons-grade plutonium disposing fuel

This fuel design (the Radkowsky Thorium Plutonium Incinerator, or RTPI) was developed to meet the needs of the U.S.-Russia plutonium disposition program. It is the policy of those countries to eliminate their extensive stockpiles of surplus weapons grade plutonium. In 2000, the U.S. and Russia signed a bi-lateral agreement, committing each country to dispose of 34 metric tons of surplus weapons-grade plutonium. Originally, a mixed oxide (MOX) fuel technology, promoted by Areva, was selected by the U.S. Department of Energy (DOE) for both the United States and Russia to accomplish this mission.  However, over the past several years, the implementation of the 2000 plutonium disposition agreement has been delayed due to political, financial, and technical issues experienced by the MOX program.  During the fiscal years from 1999-2005, Congress appropriated a total of over $3 billion for the MOX program. Despite such significant funding levels, the MOX program has experienced substantial schedule slippage and has made little progress since 1999 toward accomplishing the goal of plutonium disposition. In the consideration of FY07 appropriations, several members of Congress and Committees have publicly expressed doubts the MOX program should continue.

Management believes that our thorium/weapons-grade plutonium disposing fuel could offer a faster, cheaper, and more effective means to dispose of excess quantities of weapons-grade plutonium by “burning” it using the RTPI fuel design in existing VVER nuclear power plants in Russia (a similar design may be usable in the US and other Western countries). We plan to educate government officials and key decision-makers to convince them to use this technology for the plutonium disposition mission.

Sources and Availability of Raw Materials

We are a fuel designer that intends to license its technology to fuel fabricators. Accordingly, we do not plan to utilize any raw materials in the conduct of our operations. However, the fuel fabricators which potentially will license our fuel designs in the future will need thorium and uranium to fabricate thorium-based fuels.

All of our nuclear fuel designs require both thorium and uranium in the oxide form which are the main raw materials for blanket rods. The seed rods can contain either enriched uranium or plutonium metals mixed with zirconium.

The current demand for thorium is very low. Thorium is sometimes used in government flares, camping lantern wicks and in other products in small quantities. If thorium based fuels become commercially accepted in the nuclear power industry, there would be a significant increase in the demand for thorium. According to the International Atomic Energy Agency, or IAEA, thorium is over three times more naturally abundant than uranium and is found in large quantities in monazite sands in many countries, including, Australia, India, the United States of America, and China. Several companies that process monazite sands to extract rare earth minerals for use in other markets have stockpiled thorium as a byproduct with no significant current market. Currently, there is no large supplier of thorium.

Uranium and zirconium are available to the fuel fabricators from various suppliers at market driven prices. Weapons-grade plutonium, which would be used to fabricate Thorium Power’s weapons grade plutonium disposing fuel, is generally unavailable. However, governments that have developed nuclear weapons capabilities could use our fuel designs to dispose of their excess weapons-grade plutonium. Reactor-grade plutonium is available in Europe, Russia and Japan from reprocessed spent fuel. The transfer and use of reactor-grade plutonium is highly regulated.

Nuclear fuel generally works as a tolling operation. Rather than ordering assembled nuclear fuel, reactor operators separately source (1) uranium, (2) services to convert the uranium into uranium hexafluoride gas that is capable of being enriched, (3) uranium enrichment services, and then (4) pay a nuclear fuel fabricating company to fabricate the enriched uranium into nuclear fuel. We expect that when its fuel is ordered in the future by a reactor operator from a nuclear fuel fabrication company, following the standard nuclear power industry model, the reactor operator will need to provide the thorium materials that the nuclear fuel fabricating company will use to fabricate the nuclear fuel. It will then be necessary for the nuclear reactor operator to obtain thorium material on a timely basis and on acceptable terms. Management believes that reactor operators will readily be able to obtain thorium on a timely basis and on acceptable terms, given that thorium is at least three times as abundant as uranium in the earth, and that the extraction method for thorium is well established and is used for extracting thorium for various small-scale industrial applications.

Dependence Upon Government Support and Cooperation

Management believes that deployment and commercialization of the thorium/uranium and reactor-grade plutonium disposing fuel designs can be largely completed without direct government support. These fuel designs are more dependent on interest in these fuels within the commercial nuclear power industry.

Successful development and deployment of our thorium/weapons-grade plutonium disposing fuel technology, however, is dependent upon government support. This fuel design is being developed for application in the U.S.-Russia plutonium disposition mission that is a government program run by the National Nuclear Security Administration (NNSA) of the U.S. Department of Energy (DOE) and its Russian government counterparts pursuant to the plutonium disposition agreement the United States and Russia entered into in 2000. The total cost to carry out the plutonium disposition mission will be in the billions of dollars. To date, the plutonium disposition program in the United States and Russia has been funded primarily by the U.S. government. The G-8 countries have made funding commitments for approximately $800 million toward the Russian part of the plutonium disposition program but have not yet provided the funds.

In the fiscal year 2004 federal budget cycle, the U.S. Congress appropriated $4 million for testing and evaluation of our thorium/weapons-grade plutonium disposing fuel technology for the plutonium disposition mission in Russia. Additional funding support is required from the U.S. and other governments to complete the development, testing, demonstration and deployment of our thorium/weapons-grade plutonium disposing fuel.

Intellectual Property

Our nuclear fuel technologies are protected by several U.S. and international patents. Our current patent portfolio is comprised of the following patents:

U.S. patents:

o	Patent No. 6,026,136, a seed-blanket unit fuel assembly for a nuclear reactor

o	Patent No. 5,949,837, a nuclear reactor having a core including a plurality of seed-blanket units

o	Patent No. 5,864,593, a method for operating a nuclear reactor core comprised of at least first and second groups of seed-blanket units

o	Patent No. 5,737,375, a nuclear reactor having a core including a plurality of seed-blanket units

The U.S. patents expire August 16, 2014.

International patents:

o	Russia - Patent No. 2,176,826

o	Russia - Patent No. 2,222,837

o	South Korea - Patent No. 301,339

o	South Korea - Patent No. 336,214

o	China - Patent No. ZL 96196267.4

The international patents expire August 16, 2014.

Presently, we are executing a strategy aimed at expanding our intellectual property portfolio.

Regulation

No safety regulatory approval is required to design thorium-based nuclear fuels, although certain technology transfers may be subject to national and international export controls. However, the testing, fabrication and use of nuclear fuels by our future partners and licensees are heavily regulated. The Kurchatov Institute and other locations where our fuel designs may be initially tested require governmental approvals from the host country’s nuclear regulatory authority to test fuel in research reactors and other nuclear testing facilities. The Kurchatov Institute has obtained such approvals from the Russian nuclear regulatory authorities for the ongoing tests of our fuel designs that are taking place at Russian facilities. Nuclear fuel fabricators, which will potentially fabricate fuel using our technology under licenses from us, are similarly regulated. Nuclear power plants that may utilize the fuel produced by these fuel fabricators require specific licenses relating to possession and use of nuclear materials as well as numerous other governmental approvals for the ownership and operation of nuclear power plants.

 Employees

As of September 12, 2006, we had 8 employees, 6 of which were full-time employees. We believe that our relationship with our employees is satisfactory.

We use consultants with specific skills to assist with various business functions including evaluation, finance, due diligence, acquisition initiatives, corporate governance, business development, research and development and government relations.

PROPERTIES

We are obligated to pay approximately $10,000 per month for office rent and approximately another $2,500 per month for other fees for the rented office space located at 8300 Greensboro Drive, Suite 800, McLean, Virginia 22102.  The space is used by our executives for administrative purposes.  The term of the lease expires for one office on April 30, 2007 and for the other offices in the summer of 2007.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

 Directors and Executive Officers

Set forth below are the names of our current directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

SETH GRAE. Mr. Grae, age 43, was named the Chief Executive Officer and President of the Company on March 17, 2006, and effective April 2, 2006, became a director of the Company.

Mr. Grae was the President, the Chief Executive Officer and a director of Thorium Inc. prior to the merger with the Company. Mr. Grae has played an active role in all business activities of Thorium Inc. since its inception in 1992. Mr. Grae led the efforts that resulted in Thorium Inc.’s project at the Kurchatov Institute becoming one of the first grant recipients from the United States Department of Energy (“DOE”) for nuclear non-proliferation-related work in Russia. He is a member of the board of directors of the Bulletin of the Atomic Scientists and has served as co-chair of the American Bar Association’s Committee on Arms Control and Disarmament. As a former member of the board of directors of the Lawyers Alliance for World Security, Mr. Grae helped advise on the drafting of nuclear export control regulations in China and Belarus, and he participated in consultations with the government of India on nuclear power and weapons. On a pro bono basis, he represented refuseniks, who were nuclear scientists, in securing exit visas from the Soviet Union. Mr. Grae obtained his B.A. from Brandeis University cum laude, J.D. from American University, LL.M. in International Law with honors from Georgetown University and M.B.A. from Georgetown University. He has been admitted to the bars of New York, Connecticut, and Florida (all now inactive).

THOMAS GRAHAM, JR. Ambassador Graham, age 73, became a director of the Company on April 2, 2006, and chairman of the board of directors on April 4, 2006.

Ambassador Graham is one of the world’s leading experts in nuclear non-proliferation. He is Chairman of the Board of the Cypress Fund for Peace and Security. Ambassador Graham has served as a senior U.S. diplomat involved in the negotiation of every major international arms control and non-proliferation agreement for the past 35 years, including the Strategic Arms Limitations Talks (SALT), Strategic Arms Reduction Talks (START Treaties), Anti-Ballistic Missile (ABM) Treaty, Intermediate Nuclear Forces (INF) Treaty, Nuclear Non-Proliferation Treaty (NPT), Conventional Armed Forces in Europe (CFE) Treaty and Comprehensive Test Ban Treaty (CTBT). In 1993, Ambassador Graham served as the Acting Director of the U.S. Arms Control and Disarmament Agency (ACDA), and for seven months in 1994 served as the Acting Deputy Director. From 1994 through 1997, he served as the Special Representative of the President of the United States for Arms Control, Non-Proliferation and Disarmament, and in this capacity successfully led U.S. government efforts to achieve the permanent extension of the NPT. He also served for 15 years as the general counsel of ACDA. Ambassador Graham worked on the negotiation of the Chemical Weapon Convention and the Biological Weapons Convention. He drafted the implementing legislation for the Biological Weapons Convention and managed the Senate approval of the ratification of the Geneva Protocol banning the use in war of chemical and biological weapons. He is also Chairman of the Board of Mexco Energy Corporation, an oil and gas exploration company listed on the American Stock Exchange (stock ticker symbol MXC). Ambassador Graham received an A.B. in 1955 from Princeton and a J.D. in 1961 from Harvard University. He is a member of the Kentucky, the District of Columbia and the New York Bars and is a member of the Council on Foreign Relations. He chaired the Committee on Arms Control and Disarmament of the American Bar Association from 1986-1994. Ambassador Graham received the Trainor Award for Distinction in Diplomacy from Georgetown University in 1995.

VICTOR E. ALESSI. Dr. Alessi, age 66, became a director of the Company on August 23, 2006.

Dr. Victor E. Alessi is President Emeritus of the United States Industry Coalition (“USIC”), an organization dedicated to facilitating the commercialization of technologies of the New Independent States (“NIS”) of the former Soviet Union through cooperation with its members. He has held such position since August 1, 2006; prior to becoming President Emeritus, Dr. Alessi held the positions of CEO and President of USIC since 1999. Previously, he was President of DynMeridian, a subsidiary of DynCorp, specializing in arms control, nonproliferation, and international security affairs. Before joining DynMeridian in early 1996, Dr. Alessi was the Executive Assistant to the Director, U.S. Arms Control and Disarmament Agency (“ACDA”). At ACDA he resolved inter-bureau disputes, and advised the Director on all arms control and nonproliferation issues. Dr. Alessi served as Director of the Office of Arms Control and Nonproliferation in the Department of Energy (“DOE”) prior to his work at ACDA, overseeing all DOE arms control and nonproliferation activities. As a senior DOE representative, Dr. Alessi participated in U.S. efforts that led to successful conclusion of the Intermediate Nuclear Forces (INF), Conventional Forces in Europe, Threshold Test Ban, Peaceful Nuclear Explosions, Open Skies, Strategic Arms Reductions Talks Treaties and the Chemical Weapons Convention. In this role, he was instrumental in implementing the U.S. unilateral nuclear initiative in 1991 and was a member of the U.S. delegation discussing nuclear disarmament with Russia and other states of the former Soviet Union. He was in charge of DOE’s support to the U.N. Special Commission on Iraq, to the Nunn-Lugar Initiative, and represented DOE in discussions on the Comprehensive Test Ban (“CTB”) with the other nuclear weapons states before the CTB negotiations began in Geneva in 1994. Dr. Alessi has been the U.S. board member to the International Science and Technology Center in Moscow since its founding. He is also the U.S. board member to the Science and Technology Center in Ukraine. Dr. Alessi is a 1963 graduate of Fordham University, where he also earned a licentiate in Philosophy (Ph.L.) in 1964. He studied nuclear physics at Georgetown University, receiving his M.S. in 1968 and Ph.D. in 1969.

JACK D. LADD. Mr. Ladd, age 57, became a director of the Company on October 23, 2006.

Mr.. Ladd is the Director of the John Ben Shepperd Leadership Institute of the University of Texas, Permian Basin. He has held this position since September 2004. Prior to that time, Mr. Ladd was a practicing attorney with the law firm of Stubbeman, McRae, Sealy, Laughlin & Browder, Inc., in Midland, Texas for 28 years. Mr. Ladd is currently the Chairman of the Texas State Securities Board. Mr. Ladd has almost three decades of experience in public affairs, law, governance, and public service. As a practicing attorney, he has served on numerous civic, educational, religious and governmental boards and committees. He holds the Doctor of Jurisprudence degree from The University of Texas in Austin and a B.A. from the University of Texas in Austin.

DANIEL B. MAGRAW, JR. Mr. Magraw, age 60, became a director of the Company on October 23, 2006.

Mr. Magraw is a leading expert on international environmental law and policy. Mr. Magraw is President and CEO of the Center for International Environmental Law (CIEL). He has held this position since 2001. From 1992-2001, he was Director of the International Environmental Law Office of the US Environmental Protection Agency. He is a member of the U.S. Department of State Study Group on International Business Transactions and was Chair of the 15,000-member Section of International Law and Practice of the American Bar Association. He practiced international law, constitutional law, and bankruptcy law at Covington & Burling in Washington, DC from 1978-1983. Mr. Magraw is a widely-published author in the field of international environmental law. He is a graduate of Harvard University and the University of California, Berkeley Law School. Since 1996, Mr. Magraw has been a member of the board of directors of Thorium Inc., which is now a wholly-owned subsidiary of the Company.

ERIK HÄLLSTRÖM. Mr. Hällström, age 38, became the Chief Operating Officer of the Company on February 1, 2007.

Mr. Hällström is a native of Sweden. He served as a lieutenant in that nation’s military, and as diplomat at the Swedish Embassy in Moscow with a focus on energy, manufacturing and environmental issues. From 1994 - 2002, Mr. H’llström worked with the Boston Consulting Group in Europe and North America, where he managed initiatives to create new high tech businesses and advised numerous multinational companies on their strategic direction. Most recently, from 2003 - 2006, Mr. Hällström served as Senior Vice President of WorldSpace Satellite Radio, an early provider of satellite-based radio to markets in Asia, Europe, the Middle East and Africa. He holds a Master’s degree in Engineering from the Royal Institute of Technology in Sweden, a Master’s degree in Economics and Business Administration from the Stockholm School of Economics and an MBA with distinction from INSEAD in France.

LARRY GOLDMAN. Mr. Goldman, age 50, became the Treasurer and Acting Chief Financial Officer of the Company on June 13, 2006.

Mr. Goldman is a certified public accountant with over 20 years of auditing, consulting and technical experience as a partner in a mid-size New York City based accounting firm, working with a wide variety of companies, assisting them in streamlining their operations and increasing profitability. Prior to joining the Company, Mr. Goldman worked as the Chief Financial Officer, Treasurer and Vice President of Finance of WinWin Gaming, Inc. (OTCBB: WNWN), a multi-media developer and publisher of sports, lottery and other games. Prior to joining WinWin, in October 2004, Mr. Goldman was a partner at Livingston Wachtell & Co., LLP and had been with that firm for the past 19 years. Mr. Goldman is also an independent director and audit committee chairman of Winner Medical Group Inc. (OTCBB: WMDG.OB), a China based manufacturer of medical disposable products and surgical dressings. Mr. Goldman has extensive experience in both auditing and consulting with public companies, and has experience providing accounting and consulting services to the Asian marketplace, having audited several Chinese public companies.

ANDREY MUSHAKOV. Mr. Mushakov, age 30, became the Executive Vice President - International Nuclear Operations of the Company on July 27, 2006.

Mr. Mushakov has served as Treasurer and Secretary of Thorium Power, Inc. since 2003. He is the primary liaison between Thorium Power and the Russian nuclear institutes in Moscow. Mr. Mushakov has expertise in financial analysis, financial planning and budgeting, financial reporting and accounting, structuring business transactions, and government contract negotiations. In 2004, Mr. Mushakov led successful negotiations with officials from the National Nuclear Security Administration and Oak Ridge National Laboratory (ORNL) that resulted in signing of a $3.5 million government contract between ORNL and Kurchatov Institute for work relating to the Thorium Power's nuclear fuel development effort in Russia. His prior experience includes finance-related work in the banking and construction sectors. Mr. Mushakov has the following degrees: PhD in Economics from St. Petersburg State University of Economics and Finance (Russia), MS in Management with excellence (MBA equivalent) from Hult International Business School (formerly the Arthur D. Little School of Management), where he was enrolled as a recipient of the Russian President's Scholarship, and BS in Banking and Finance with honors from the Finance Academy of Russia.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Thorium Power’s bylaws provide that its directors and officers will be indemnified to the fullest extent permitted under the laws of Nevada. Pursuant to Nevada General Corporation law, a corporation may indemnify any of its directors and officers if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. In addition, the Company has obtained a Directors and Officers’ Insurance Policy with AIG for a coverage limit of $10 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of the close of business on the Record Date for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each executive officer, (iii) each of our directors and nominees, and (iv) all of our executive officers and directors as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1) (2)		Percent of Common Stock(3)
Seth Grae	21,500,982		7.03%
Thomas Graham, Jr.	2,586,329		0.87%
Andrey Mushakov	3,244,793		1.08%
Larry Goldman	241,665		0.08%
Daniel B. Magraw	506,774		0.17%
Victor E. Alessi	166,668		0.06%
Jack D. Ladd	253,248		0.08%
Erik Hallstrom	263,889		0.09%
OTC Investments Ltd. 1710-1177 West Hastings St. Vancouver, BC V6E 2L3 Canada	15,000,000	(4)	5.03%
Directors and Officers as a Group (seven people)	28,764,348		9.45%

* Denotes less than 1% of the outstanding shares of Common Stock.

(1)
The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). Including those shares in the table does not, however, constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

(2)
Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

(3)
A total of 297,945,650 shares of the Company’s common stock are considered to be outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(4)	Shares owned as of September 12, 2007, based upon public filings with the SEC

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named executive officers during the 2006 fiscal year.

SUMMARY COMPENSATION TABLE - 2006

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Charles Merchant Interim CEO and COO (1)	2006	0		127,500	(4)	0		127,500
Seth Grae CEO, President and Director (2)	2006	254,762	(3)	5,050,000	(4)	1,319,240	(5)	6,624,002
Andrey Mushakov Executive VP – Int’l Nuclear Operations (6)	2006	148,999		1,050,000	(4)	159,312	(7)	1,358,311
Thomas Graham, Jr. – Chairman (9)	2006	91,722		26,250	(4)	186,567	(8)	304,539

(1)	Mr. Merchant served as the Company’s interim Chief Executive Officer from December 1, 2005 until March 17, 2006.

(2)	Mr. Grae was named the Chief Executive Officer and President of the Company on March 17, 2006, and effective April 2, 2006, became a director of the Company.

(3)	Mr. Grae was paid an additional $345,833 for wages that were accrued and owed for prior years salary.

(4)
The valuation of stock based compensation is based in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, which requires the measurement of the cost of employee services received in exchange for an award of an equity instrument on the grant-date fair value of the award.

(5)
The fair market value of Mr. Grae’s stock options was calculated as of the date of grant using the Black-Scholes option pricing model. Accordingly, the fair value was calculated using a risk-free interest rate of 4.33% and a volatility factor of 283.57%.

(6)	Mr. Mushakov was paid an additional $41,667 for wages that were accrued and owed for prior years salary.

(7)
The fair market value of Mr. Mushakov’s stock options was calculated as of the date of grant using the Black-Scholes option pricing model. Accordingly, the fair value was calculated using a risk-free interest rate of 4.45% and a volatility factor of 122.97%.

(8)
The fair market value of Mr. Graham’s stock options was calculated as of the date of grant using the Black-Scholes option pricing model. Accordingly, the fair value was calculated using a risk-free interest rate of ranging from 3.86% to 4.45%, and a volatility factor ranging from 108.35% to 122.97%.

(9)	Though his official title is Chairman of the Board of Directors, Mr. Graham is considered to be an executive officer of the Company.

Narrative disclosure to summary compensation table

On February 14, 2006, the Company entered into an employment agreement with Seth Grae, wherein the Company agreed to pay to Mr. Grae an annual salary of $275,000 for performing the duties described in the employment agreement. In addition, the Company agreed to issue to Mr. Grae 5,000,000 shares of common stock; all 5,000,000 shares of stock vested immediately on issuance. Mr. Grae’s employment officially commenced on March 17, 2006, the date that the Company obtained D&O liability insurance coverage, and terminates on the fifth anniversary of the date of the agreement.

Also on February 14, 2006, the Company entered into an option agreement with Seth Grae, wherein the Company granted to Mr. Grae 7,200,000 non-qualified stock options, with a term of ten years at an exercise price of $0.795 per share. Mr. Grae’s option vested with respect 6/48 of the total number of shares on the six month anniversary of the option agreement, and the remaining shares vest in equal monthly installments of 1/48 the total number of shares until all shares underlying the Option have vested. Mr Grae’s option will immediately and automatically vest in full upon a Change of Control, the termination of Mr. Grae’s employment by the Company without Cause, or the termination of Mr. Grae’s employment by Mr. Grae for Good Reason. “Change of Control,” “Cause,” and “Good Reason” are each defined in that certain employment agreement between Mr. Grae and the Company, dated February 14, 2006.

Additionally, in December 2006, the Board of Directors granted to Mr. Grae 3 million shares of the Company’s common stock as a year end 2006 bonus.

On July 27, 2006, the Company entered into an employment agreement with Andrey Mushakov, the Company’s Executive Vice President for International Nuclear Operations. Under the terms of the Mr. Mushakov’s employment agreement, the Company agreed to pay Mr. Mushakov an annual base salary of $160,000 as consideration for performance of his duties as an officer of the Company. Since this agreement was entered into prior to the consummation of the acquisition of our subsidiary, Thorium Power, Inc. (“TP Inc.”), the agreement provided that, during the period prior to the acquisition, so long as Mr. Mushakov is also employed as an executive at TP Inc, to the extent that Mr. Mushakov is compensated by TP Inc. for such services, then any cash compensation actually received by the Mr. Mushakov from TP Inc. for services rendered in his capacity as their executive was to be credited towards Mr. Mushakov’s Base Salary. Since the acquisition has already been consummated, all of Mr. Mushakov;s compensation is now paid exclusively by the Company. Mr. Mushakov is also entitled to a bonus of up to 50% of his base salary, as determined by the board of directors of the Company at their discretion.

Additionally, the Company agreed (i) to issue to Mr. Mushakov 1,500,000 shares of common stock of the Company and (ii) to grant to Mr. Mushakov pursuant to the Company’s Second Amended and Restated 2006 Stock Plan, a non-qualified ten-year option for the purchase of 2,250,000 shares of the common stock of the Company, at an exercise price of $0.49 per share. Mr. Mushakov’s option vested with respect 5/48 of the total number of shares on the date of grant, and the remaining shares vest in equal monthly installments of 1/48 the total number of shares until all shares underlying the Option have vested. Mr. Mushakov’s option will immediately and automatically vest in full upon a Change of Control, the termination of Mr. Mushakov’s employment by the Company without Cause, or the termination of Mr. Mushakov’s employment by Mr. Mushakov for Good Reason. “Change of Control,” “Cause,” and “Good Reason” are each defined in that certain employment agreement between Mr. Mushakov and the Company, dated July 27, 2006.

In December 2006, the Board of Directors granted to Mr. Mushakov 1 million shares of the Company’s common stock as a year end 2006 bonus.

On July 27, 2006, the Company entered into an employment agreement with Thomas Graham, Jr., the Chairman of the Company. Under the terms of the Mr. Graham’s employment agreement, the Company agreed to pay Mr. Graham an annual salary of $130,000, as consideration for performance of his duties as an officer of the Company. In addition, the Company agreed to grant to Mr. Graham a ten-year incentive stock option for the purchase of 1,500,000 shares of the common stock the Company, at an exercise price of $0.49 per share. The initial term of the Mr. Graham’s employment agreement is one year and will automatically extend for additional one-year periods unless terminated by either party in accordance with its terms and conditions.

On July 27, 2006, the Company granted to Mr. Graham, pursuant to the Company’s Second Amended and Restated 2006 Stock Plan, a non-qualified ten-year option for the purchase of 1,500,000 shares of the common stock of the Company, at an exercise price of $0.49 per share. Mr. Graham’s option vested with respect 1/36 of the total number of shares on the date of grant, and the remaining shares vest in equal monthly installments of 1/36 the total number of shares until all shares underlying the Option have vested. Mr. Graham’s option will immediately and automatically vest in full upon a Change of Control, the termination of Mr. Graham’s employment by the Company without Cause, or the termination of Mr. Graham’s employment by Mr. Graham for Good Reason. “Change of Control,” “Cause,” and “Good Reason” are each defined in that certain employment agreement between Mr. Graham and the Company, dated July 27, 2006.

On December 15, 2006, the Company and Mr. Graham entered into an agreement whereby the parties cancelled an option, held by Mr. Graham, to purchase 2,562,780 shares of the Company’s common stock at an exercise price of $10.00. In consideration for terminating the options above, the Company then granted to Mr. Graham a non-qualified two-year option for the purchase of 467,242 shares of the common stock of the Company, at an exercise price of $0.30 per share. The pricing and amount of shares granted to Mr. Graham was determined using the Black-Scholes option pricing model, so that the value of the cancelled and newly granted shares was the same.

In June 2007, Mr. Graham and the Company entered into an employment agreement, effective August 1, 2007, that superceded the prior employment agreement dated July 26, 2007. Under the terms of the new agreement, the Company agreed to pay Mr. Graham an annual salary of $210,000, as consideration for performance of his duties as an officer of the Company. In addition, the Company agreed to grant to Mr. Graham a ten-year incentive stock option for the purchase of 1,500,000 shares of the common stock of the Company at an exercise price of $0.27 per share. The initial term of Mr. Graham’s employment agreement is one year and will automatically extend for additional one-year periods unless terminated by either party in accordance with its terms and conditions.

On July 5, 2007, the Company granted to Mr. Graham, pursuant to the Company’s Second Amended and Restated 2006 Stock Plan, a non-qualified ten-year option for the purchase of 1,500,000 shares of the common stock of the Company, at an exercise price of $0.27 per share. Mr. Graham’s option vested with respect 1/36 of the total number of shares on the date of grant, and the remaining shares vest in equal monthly installments of 1/36 the total number of shares until all shares underlying the Option have vested. Mr. Graham’s option will immediately and automatically vest in full upon a Change of Control, the termination of Mr. Graham’s employment by the Company without Cause, or the termination of Mr. Graham’s employment by Mr. Graham for Good Reason. “Change of Control,” “Cause,” and “Good Reason” are each defined in that certain employment agreement between Mr. Graham and the Company, dated August 1, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2006

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Seth Grae, President, CEO and Director	1,500,000 3,844,170 1,486,412	(2) (3)	5,700,000 0 0	N/A N/A N/A	$ $ $	0.795 0.156 0.39	02/14/16 08/17/10 01/31/07	(4)	0 0 0	N/A N/A N/A	0 0 0	0 0 0
Andrey Mushakov Executive VP – Int’l Nuclear Operations	468,750 961,043	(5)	1,781,250 0	N/A N/A	$ $	0.49 0.156	07/27/16 07/07/10		0 0	N/A N/A	0 0	0 0
Thomas Graham, Jr. – Chairman	250,000 467,242		1,244,624 0	N/A N/A	$ $	0.49 0.30	07/27/16 12/15/08		0 0	N/A N/A	0 0	0 0

1.	The vesting schedules for each of the options listed is included in the respective narrative description set forth below.
2.
Mr. Grae was initially granted 150,000 stock options pursuant to his employment with Thorium Power Inc. (“TP Inc.”), prior to the merger with the Company. Upon consummation of the merger on October 6, 2006, and pursuant to the Agreement and Plan of Merger between the Company and TP Inc., these options to purchase 150,000 shares of TP Inc., at an exercise price of $4.00 per share, were converted into options to purchase 3,844,170 shares of the Company at an exercise price of $0.156.

3.
Mr. Grae was initially granted 28,000 stock options pursuant to his employment with TP Inc. prior to the merger with the Company. Upon consummation of the merger on October 6, 2006, and pursuant to the Agreement and Plan of Merger between the Company and TP Inc., these options to purchase 28,000 shares of TP Inc., at an exercise price of $10.00 per share, were converted into options to purchase 1,486,412 shares of the Company at an exercise price of $0.39.

4.	On January 16, 2007, these options were repriced to $0.50 and the term of the option was extended to January 31, 2009; on January 16, 2007, the trading price of the Company’s common stock was $0.38.
5.
Mr. Mushakov was initially granted 37,500 stock options pursuant to his employment with TP Inc. prior to the merger with the Company. Upon consummation of the merger on October 6, 2006, and pursuant to the Agreement and Plan of Merger between the Company and TP Inc., these options to purchase 37,500 shares of TP Inc., at an exercise price of $4.00 per share, were converted into options to purchase 961,043 shares of the Company at an exercise price of $0.156.

Narrative to outstanding equity awards table

This information is located in the narrative to the summary compensation table above.

DIRECTOR COMPENSATION - 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)		Total ($)
Victor Alessi	13,333	0	208,832	(2)	222,165
Jack Ladd	5,000	3,308	199,933	(2)	208,241
Daniel Magraw	5,000	3,308	199,933	(2)	208,241

(1)	There were no outstanding stock awards as of December 31, 2006.
(2)	Each of Messrs. Alessi, Ladd and Magraw have an aggregate of 500,000 option awards outstanding as of December 31, 2006.

Narrative to director compensation table

We currently have three independent directors: Victor Alessi, Jack Ladd and Daniel Magraw. Mr. Alessi became a director of the Company on August 21, 2006. Pursuant to the Independent Director Contract between Mr. Alessi and the Company, Mr. Alessi receives $40,000 in cash per year for acting as a director of the Company. Messrs. Ladd and Magraw became directors of the Company on October 23, 2006. Pursuant to their respective Independent Director Contracts with the Company, each of Messrs. Ladd and Magraw receives $20,000 in cash per year and $20,000 worth of the Company’s common stock per year for serving on the board of directors of the Company.

Additionally, each of Messrs. Alessi, Ladd and Magraw were granted non-qualified options to purchase up to 500,000 shares of the common stock of the Company which shall vest with respect to 1/36 of the total number of shares on the one month anniversary of the date of grant; the remaining shares will subsequently vest 1/36 on the first day of each month thereafter until all options have vested. Each option shall immediately and automatically vest in full upon the termination of the respective director’s employment by the Company without cause.

Except for Messrs. Alessi, Ladd and Magraw, all of our current directors are also our officers and are compensated for the services that they provide to us in their capacity as officers. Other than Messrs. Alessi, Ladd and Magraw, our current directors do not receive any additional compensation for the services they provide to us as directors. Directors are reimbursed for out of pocket expenses incurred as a result of their participation on our board

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth in this item, there are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation SB had or is to have a direct or indirect material interest.

CHANGE IN ACCOUNTANTS

There has been no disagreement with the Registrant's principal accountant, nor has the Registrant's principal account resigned or been dismissed within the two years prior to the date of this prospectus.

SELLING STOCKHOLDERS

An aggregate of 112,544,149 shares of our common stock may be offered for sale and sold pursuant to this prospectus by the selling stockholders. These shares consist of:

•	4,209,998 shares of our common stock issued pursuant to the private placement completed in November 23, 2005;

•	4,208,331 shares of our common stock issued pursuant to the private placement completed on February 14, 2006;

•	38,228,976 shares of our common stock, and 18,441,350 shares underlying warrants issued pursuant to the private placement completed on May 4, 2006; and

•
733,197 shares of our common stock, and 366,599 shares underlying warrants, which represent the current number of securities that may be issued pursuant to the liquidated damages provisions of a registration rights agreement entered into in conjunction with the May 4, 2006 private placement; and

•
46,950,834 shares of our common stock and 107,500 shares underlying warrants that were issued to consultants of the Company or that were issued on the effective date of the merger between Novastar Resources and Thorium Power, Inc. to persons who were affiliates of Thorium Power, Inc. prior to the merger.

These shares are to be offered by and for the respective accounts of the selling stockholders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling stockholders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders).

The following table and notes to the table sets forth, with respect to each selling stockholder:

•	the name of the selling stockholder and any material relationship the selling stockholder has had with us over the past three years;

•	the number of shares of our common stock beneficially owned by the selling stockholder as of the date of this prospectus;

•	the number of shares of our common stock being offered for sale by the selling stockholder pursuant to this prospectus; and

•
the number of shares of our common stock and percentage that will be beneficially owned by the selling stockholder assuming the selling stockholder disposes of all of the shares being offered pursuant to this prospectus.

      Except as set forth in the footnotes to the table below, none of the selling stockholders has held a position as an officer or director of us, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, unless otherwise specified in the footnotes to the table below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.

Unless otherwise specified in the footnotes to the table below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. All persons who are identified as registered broker-dealers or affiliates of registered broker-dealers in the footnotes to the table below are underwriters of the securities listed in the table below opposite their respective names. Further, any entity listed as an affiliate of a registered-broker dealer has represented to us that they acquired the securities to be resold in the ordinary course of business and that at the time of the acquisition they did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.

Name	Beneficial Ownership Before the Offering		Shares of Common Stock included in Prospectus		Beneficial Ownership After the Offering	Percentage of Common Stock Owned After the Offering*

Magnetar Capital Master Fund, Ltd.	15,150,000	(1)	15,150,000	(1)	0	0%

WTC-CIF Technical Equity Portfolio (nominee: Finwell & Co.)	2,590,950	(2)	2,590,950	(2)	0	0%

Raytheon Master Pension Trust (nominee: Bost & Co.)	2,584,650	(3)	2,584,650	(3)	0	0%

Raytheon Master Pension Trust	1,261,200	(4)	1,261,200	(4)	0	0%

WTC-CIF Opportunistic Equity Portfolio (nominee: Finwell & Co.)	1,177,200	(5)	1,177,200	(5)	0	0%

Raytheon Master Pension Trust (nominee: Bost & Co.)	678,000	(6)	678,000	(6)	0	0%

Madeira Partners, L.P.	614,700	(7)	614,700	(7)	0	0%

Madeira Investors (Bermuda) L.P.	594,600	(8)	594,600	(8)	0	0%

The Hartford Mutual Funds, Inc.: The Hartford Capital Appreciation II Fund (nominee: Bamaclewind & Co.)	562,500	(9)	562,500	(9)	0	0%

WTC-CIF Special Equity Portfolio (nominee: Finwell & Co.)	524,205	(10)	524,205	(10)	0	0%

Highfields Capital III LP	3,883,770	(11)	3,883,770	(11)	0	0%

Highfields Capital II LP	1,078,820	(12)	1,078,820	(12)	0	0%

Highfields Capital I LP	431,525	(13)	431,525	(13)	0	0%

Cumberland Partners	1,944,234	(14)	1,944,234	(14)	0	0%

Cumberland Benchmarked Partners, L.P.	1,260,480	(15)	1,260,480	(15)	0	0%

Cumber International S.A.	554,325	(16)	554,325	(16)	0	0%

LongView Partners B, L.P.	437,220	(17)	437,220	(17)	0	0%

Name	Beneficial Before the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Common Stock Owned After the Offering*

Summer Street Cumberland Investors, LLC	185,370	(18)	185,370	(18)	0	0%

HFR HE Platinum Master Trust	109,290	(19)	109,290	(19)	0	0%

Cumberland Long Partners, L.P.	4,845	(20)	4,845	(20)	0	0%

SF Capital Partners Ltd.	3,596,079	(21)	3,596,079	(21)	0	0%

Sunrise Equity Partners, L.P.	2,647,057	(22)	2,647,057	(22)	0	0%

CAMOFI Master LDC	1,835,293	(23)	1,835,293	(23)	0	0%

Whalehaven Capital Fund Limited	1,764,705	(24)	1,764,705	(24)	0	0%

SDS Capital Group SPC, Ltd.	1,835,293	(25)	1,835,293	(25)	0	0%

GUNDYCO ITF Excalibur Limited Partnership	1,560,000	(26)	1,560,000	(26)	0	0%

RHP Master Fund, Ltd.	917,648	(27)	917,648	(27)	0	0%

Springbok Capital Master Fund, LP	278,754	(28)	278,754	(28)	0	0%

David Hovey	1,264,215	(29)	1,039,215	(29)	225,000.08%

Nite Capital	550,680	(30)	550,680	(30)	0	0%

AJW Off Shore Ltd.	433,496	(31)	433,496	(31)	0	0%

Amnon Mandelbaum	352,941	(32)	352,941	(32)	0	0%

Ethel Marie Grossfeld	367,059	(33)	367,059	(33)	0	0%

BH Capital Investmets LP	366,600	(34)	366,600	(34)	0	0%

David M. Lewis	870,000	(35)	870,000	(35)	0	0%

Richard and Linda Grossfeld as Joint Tenants	275,293	(36)	275,293	(36)	0	0%

Aaron Foley	225,000	(37)	225,000	(37)	0	0%

AJW Qualified Partners, LLC	209,222	(38)	209,222	(38)	0	0%

Name	Beneficial Before the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Common Stock Owned After the Offering*
Gloria Kassin	190,587	(39)	190,587	(39)	0	0%

Thomas Heinlein	1,090,500	(40)	1,090,500	(40)	0	0%

Francis X. Colannino	150,000	(41)	150,000	(41)	0	0%

DCM Limited	40,945	(42)	40,945	(42)	0	0%

AS Capital Partners, LLC	93,600	(43)	93,600	(43)	0	0%

Bruce L. Lewis	190,000	(44)	190,000	(44)	0	0%

Marilyn Adler	88,234	(45)	88,234	(45)	0	0%

David Goodfriend	88,234	(46)	88,234	(46)	0	0%

AJW Partners LLC	81,486	(47)	81,486	(47)	0	0%

Jeffrey Grossfeld	36,705	(48)	36,705	(48)	0	0%

Kevin Grossfeld	36,705	(49)	36,705	(49)	0	0%

Michael P. Murphy	23,400	(50)	23,400	(50)	0	0%

New Millenium Capital Partners II, LLC	9,909	(51)	9,909	(51)	0	0%

Aaron Leiben	1,093,333		1,093,333		0	0%

Dynamis Energy Fund L.P.	637,500	(52)	637,500	(52)	0	0%

REF Securities & Co.	333,333	(53)	333,333	(53)	0	0%

John S. Lemak	250,000		250,000		0	0%

Keith Bolognese	166,666		166,666		0	0%

Philippe Allain	150,000		150,000		0	0%

Arthur Veytsman	150,000		150,000		0	0%

Michael Karp	108,333		108,333		0	0%

David S. Cannizzo	83,333		83,333		0	0%

Dynamis Energy Fund Ltd.	75,000	(54)	75,000	(54)	0	0%

Stuart Fox	66,666		66,666		0	0%

David DiRicco (55)	182,291	(55)	182,291	(55)	0	0%

Name	Beneficial Before the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Common Stock Owned After the Offering*
Mark Mamolen	11,628,175		11,628,175		0	0%

Gilliette Lee Chukat and/or Annette M. Radkowsky	10,989,543		10,989,543		0	0%

Thunder Investors, LLC	24,150,825	(56)	24,150,825	(56)	0	0%

Russell Nichols	70,000		70,000		0	0%

Scott Renninger	250,000		250,000		0	0%

Richard P. Howard	1,000,000		1,000,000		0	0%

George Weiss Associates Profit Sharing Plan; George Weiss Associates, Inc. Profit Sharing Plan	666,667	(57)	666,667	(57)	0	0%

David Karp	184,166		106,666		77,500	0.03%

Kenneth M. Ferjo	85,000		85,000		0	0%

Sarah V. Carrasco	10,000		10,000		0	0%

Douglas M. Jones	20,000		20,000		0	0%

Richard J. Tijaden	40,000		40,000		0	0%

Pactrans Limited LLC	10,000	(58)	10,000	(58)	0	0%

Thomas B. Nelis	15,000		15,000		0	0%

Mel W. Ortner	10,000		10,000		0	0%

J.F. Miller Sales Company	35,000	(59)	35,000	(59)	0	0%

John E. Kiesel	200,000		200,000		0	0%

Sean Mulhearn	116,666		116,666		0	0%

Seth M. Shaw	2,376,666		133,333		2,235,000	0.82%

Gary S. Wade	15,000		15,000		0	0%

Raj Pamnani	107,500	(60)	107,500	(60)

Possible Liquidated Damages	1,099,795	(61)	1,099,795	(61)	N/A	N/A

TOTAL SHARES BEING REGISTERED			112,544,149
___________
* Assumes that all of the May 4 Warrants have been exercised and sold.

(1)
Includes 4,950,000 shares of common stock issuable upon exercise of the May 4 Warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owed by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(2)
Includes 863,650 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(3)
Includes 861,550 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(4)
Includes 420,400 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(5)
Includes 392,400 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(6)
Includes 226,000 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(7)
Includes 204,900 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)
Includes 198,200 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(9)
Includes 187,500 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(10)
Includes 174,735 shares of common stock issuable upon exercise of the May 4 Warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(11)
Includes 1,270,590 shares of common stock issuable upon exercise of the May 4 Warrants. Highfields Associates LLC is the General Partner of Highfields Capital III LP.; Jonathan S. Jacobson and Richard L. Grubmann are senior managing members of Highfields LLC and they have voting and/or investment control over the Thorium Power securities held by Highlands Capital Ltd.

(12)
Includes 352,940 shares of common stock issuable upon exercise of the May 4 Warrants. Highfields Associates LLC is the General Partner of Highfields Capital II LP; Jonathan S. Jacobson and Richard L. Grubmann are senior managing members of Highfields LLC and they have voting and/or investment control over the Thorium Power securities held by Highlands Capital II LP.

(13)
Includes 141,175 shares of common stock issuable upon exercise of the May 4 Warrants. Highfields Associates LLC is the General Partner of Highfields Capital I LP; Jonathan S. Jacobson and Richard L. Grubmann are senior managing members of Highfields LLC and they have voting and/or investment control over the Thorium Power securities held by Highlands Capital I LP.

(14)
Includes 620,078 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Cumberland Partners.

(15)
Includes 420,160 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Cumberland Benchmarked Partners, L.P.

(16)
Includes 184,775 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Cumber International S.A.

(17)
Includes 145,740 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Long View Partners B, L.P.

(18)
Includes 61,790 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Summer Street Cumberland Investors, LLC.

(19)
Includes 36,430 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by HFR HE Platinum Master Trust.

(20)
Includes 1,615 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Wilcox, Andrew Wallach, Gary Tynes and Brad Gendell have voting and/or investment control over the Thorium Power securities owned by Cumberland Long Partners, L.P.

(21)
Includes 1,176,471 shares of common stock issuable upon exercise of the May 4 Warrants. Michael A. Roth and Brian J. Stark exercise voting and investment control over the Thorium Power securities owned by SF Capital Partners Ltd. Messrs. Roth and Stark disclaim beneficial ownership of such securities. SF Capital Partners Ltd. is an affiliate of Reliant Trading LLC, which is an NASD registered broker dealer.

(22)
Includes 882,352 shares of common stock issuable upon exercise of the May 4 Warrants. Level Counter, LLC is the General Partner of Sunrise Equity Partners, L.P. The unanimous vote of Nathan Low, Marilyn Adler and Amnon Mandelbaum have voting control of Level Counter, LLC. Each of these individuals is a registered broker-dealer.

(23)
Includes 611,764 shares of common stock issuable upon exercise of the May 4 Warrants. Richard Smithline has voting and/or investment control over the Thorium Power securities held by CAMOFI Master LDC. Mr. Smithline disclaims beneficial ownership of these securities.

(24)
Includes 588,235 shares of common stock issuable upon exercise of the May 4 Warrants. Michael Finkelstein maintains voting power and investment control over the securities held by Whalehaven Capital Fund Limited. Mr. Finkelstein disclaims beneficial ownership of these securities.

(25)
Includes 611,764 shares of common stock issuable upon exercise of the May 4 Warrants. Steve Derby maintains voting and/or investment control over the Thorium Power securities held by SDS Capital Group SPC, Ltd. Mr. Derby disclaims beneficial ownership of the securities except to the extent, if any, of his pecuniary interest.

(26)
Includes 520,000 shares of common stock issuable upon exercise of the May 4 Warrants. Excalibur Capital Management Inc. is the General Partner of GUNDYCO ITF Excalibur LP. William Hechter, president of Excalibur Management Inc. has voting and/or investment control over the Thorium Power securities held by Excalibur LP.

(27)
Includes 305,883 shares of common stock issuable upon exercise of the May 4 Warrants. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management LP, a limited partnership of which the general partner is RHP General Partner LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Thorium Power securities owned by the RHP Master Fund.

(28)
Includes 262,088 shares of common stock issuable upon exercise of the May 4 Warrants. Gavin Saitowitz and Trevor E. Cohen, Managing Members of Springbok Capital Management, LLC, the investment manager of Springbok Capital Master Fund, LP have voting power and investment control over the securities held by Springbok Capital Master Fund, LP.

(29)	Includes 235,294 shares of common stock issuable upon exercise of the May 4 Warrants.
(30)
Includes 183,560 shares of common stock issuable upon exercise of the May 4 Warrants. Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities.

(31)
Includes 138,941 shares of common stock issuable upon exercise of the May 4 Warrants. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the Thorium Power securities held by AJW Offshore Ltd.

(32)	Includes 117,647 shares of common stock issuable upon exercise of the May 4 Warrants. Amnon Mandelbaum is a registered broker-dealer.
(33)	Includes 123,205 shares of common stock issuable upon exercise of the May 4 Warrants.
(34)
Includes 122,200 shares of common stock issuable upon exercise of the May 4 Warrants. Henry Branchfield has voting and/or investment control over the Thorium Power securities held by BH Capital Investments LP.

(35)	Includes 90,000 shares of common stock issuable upon exercise of the May 4 Warrants. David Lewis is a registered broker-dealer.
(36)	Includes 91,764 shares of common stock issuable upon exercise of the May 4 Warrants.
(37)	Includes 75,000 shares of common stock issuable upon exercise of the May 4 Warrants. Aaron Foley is a registered broker-dealer.
(38)
Includes 69,740 shares of common stock issuable upon exercise of the May 4 Warrants. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by MW Manager, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the Thorium Power securities owned by MW Qualified Partners, LLC.

(39)	Includes 63,529 shares of common stock issuable upon exercise of the May 4 Warrants.
(40)	Includes 63,500 shares of common stock issuable upon exercise of the May 4 Warrants.
(41)	Includes 50,000 shares of common stock issuable upon exercise of the May 4 Warrants.
(42)
Includes 39,428 shares of common stock issuable upon exercise of the May 4 Warrants. Gavin Saitowitz and Trevor E. Cohen, Managing Members of Springbok Capital Management, LLC, the investment manager of DCM Limited, have voting power and investment control over the securities held by DCM Limited.

(43)
Includes 31,200 shares of common stock issuable upon exercise of the May 4 Warrants. Andrew Smukler has voting power and investment control over the securities held by AS Capital Partners, LLC. Mr. Smukler disclaims beneficial ownership of these securities. Additionally, Mr. Smukler is Managing Member of JAS Securities, LLC, a registered broker-dealer.

(44)	Includes 30,000 shares of common stock issuable upon exercise of the May 4 Warrants. Bruce Lewis is a registered broker-dealer.
(45)	Includes 29,411 shares of common stock issuable upon exercise of the May 4 Warrants. Marilyn Adler is a registered broker-dealer.
(46)	Includes 29,411 shares of common stock issuable upon exercise of the May 4 Warrants. David Goodfriend is a registered broker-dealer.
(47)
Includes 27,162 shares of common stock issuable upon exercise of the May 4 Warrants. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the Thorium Power securities owned by MW Partners, LLC.

(48)	Includes 12,235 shares of common stock issuable upon exercise of the May 4 Warrants.
(49)	Includes 12,235 shares of common stock issuable upon exercise of the May 4 Warrants.
(50)	Includes 7,800 shares of common stock issuable upon exercise of the May 4 Warrants.
(51)
Includes 3,303 shares of common stock issuable upon exercise of the May 4 Warrants. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the Thorium Power securities owned by New Millennium Capital Partners II, LLC.

(52)
Dynamis Advisors LLC is the General Partner of Dynamis Energy Fund LP, with Alexander H. Bocock, John H. Bocock, Frederic S. Bocock as the managing members. These members have voting power and investment control over the securities held by Dynamis Energy Fund LP.

(53)	Rodd Friedman has voting and/or investment control over the Thorium Power securities held by REF Securities & Co.
(54))
Dynamis Advisors LLC is the General Partner of Dynamis Energy Fund Ltd, with Alexander H. Bocock, John H. Bocock, Frederic S. Bocock as the managing members. These members have voting power and investment control over the securities held by Dynamis Energy Fund Ltd.

(55)	David DiRicco was formerly a consultant to the Company assisting with investor relations.
(56)	Thomas Dykster, President of N. Pritzker Capital Management, has voting power and investment control over the securities held by Thunder Investors.
(57)
George Weiss has voting power and investment control over the securities held by the George Weiss Associates Profit Sharing Plan; George Weiss Associates, Inc. Profit Sharing Plan. Mr. Weiss disclaims beneficial ownership of these securities. Additionally, Weiss Investment Management Services LLC, an affiliate of George Weiss Associates, Inc., is a registered broker-dealer.

(58)	Howard Yamata, Manager of Pactrans Limited LLC (“Pactrans”), has voting and investment control over the Thorium Power securities held by Pactrans.
(59)	John F. Miller, President of J.F. Miller Sales Company, has voting power and investment control over the securities held by J.F. Miller Sales Company.
(60)
Issued to settle a claim my Raj Pamnani that he had a consulting agreement with the Company and was owed money pursuant to such agreement. All 107,500 shares included in this prospectus are shares of common stock issuable upon the exercise of warrants granted to Mr. Pamnani.

(61)
Includes 363,859 shares of common stock underlying common stock purchase warrants, all of which represents the current number of shares that may be issued pursuant to the liquidated damages provisions of a registration rights agreement entered into in conjunction with the May 4, 2006 private placement.

DESCRIPTION OF SECURITIES

GENERAL

Thorium Power’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of September 12, 2007, we had 297,915,650 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

Our board of directors may, without stockholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

No other classes of preferred stock are outstanding.

Our transfer agent and registrar for our common stock is Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado, 80401. Its telephone number is 303.262.0600 and facsimile is 303.262.0632.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 12, 2007, we had 297,915,650 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

 Shares Covered by this Prospectus

        All of the  112,544,149 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock outstandingas of September 12, 2007 was 2,979,156; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

 A total of 44,564,338 of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

A total of 15,192,857 of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP.

EXPERTS

Our financial statements for the years ending December 31, 2006 and 2005 appearing in this prospectus have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, 5296 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107. Our financial statements are included in this Prospectus in reliance upon the said report, given upon such firms’ authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Room 1580, Washington, DC 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

THORIUM POWER, LTD

FINANCIAL STATEMENTS

The following financial statements listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Unaudited Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2007

Audited Consolidated Financial Statements for the Years Ended December 31, 2006 and 2005

THORIUM POWER, LTD
UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Balance Sheets

	(Unaudited)	(Audited)
	June 30,	December 31
	2007	2006
ASSETS

Currrent Assets
Cash and cash equivalents	$7,674,955	$10,927,775
Prepaid expenses & other current assets	106,667	394,443
Total Current Assets	7,781,622	11,322,218

Property Plant and Equipment -net	17,148	21,290

Other Assets
Patent costs - net	217,875	217,875
Security deposits	2,049	2,049
Total Other Assets	219,924	219,924

Total Assets	$8,018,694	$11,563,432

Liabilities and Stockholders' Equity

Current Liabilities
Current portion long term debt	$4,516	$4,739
Accounts payable and accrued liabilities	571,999	1,121,083
Other current liabilities	0	347,690
Warrant liability	0	1,132,440
Total Current Liabilities	576,515	2,605,952

Notes Payable - long term	8,142	10,433

Total Liabilities	584,656	2,616,385

Commitments and contingencies - note 9

Common Stock with Registration Rights
Common Stock subject to continuing registration, $0.001 par value, 36,659,837 shares issued and outstanding at December 31, 2006 - note 6	0	12,041,373

Stockholders' Equity (Deficiency)
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	0	0

Common stock, $0.001par value, 500,000,000 authorized, 297,945,650 shares issued and 297,095,650 shares outstanding at June 30, 2007 and 257,292,000 shares outstanding at December 31, 2005	297,946	257,292
Additional paid in capital - stock and stock equivalents	39,754,503	23,148,560
Deficit accumulated during the development stage	(32,423,591)	(27,177,989)
Common stock reserved for issuance, 1,000,000 shares at June 30, 2007 and 4,000,000 shares at December 31, 2006	350,000	1,200,000
Accumulated other comprehensive income	19,518	18,861
Deferred stock compensation	(308,489)	(285,200)
Treasury stock - 850,000 shares	(255,850)	(255,850)
Total Stockholders' Equity (Deficiency)	7,434,038	(3,094,326)

Total Liabilities and Stockholders' Equity (Deficiency)	$8,018,694	$11,563,432

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,		Cumulative Period from January 8, 1992 (Inception) to June 30,
	2007	2006	2007	2006	2007
Revenue:	$	$	$	$	$
License revenue	0	0	0	0	624,985
Total Revenue	0	0	0	0	624,985

Operating Expenses
General and administrative	2,793,733	346,795	1,265,340	15,822	15,974,363
Research and development expenses	155,471	10,000	129,402	10,000	4,055,960
Stock-based compensation	2,454,734	0	1,119,217	0	13,816,351
Total Operating Loss	5,403,938	356,795	2,513,959	25,822	33,221,689

Other (Income) and Expenses
Gain on fair value of warrant derivatives	0	0	0	0	(1,902,286)
Other income/expense	(216,936)	5,553	(104,350)	4,687	(363,765)
Stock settlement expense	37,160	0	37,160	0	129,420
Registration right expense	21,440	0	21,440	0	375,146
Warrant expense	0	0	0	0	963,387
Contribution	0	550,000	0	550,000	0
Total Other Income and Expenses	(158,336)	555,553	(45,750)	554,687	(798,098)

Net Loss	5,245,602	912,348	2,468,209	580,509	$32,423,591

Other Comprehensive Income (Loss)
Unrealized Gain Marketable Securities	657	0	(8,063)	0

Total Comprehensive Loss	$5,246,259	$912,348	$2,476,272	$580,509

Net Loss Per Common Share, Basic and diluted	$0.02	$0.01	$0.01	$0.01
Weighted Average Number of shares outstanding for the period used to compute per share data	295,979,377	113,079,179	296,784,409	115,718,996

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	6 Months Ended June 30,		Cumulative amounts January 8, 1992 (Inception)
	2007	2006	to June 30, 2007
Operating Activities
Net Loss for the period	$(5,245,602)	$(912,348)	$(32,423,591)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Shares issued for other than cash for payment of expenses	2,645,051	0	14,094,916
Gain on fair value of warrant liability	0	0	(1,902,286)
Depreciation and Amortization	4,142	12,926	361,353
Gain or loss on disposition of assets	0	0	86,855
Warrant Expense	0	0	963,387
Settlement Expense	0	0	92,260
Allocated general and administrative expenses - contributed capital	0	0	290,769
Changes in non-cash operating working capital items:
Prepaid expenses and other current assets	287,776	5,290	10,717
Accounts payable, accrued liabilities and other current liabilities	(941,672)	(464,814)	79,296
Intercompany receivable	0	(264,741)	0
Other assets	0	0	5,518
Net Cash (Used In) Operating Activities	(3,250,305)	(1,623,687)	(18,340,806)

Investing Activities
Purchase of equipment	0	(4,682)	(285,145)
Proceeds from the sale of equipment	0	0	13,583
Acquisition of patents	0	(6,664)	(411,669)
Other assets	0	0	(7,567)
Net Cash (Used In) Investing Activities	0	(11,346)	(690,798)

Financing Activities
Proceeds from Issue of common shares	0	2,193,774	14,498,016
Capitalization of Share Issue costs	0	0	(441,553)
Payments on notes payable and other	(2,515)	(2,383)	12,656
Proceeds of loan - related party	0	0	384,690
Repayment of loan - related party	0	(28,430)	(239,659)
Purchase of treasury stock	0	0	(255,850)
Other	0	0	5,850
Cash acquired in recapitalization of Thorium Power Inc.	0	0	12,742,408
Net Cash Provided By Financing Activities	(2,515)	2,162,961	26,706,558

Net Increase In Cash and Cash Equivalents	(3,252,820)	527,928	7,674,955

Cash and Cash Equivalents, Beginning Of Period	10,927,775	285	0

Cash and Cash Equivalents, End Of Period	$7,674,955	$528,213	$7,674,955

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$524	$1,253	$3,493
Income taxes paid	$-	$-	$-
Non-cash transactions
Conversion of liabilities to equity	$1,410,884	$4,100	$1,514,084

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements

1.  BASIS OF PRESENTATION

The unaudited financial information of Thorium Power Ltd. (the “Company”) and subsidiaries furnished herein has been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflects all adjustments, which in the opinion of management are necessary to fairly state the Company's interim financial position and the results of its operations for the periods presented. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, this report on Form 10-QSB should be read in conjunction with the Company's financial statements and notes thereto included in the Company's Form 10-KSB for the fiscal year ended December 31, 2006. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company's Form 10-KSB for the fiscal year ended December 31, 2006, has been omitted. The results of operations for the six and three-month periods ended June 30, 2007 are not necessarily indicative of results for the entire fiscal year ending December 31, 2007.

2.  NATURE OF OPERATIONS AND MERGER WITH THORIUM POWER INC.

Radkowsky Thorium Power Corp., incorporated in the state of Delaware on January 8, 1992 (“Inception”), changed its name to Thorium Power, Inc. in Apri1 2001. Thorium Power, Inc. is engaged in the development, promotion and marketing of its three patented nuclear fuel designs: (1) Thorium/uranium nuclear fuel, (2) Thorium/reactor-grade plutonium disposing fuel, and (3) Thorium/weapons-grade plutonium disposing fuel. These fuels are designed to be used in existing light water reactors. Presently, we are focusing most of our efforts on demonstrating and testing our nuclear fuel technology for the Russian designed VVER-1000 reactors.

Once our reactor fuels are further developed and tested, we plan to license our intellectual property rights to fuel fabricators, nuclear generators, and governments for use in commercial light water nuclear reactors, or sell the technology to a major nuclear company or government contractor or some combination of the two. We anticipate having our technology fully developed for VVER-1000 reactors and our fuel tested in a VVER-1000 operating reactor by the end of 2010. Presently all our research, testing and demonstration activities are being conducted in Russia. Our research operations are subject to various political, economic, and other risks and uncertainties inherent in Russia.

Our nuclear fuel process is dependent on the ability of suppliers of the mineral thorium, to provide it to our future customers on a timely basis and also on favorable pricing terms. The loss of certain principal suppliers of thorium or a significant reduction in thorium availability from principal suppliers could have a material adverse effect on the future operating results of the Company.

We participate in a highly regulated industry that is characterized by governmental regulation. Our results of operations are affected by a wide variety of factors including general economic conditions, decreases in the use or public favor of nuclear power, the ability of our technology, the viability to safeguard the production of nuclear power and safeguarding our patents and intellectual property from competitors. Due to these factors, we may experience substantial period-to-period fluctuations in our future operating results.

Operations to date have been devoted primarily to continued development of our fuel designs, filing for certain patents relating to our technology, developing strategic relationships within the nuclear industry, securing political and some financial support from the United States and Russian governments, and administrative functions. We, therefore, based on our current operations, prepare our accompanying consolidated financial statements as a Development Stage Enterprise.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Consolidation

These financial statements include the accounts of Thorium Power, Ltd. (a Nevada corporation) and our wholly-owned subsidiary, Thorium Power, Inc. (a Delaware corporation).

On October 6, 2006, a merger took place between Thorium Power, Ltd. and Thorium Power, Inc. For financial reporting purposes, this merger transaction was recorded as a recapitalization of Thorium Power, Inc. , whereby Thorium Power, Inc. is deemed to be the continuing surviving entity for accounting purposes, but through reorganization, has deemed to have adopted the capital structure of Thorium Power, Ltd. Accordingly, all references to common shares of Thorium Power Inc.’s common stock have been restated to reflect the equivalent number of Thorium Power, Ltd.’s common shares.

All significant intercompany transactions and balances have been eliminated in consolidation.

b) Use of Estimates

 The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

These consolidated financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to valuation of stock grants, stock options and stock purchase warrants, and various contingent liabilities. These above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

c) Prior Year Reclassifications

Certain reclassifications have been made to our prior years' financial statements in order to conform to the current year presentation. On our Statement of Operations, certain general and administrative expenses were combined into the one expense caption called general and administrative expenses. These reclassifications had no effect on previously reported results of operations or accumulated deficit of Thorium Power, Inc.

d) Warrants – Adoption of New Accounting Pronouncement

Warrants issued in conjunction with equity financing were accounted for under the Emerging Issues Task Force FSP (“EITF”) Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock'. In December 2006, the FASB approved FSP EITF 00-19-2 Accounting for Registration Payment Arrangements, which establishes the standard that contingent obligations to make future payments under a registration rights arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. The Company has evaluated the effect of how FSP EITF 00-19-2 and FSP EITF Topic D-98 affected these accompanying financial statements. The adoption of FSP EITF 00-19-2 accounting pronouncement on January 1, 2007 changed the classification of the warrant liability, total $1,132,440 at January 1, 2007, to stockholders’ equity (additional paid in capital).

4.  Financial Status and Going Concern Considerations - June 30, 2007

Management anticipates, based on its current projected working capital requirements, that it will have enough working capital funds to sustain its current operations at its current operating level, until sometime during the first calendar quarter of 2008. The Company will therefore need to raise additional capital in 2007, either by having future issuances of its stock or incurring debt in 2007 in order to provide the additional working capital funds required to continue its operations into 2008 and beyond.

5. Research and Development Costs

Research and development costs, amounted to $ 155,471 and $10,000 for the six months ended June 30, 2007 and 2006 respectively, and $129,402 and $10,000 for the three months ended June 30, 2007 and 2006 respectively, and $4,055,960 from January 8, 1992 (Inception) to June 30, 2007

6. Stockholders' Equity

Total Common stock outstanding at June 30, 2007 was 297,095,650. There were also 850,000 shares that were held as Treasury stock at June 30, 2007, bringing the total number of shares issued to 297,945,650. At June 30, 2007, there were 21,779,544 stock purchase warrants and 33,869,910 stock options outstanding, all totaling 352,745,104 of total stock and stock equivalents outstanding June 30, 2007.

a). Common Stock Issued With Registration Rights - Temporary Equity Reclassified to Permanent Equity at June 30, 2007

On May 4, 2006, the Company completed a private placement with certain investors in which it sold an aggregate of 36,659,837 units, consisting of 36,659,837 shares of its restricted common stock and 18,329,98 common stock purchase warrants for $15,580,431. Each unit consists of one share of common stock and one-half of a share purchase warrant. Each whole warrant entitles the holder of the warrant to acquire one additional share of common stock at a price of $0.65 per share and expires twelve months from the closing date of the subscription expiration date or term subsequently extended 6 months.

Under the terms of the sale, the investors were granted registration rights in which the Company agreed to timely file a registration statement to register the common shares and the shares underlying the warrants, obtain effectiveness of the registration statement by the SEC on or before September 1, 2006, and maintain the effectiveness of this registration statement for a pre-set time thereafter. In the event the Company failed to timely perform under the registration rights agreement, the Company agreed to pay the investors liquidated damages in an amount equal to 2% of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof following the date by which the registration statement should have been effective. The initial registration statement was timely filed, however it was not declared effective by the SEC within the allowed time. Accordingly, the Company was liable to the investors for liquidated damages under the registration rights agreement.

The EITF is currently reviewing the accounting for securities with liquidated damages clauses as stated in EITF 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument subject to EITF 00-19. There are currently several views as to how to account for this type of transaction and the EITF has not yet reached a consensus. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in the Company's Own Stock, and EITF 05-04, because of the potential liquidated damages for failure to obtain and maintain an effective registration statement is substantial, the value of the common stock subject to such registration rights should be classified as temporary equity. Additionally, in accordance with EITF 00-19 and the terms of the above warrants, the fair value of the warrants was recorded as a liability, with an offsetting reduction to shareholders' equity. The warrant liability is initially measured at fair value using the Black Scholes option pricing model, and was then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings reported as gain/loss on fair value of warrant derivatives.

The SEC concluded that under EITF 00-19, common stock and warrants subject to registration rights where significant liquidated damages could be required to be paid to the holder of the instrument in the event the issuer fails to maintain the effectiveness of a registration statement for a preset time period, the common stock subject to such liquidated damages does not meet the tests required for shareholders' equity classification, and accordingly must be reflected between liabilities and shareholders' equity in the balance sheet until the conditions are eliminated. In analyzing instruments under EITF 00-19, the likelihood or probability related to the failure to maintain an effective registration statement is not a factor.

Based on the above interpretation, as of May 4, 2006, the Company classified $12,041,373 for the value of common stock subject to registration rights as temporary equity instead of shareholders' equity. In addition, the Company measured the initial fair value of the warrants on May 4, 2006 at $3,539,058 and classified at that date the fair value of the warrants as warrant liability instead of shareholders' equity.

At the end of each reporting period, the value of these warrants was re-measured based on the fair value of the underlying shares, and changes to the warrant liability and related “gain or loss in fair value of the warrants” was recorded as a non-cash charge or credit to earnings. The warrant liability was reclassified to shareholders' equity when the Company adopted a new accounting pronouncement FSP EITF 00-19-2 as mentioned above in 2007.

The SEC has recently issued further guidance on EITF Topic No. D-98 (financial statement classification of securities issued between permanent equity and temporary equity), and this SEC staff guidance specifically mentions that registration payment arrangements are considered to be a separate unit of account, and these registration payment arrangements are now accounted for in accordance with FASB Staff Position FSP EITF 00-19-2 as a contingent obligation and not part of the classification of equity. Therefore the SEC staff has generally concluded that the classification of financial instruments between permanent equity and temporary equity should not take into account the registration payment arrangement. The Company has no registration payment liabilities as of June 30, 2007. Based on the above, the Company classified $12,041,373 for the value of common stock subject to registration rights as permanent equity instead of temporary equity at June 30, 2007.

b) Share-based Compensation

The Company has in place a stock-based compensation plan to reward for services rendered by officers, directors, employees and consultants. On July 17, 2006, the Company amended this stock plan. The Company has reserved 75,000,000 shares of common stock of its unissued share capital for the stock plan. Other limitations are as follows:

i).	No more than 37,500,000 options can be granted for the purchase of restricted common shares.

ii).	No more than 8,000,000 options can be granted to any one person.

iii).	No more than 5,000,000 options can be granted to any one person for the purchase of restricted common shares.

On January 1, 2006, the Company adopted FAS-123R. In March 2005, the SEC staff expressed their views with respect to FAS-123R in Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”). SAB 107 provides guidance on valuing options. Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by FAS-123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company adopted FAS-123R using the modified-prospective-transition method. Under that transition method, compensation cost recognized in future interim and annual reporting periods includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS-123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS-123R.

The adoption of FAS-123R had no effect on cash flow from operations or cash flow from financing activities for the three months ended June 30, 2007. FAS-123R requires the cash flows from tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified as financing cash flows. Prior to the adoptions of FAS-123R, excess tax benefits would have been classified as operating cash inflows. The Company has not recognized, and does not expect to recognize in the near future, any tax benefit related to stock-based compensation costs as a result of the full valuation allowance on our net operating loss carry forwards.

The Company recognizes share-based compensation expense for all service-based awards with graded vesting schedules on a straight-line basis over the requisite service period for the entire award. Initial accruals of compensation expense are based on the estimated number of shares for which requisite service is expected to be rendered. Estimates are revised if subsequent information indicates that forfeitures will differ from previous estimates, and the cumulative effect on compensation cost of a change in the estimated forfeitures is recognized in the period of the change.

For awards with service conditions and graded vesting that were granted prior to the adoption of FAS-123R, the Company estimates the requisite service period and the number of shares expected to vest and recognize compensation expense for each tranche on a straight-line basis over the estimated requisite service period of the award or over a period ending with an employee's eligible retirement date, if earlier. Adjustments to compensation expense as a result of revising the estimated requisite service period are recognized prospectively.

Total stock options outstanding at June 30, 2007 were 33,869,910 and 16,269,922 of these total options were vested at June 30, 2007.

Stock option transactions to the employees, directors, advisory board members and consultants are summarized as follows:

June 30, 2007
Stock Options Outstanding
Outstanding – Beginning of Period	34,578,993
Issued	5,686,412
Expired	(6,395,495)
Forfeited	-
Outstanding end of the period	33,869,910
Options excercisable at the end of the period	16,269,922

The above table includes options issued and outstanding as of June 30, 2007 from Thorium Power, Ltd. as follows:

i).	A total of 4,700,000 non-qualified 10 year options have been issued by Thorium Power, Ltd., to advisory board members at exercise prices of $0.25 to $0.64 per share.

ii).	A total of 6,000,000 non-qualified 5 year options have been issued to advisory board members.

iii).
A total of 17,403,654 non-qualified 2 year, 5 year and 10 year options have been issued to directors and officers of the Company, at exercise prices of $0.30 to $0.80 per share. From this total, 7,200,000 options were issued to Chief Executive Officer who is also a director, on February 14, 2006, with a remaining contractual life of 8.8 years. On January 16, 2007 our Chief Executive Officer was issued 1,486,412 options to replace the same number of stock options he was granted from Thorium Power, Inc, prior to the merger, that were expiring January 2007. The exercise price of these options was increased from its original strike price of $0.39 per share to $0.50 per share with a new contractual life of 2 years. Also from the total options cited above, 1 million options were issued to our Chief Operating Officer, pursuant to an employment agreement, on February 1, 2007 at an exercise price of $0.35 per share, vesting over 4 years with the first 6 months vesting on August 1, 2007, with a contractual term of 10 years.

The following table provides certain information with respect to the above-referenced stock options that are outstanding and exercisable at June 30, 2007:

	Stock Options Outstanding		Stock Options Vested
Exercise Prices	Number of Awards	Weighted Average Remaining Contractual Life – Years	Number of Awards	Weighted Average Exercise Price
$0.16 - $0.25	8,266,256	5.08	6,432,924	$0.18
$0.30-$0.39	3,192,242	5.94	1,010,299	$0.33
$0.45-$0.51	13,211,412	5.92	5,593,363	$0.48
$0.64-$0.80	9,200,000	8.68	3,233,336	$0.77

Total	33,869,910	6.15	16,269,922	$0.47

Assumptions used in the Black Scholes option-pricing model are as follows:

The aggregate intrinsic value of stock options outstanding at June 30, 2007 was $ 790,016 of which $ 735,016 relates to vested awards. Intrinsic value is calculated based on the difference between the exercise price of the underlying awards and the quoted price of our common stock as of the reporting date ($0.28 per share as of June 30, 2007)

June 30, 2007
Average risk-free interest rate	4.18% - 4.45%
Average expected life	5 years
Expected volatility	96% - 275%
Expected dividends	0%

During the six and three months ended June 30, 2007, $ 2,454,734 and $ 1,119,217 respectively was recorded as stock-based compensation expense in the statement of operations. The result of all the above stock option grants included in stock-based compensation in the statement of operations, totaled $2,128,023 and $951,000 respectively, for the six and three months ended June 30, 2007 (non-deductible for tax purposes, may provide a tax deduction for the Company when exercised). Stock compensation to executive officers totaled $29,167. This compensation was recorded as a result of the issuance of 1 million shares of restricted stock to the Company’s new Chief Operating Officer, pursuant to an employment agreement entered into effective February 1, 2007. These shares vest monthly over a 36 month period and the exercise price was $0.35 per share on the date of the agreement. This stock issuance resulted in a total stock compensation expense of $350,000, to be recognized over a 36 month period starting February 1, 2007. For the six and three months ended June 30, 2007, $48,611 and $19,444 respectively of this total compensation amount was recognized as stock compensation expense and the remaining amount $301,389 was recorded as deferred stock compensation, a contra equity account on the balance sheet. [Some stock volatility factors used by the Company for five option grants in its fiscal year ended June 30, 2006 were calculated for Black Scholes using the term of the option, which is general practice, as opposed to using the announcement date of the merger, January 5, 2006, which was later determined to be a more applicable date range, as the announcement date was the date the stock market reflected the merger in the valuation of the Company's stock. This difference in these volatility factors for these five option grants is not material to these financial statements, therefore, no current adjustment to the volatility factors was made to these financial statements for these five option grants and we have decided to continue to use these factors for future expense recognition of options under SFAS #123R.

c). Warrants

At June 30, 2007, there were 21,779,544 warrants outstanding.

At June 30, 2007 the range of warrant prices for shares under warrants and the weighted-average remaining contractual life are as follows:

	Warrants Outstanding and Exercisable
Warrants - Exercise Price	Number of Warrants	Weighted Average Remaining Contractual Life – Years
$0.39	1,345,460	0.65
$0.50 (Assumed from Thorium Power Ltd.)	2,104,166	0.25
$0.65 (Assumed from Thorium Power Ltd.)	18,329,918	0.35
Total	21,779,544	0.36

The investors in the March 30, 2006 and May 4, 2006 private placements received detachable warrants for the purchase of 2,104,166 and 18,329,918 shares of common stock, respectively, which were valued at $281,117 and $3,539,058, respectively. For purposes of estimating the intrinsic fair value of each warrant as of dates of the private placements, the Company utilized the Black Scholes option-pricing model. The Company estimated the fair value of the warrants assuming no expected dividends and the following weighted-average assumptions:

June 30, 2007
Average risk-free interest rate	2.86% - 4.30%
Average expected life	1 year
Expected volatility	142% - 153%
Expected dividends	0%

d). Common Stock and Warrants reserved for Future Issuance

Common stock and warrants reserved for future issuance consists of:

	Shares of Common Stock	Stock Purchase Warrants	Amount
Stock-based Compensation	1,000,000	0	$350,000

7.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting and the amounts recognized for income tax purposes. The significant components of deferred tax assets (at a 40% effective tax rate) as of June 30, 2007 are as follows:

	Total Amount	Deferred Tax Asset Amount
Assets
Stock-based compensation	$4,472,034	$1,788,814
Approximate net operating loss	27,914,397	11,165,759
Less: valuation allowance	(32,386,431)	(12,954,573)
	$-	$-

Management believes that it is more likely than not that the forecasted taxable income will not be sufficient to utilize the tax carryforwards of approximately $27,914,397, before its expiration in 2012 to and 2027 to fully recover the asset. As a result, the amount of the deferred tax assets considered realizable was reduced 100% by a valuation allowance. In the near term, if estimates of future taxable income are increased, such an increase will change the valuation allowance. The Company has no other deferred tax assets or liabilities. The Company will also be subject to limitations under Internal Revenue Code Section 382 regarding the use of its net operating loss carryforwards in future tax years.

8.  Research Agreement

The Company has recently reached an agreement with Federal State Unitary Enterprise “Red Star”, a Russian government owned entity, on all terms of a contract whereby Thorium Power's seed and blanket fuel designs will undergo further irradiation testing with the goal of moving toward deployment within full-sized commercial reactors. The Company is also working on finalizing a Cooperative Research Agreement and a Joint Venture agreement with Red Star. These agreements are subject to approval by the Russian Federal Agency for Atomic Energy (RosAtom), which the Company expects to be completed during 2007.

9.  Commitments and Contingencies

Firm Price Commitments

The Company entered into a firm price commitment agreement with the University of Texas of the Permian Basin (“UTPB”), in connection with its participation in the pre-conceptual design phase for the construction of a high-temperature test and research reactor in Texas. The agreement had created a commitment by the Company for a minimum of $1.25 million financial contribution toward the project. A minimum payment of $50,000 on the agreement was due and paid on February 22, 2006, with 10 additional conditional contributions totaling $1.2 million due by December 31, 2006. A total of $550,000 has been paid as of December 31, 2006 and these amounts were recorded as donations, under the caption general and administrative expenses.

The terms of this agreement allow either party to terminate the agreement at any time upon giving written notice of termination. The Company, after having further detailed discussions with UTPB regarding the use of the $550,000 donations that were made to UTPB in 2006 and the terms of the agreement, it was understood between the parties that if future donations were to be given, they would be given at the discretion of Thorium Power based on the future use of these funds.  Therefore, it is management's assessment and opinion, that under the terms of this agreement, the Company has no further obligations to fund the additional $675,000 to UTPB project; any future funding will be made at the discretion of Thorium Power, subject to the condition that the proceeds are directed by UTPB to the Company’s nuclear research or other development work related to its Thorium based fuel designs, as agreed to by the parties.

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has employment agreements with its executive officers, the terms of which expire at various times. Such agreements provide for minimum compensation levels, as well as incentive bonuses that are payable if specified management goals are attained. Under each of the agreements, in the event the officer's employment is terminated (other than voluntarily by the officer or by the Company for cause or upon the death of the officer), the Company, if all provisions of the employment agreements are met, is committed to pay certain benefits, including specified monthly severance.

AUDITED FINANCIAL STATEMENTS
THORIUM POWER, LTD
DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Thorium Power, Ltd.
Washington, DC

We have audited the accompanying consolidated balance sheets of Thorium Power, Ltd. (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thorium Power, Ltd. (a development state company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders' deficit, and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Since our previous report dated March 19, 2007 as described in the Introductory Note, the Company discovered a material error in its presentation of stock issue costs in the statements of cash flows and the presentation of outstanding shares of common stock in the statement of stockholders deficiency. However, the Company has restated the financial statements to reflect the correction of these errors.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 19, 2007, except the Introductory Note, which is dated July 5, 2007

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31	December 31
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$10,927,775	$283
Prepaid expenses & other current assets	394,443	6,280
Total Current Assets	11,322,218	6,563

Property Plant and Equipment -net	21,290	21,215

Other Assets
Patent costs - net	217,875	211,211
Security deposits	2,049	7,567
Total Other Assets	219,924	218,778

Total Assets	$11,563,432	$246,556

Liabilities and Stockholders' Deficiency

Current Liabilities
Current portion long term debt	$4,739	$4,135
Accounts payable and accrued liabilities	1,121,083	938,776
Other current liabilities	347,690	0
Warrant liability	1,132,440	0
Note payable	0	45,930
Total Current Liabilities	2,605,952	988,841

Notes Payable - long term	10,433	14,818

Total Liabilities	2,616,385	1,003,659

Commitments and contingencies - note 10

Common Stock with Registration Rights
Common Stock subject to continuing registration, $0.001 par value, 36,659,837 shares issued and outstanding at December 31, 2006, 0 at December 31, 2005	12,041,373	0

Stockholders' Deficiency
Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	0	0
Common stock, $0.001par value, 500,000,000 authorized, 257,291,709 shares issued and 256,441,709 shares outstanding (December 31, 2005, equivalent shares outstanding 86,185,881)	257,292	168,149
Additional paid in capital - stock and stock equivalents	23,148,560	14,544,410
Deficit accumulated during the development stage	(27,177,989)	(15,469,662)
Common stock reserved for issuance, 4,000,000 shares	1,200,000	0
Accumulated other comprehensive income	18,861	0
Deferred stock compensation	(285,200)	0
Treasury stock - 850,000 shares	(255,850)	0
Total Stockholders' Deficiency	(3,094,326)	(757,103)

Total Liabilities and Stockholders' Deficiency	$11,563,432	$246,556

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
(Restated)

	Year End December 31,		Cumulative Period from January 8, 1992 (Inception) to (unaudited) 2006
	2006	2005	December 31,
Revenue:
License revenue	$0	$0	$624,985
Total Revenue	0	0	624,985

Operating Expenses
General and administrative	3,150,243	440,003	13,154,561
Research and development	34,400	17,500	3,926,558
Stock-based compensation	9,131,746	303,055	11,361,617
Total Operating Loss	12,316,389	760,558	27,817,751

Other Income and Expenses
Gain on fair value of derivative instruments	1,902,286	0	1,902,286
Other income/expense	115,128	54	146,829
Stock settlement expense	(92,260)	0	(92,260)
Registration right expense	(353,706)	0	(353,706)
Warrant expense	(963,387)	0	(963,387)
Total Other Income and [Expenses]	608,061	54	639,762

Net Loss	11,708,328	760,504	27,177,989

Other Comprehensive Income (loss)
Unrealized Gain - Marketable Securities	18,861	0
Total Comprehensive Loss	$11,689,467	$760,504

Net Loss Per Common Share, Basic and diluted	$(0.08)	$(0.01)
Weighted Average Number of shares used to compute per share data	153,733,780	105,463,178

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	Years Ended December 31,		Cumulative Amounts January 8, 1992 (Inception) to December 31, 2006
	2006 (Restated)	2005	(unaudited) (Restated)
Operating Activities
Loss for the year	$(11,708,327)	$(760,504)	$(27,177,989)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Shares issued for other than cash for payment of expenses	9,131,746	303,055	11,449,866
Gain on fair value of derivative instruments	(1,902,286)	0	(1,902,286)
Depreciation and Amoritzation	10,886	22,704	357,211
Gain or loss on disposition of assets	0	3,710	86,855
Warrant Expense	963,387	0	963,387
Settlement Expense	92,260	0	92,260
Allocated general and administrative expenses - contributed capital	290,769	0	290,769
Changes in non-cash operating working capital items:
Prepaid expenses and other current assets	(270,779)	525	(277,059)
Accounts payable and accrued liabilities	(220,201)	142,913	718,576
Other assets	5,518	0	5,518
Other current liabilities	302,392	0	302,392
Net Cash (Used In) Operating Activities	(3,304,635)	(287,597)	(15,090,500)

Investing Activities
Purchase of equipment	(10,961)	(22,217)	(285,145)
Proceeds from the sale of equipment	0	937	13,583
Acquisition of patents	(6,664)	(4,523)	(411,669)
Other assets	0	(154)	(7,567)
Net Cash (Used In) Investing Activities	(17,625)	(25,957)	(690,798)

Financing Activities
Issue of common shares	2,202,678	260,992	14,498,016
Disbursements - stock issue costs	(441,553)	-	(441,553)
Payments on notes payable and other	(3,781)	18,952	15,171
Proceeds of loan - related party	0	85,227	384,690
Repayment of loan - related party	0	(51,796)	(239,659)
Purchase of treasury stock	(255,850)	0	(255,850)
Other	5,850	0	5,850
Cash acquired in recapitalization of Thorium Power Inc.	12,742,408	0	12,742,408
Net Cash Provided By Financing Activities	14,249,752	313,375	26,709,073

Net Increase In Cash and Cash Equivalents	10,927,492	(179)	10,927,775

Cash and Cash Equivalents, Beginning Of Period	283	462	0

Cash and Cash Equivalents, End Of Period	$10,927,775	$283	$10,927,775

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Non-cash transactions (Note 1)

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Deficiency
From January 8, 1992 (Inception) to December 31, 2006
(Restated)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity
Inception – January 8, 1992
Issuance of common stock for technology and service	37,632,000	60,000	-	-	60,000
Net (loss) for the period ended	-	-	-	(60,000)	(60,000)

Balance – December 31, 1992 (unaudited)	37,632,000	60,000	-	(60,000)	-
Issuance of common stock and warrants for cash	8,106,560	12,925	535,030	-	547,955
Issuance of stock in exchange for services	1,473,920	2,350	20,000	-	22,350
Exercise of stock options and warrants	313,600	500	99,500		100,000
Net (loss) for the year ended December 31, 1993	-	-	-	(81,526)	(81,526)

Balance – December 31, 1993 (unaudited)	47,526,080	75,775	654,530	(141,526)	588,779
Authorized 10,000,000 shares - $.05 par value
Issuance of common stock and warrants for cash	821,632	1,310	260,690	-	262,000
Issuance of stock in exchange for services	313,600	500	9,500	-	10,000
Issuance of options to non-employees for services	-	-	15,400	-	15,400
Net (loss) for the year ended December 31, 1994	-	-	-	(639,861)	(639,861)

Balance – December 31, 1994 (unaudited)	48,661,312	77,585	940,120	(781,387)	236,318
Issuance of common stock and warrants for cash	1,301,440	2,075	412,925	-	415,000
Issuance of stock in exchange for services	244,608	390	7,410	-	7,800
Exercise of stock options and warrants	313,600	500	9,500	-	10,000
Net (loss) for the year ended December 31, 1995	-	-	-	(1,088,082)	(1,088,082)

Balance – December 31, 1995 (unaudited)	50,520,960	80,550	1,369,955	(1,869,469)	(418,964)
Issuance of common stock for cash	950,208	1,515	301,485	-	303,000
Issuance of common stock for services	250,880	400	7,600	-	8,000
Exercise of stock options and warrants	1,066,240	1,700	32,300	-	34,000
Issuance of options to non-employees for services	-	-	7,950	-	7,950
Net (loss) for the year ended December 31, 1996	-	-	-	(763,179)	(763,179)

Balance – December 31, 1996 (unaudited)	52,788,288	$84,165	$1,719,290	$(2,632,648)	$(829,193)

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Deficiency (Continued)
From January 8, 1992 (Inception) to December 31, 2006
(Restated)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity

Balance – December 31, 1996 (unaudited)	52,788,288	$84,165	$1,719,290	$(2,632,648)	$(829,193)
Issuance of common stock and warrants for cash	1,778,112	2,835	564,165	-	567,000
Exercise of stock options and warrants	1,599,360	2,550	79,450	-	82,000
Issuance of options to non-employees for services	-	-	15,960	-	15,960
Net (loss) for the year ended December 31, 1997	-	-	-	(598,718)	(598,718)

Balance – December 31, 1997 (unaudited)	56,165,760	89,550	2,378,865	(3,231,366)	(762,951)
Issuance of common stock and warrants for cash	2,086,568	3,327	662,033	-	665,360
Exercise of stock options and warrants	8,780,800	14,000	456,000	-	470,000
Issuance of options to non-employees for services			1,325		1,325
Net (loss) for the year ended December 31, 1998	-	-	-	(792,185)	(792,185)

Balance – December 31, 1998 (unaudited)	67,033,128	106,877	3,498,223	(4,023,551)	(418,451)
Issuance of common stock for cash	1,118,768	1,784	354,966	-	356,750
Exercise of stock options and warrants	1,105,440	1,762	180,738	-	182,500
Net (loss) for the year ended December 31, 1999	-	-	-	(822,803)	(822,803)

Balance – December 31, 1999 (unaudited)	69,257,336	110,423	4,033,927	(4,846,354)	(702,004)
Issuance of common stock for cash	8,925,056	14,230	2,831,770	-	2,846,000
Issuance of common stock for services	3,198,720	5,100	449,900	-	455,000
Net (loss) for the year ended December 31, 2000	-	-	-	(1,487,354)	(1,487,354)

Balance – December 31, 2000 (unaudited)	81,381,112	129,753	7,315,597	(6,333,708)	1,111,642
Issuance of common stock and warrants for cash	10,976,000	17,500	3,468,031	-	3,485,531
Issuance of common stock for settlement	313,600	500	36,100	-	36,600
Exercise of stock options and warrants	896,896	1,430	139,570	-	141,000
Modification of options	-	-	28,500	-	28,500
Net (loss) for the year ended December 31, 2001	-	-	-	(2,606,466)	(2,606,466)

Balance – December 31, 2001 (unaudited)	93,567,608	$149,183	$10,987,798	$(8,940,174)	$2,196,807

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Deficiency (Continued)
From January 8, 1992 (Inception) to December 31, 2006
(Restated)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity

Balance – December 31, 2001 (unaudited)	93,567,608	149,183	10,987,798	(8,940,174)	2,196,807
Issuance of common stock and warrants for cash	156,800	250	49,750	-	50,000
Exercise of stock options and warrants	156,800	250	22,750	-	23,000
Issuance of common stock not previously recognized	31,360	50	(50)	-	-
Net (loss) for the year ended December 31, 2002	-	-	-	(2,224,775)	(2,224,775)

Balance – December 31, 2002 (unaudited)	93,912,568	149,733	11,060,248	(11,164,949)	45,032
Issuance of common stock and warrants for cash	3,606,400	5,750	604,250		610,000
Exercise of stock options and warrants	3,333,568	5,315	157,685		163,000
Modifications of options and warrants	-	-	1,506,427		1,506,427
Issuance of common stock not previously recognized	156,800	250	(250)		-
Net (loss) for the year ended December 31, 2003	-	-	-	(2,569,534)	(2,569,534)

Balance – December 31, 2003 (unaudited)	101,009,336	$161,048	$13,328,360	$(13,734,483)	$(245,075)
Issuance of common stock and warrants for cash	1,991,360	3,175	254,576		257,751
Loan conversion into stock	54,880	88	6,913		7,000
Issuance of options to non-employees for services	-	-	351,253	-	351,253
Net (loss) for the year ended December 31, 2004	-	-	-	(974,674)	(974,674)

Balance – December 31, 2004 (unaudited)	103,055,576	$164,311	$13,941,101	$(14,709,158)	$(603,746)
Issuance of common stock and warrants for cash	2,069,697	3,300	257,692		260,992
Loan conversion into stock	337,904	539	42,561		43,100
Issuance of options to non-employees for services	-	-	303,055	-	303,055
Net (loss) for the year ended December 31, 2005	-	-	-	(760,504)	(760,504)

Balance – December 31, 2005	105,463,177	$168,149	$14,544,410	$(15,469,662)	$(757,103)

Thorium Power, Ltd.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Deficiency (Continued)
From January 8, 1992 (Inception) to December 31, 2006

	Common Stock		Additional Paid-in	Accumulated (Deficit) Accumulated During the Development	Stock Committed Future	Accumulated Comprehensive	Deferred Stock	Treasury	Stockholders’
	Shares	Amount	Capital	Stage	Issuance	Income	Compensation	Stock	Equity

Balance - December 31, 2005	105,463,177	$168,149	$14,544,410	$(15,469,662)	$0	$0	$0	$	$(757,103)
Issuance of common stock and warrants for cash	15,319,674	24,426	2,165,248						2,189,674
Loan conversion into stock	32,144	51	4,049						4,100
Cashless exercise of stock options and warrants	20,385,474	32,502	(32,502)						0
Exercise of stock options and warrants for cash	407,680	650	12,350						13,000
Issuance of stock for services	627,200	1,000	104,000						105,000
Cancellation of shares-held by Thorium Power Ltd (pursuant to merger)	(6,597,495)	(10,506)	10,506
Recapitalization - 10/6/06 reverse merger*	124,101,637	43,467	(3,035,878)				(306,000)		(3,298,411)
Extension of investor warrants terms - 6 months			963,387						963,387
Stock Option Expense			1,055,648						1,055,648
Issuance of stock for services	204,341	205	226,284						226,489
Cashless exercise of stock options and warrants	49,333	49	(49)						0
Stock issued - settlement expense	307,534	308	91,952						92,260
Share issue and merger costs			(441,553)						(441,553)
Shares retired, redeemed for payroll taxes on stock-based compensation	(3,008,990)	(3,009)	3,009						0
Net (loss) for the year ended December 31, 2006				(11,708,327)					(11,708,327)
Unrealized gains on marketable securities						18,861			18,861
Amortization of deferred stock compensation costs							20,800		20,800
Allocation of expenses from Thorium Power Ltd.			7,477,700						7,477,700
Buyback of stock - 850,000 shares to treasury stock	(850,000)							(255,850)	(255,850)
Stock based compensation - shares committed for future issuance					1,200,000				1,200,000
Balance - December 31, 2006	256,441,709	$257,292	$23,148,560	$(27,177,989)	$1,200,000	$18,861	$(285,200)	$(255,850)	$(3,094,326)

* See footnote 1 regarding the recapitalization of Thorium Power Inc.

Shares subject to continuing registration rights is shown on the balance sheet as temporary equity, not shareholders deficiency

The accompanying notes are an integral part of these consolidated financial statements

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006
(Restated)

INTRODUCTORY NOTE

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the issuance of the December 31, 2006 and 2005 consolidated financial statements, the Company determined that it needed to restate its 2006 and 2005 financial statements in order to correct earlier disclosures made so that they are in accordance with generally accepted accounting principles. The first item restated was to reclassify the cash flow impact of common stock issue costs, total $441,553 from operating activities to financing activities in the statement of cash flows. This change in the statement of cash flows had no impact on the total net cash flows reported for the periods presented. It was also found that the company needs to change its presentation of the capital stock transactions in the statement of stockholders deficiency from January 8, 1992 (inception) to December 31, 2006. This change was made to reflect the equivalent number of Thorium Power Ltd. shares for each capital transaction, calculated by using the ratio of Thorium Power Ltd shares that were issued in the reverse merger to Thorium Power Inc. stockholders, to the outstanding shares held by the Thorium Power Inc. stockholders at the merger date (10/6/06). This change had no impact on the total number of common shares reported as outstanding as of December 31, 2006 on the statement of stockholders deficiency as well as the balance sheet. A restatement was made to increase the weighted average shares outstanding at December 31, 2006 and 2005. The loss per share reported for the year ended December 31, 2006 decreased from $0.09 to $0.08 per share. Additional footnote disclosures in the financial statements were madeto clarify certain other disclosures. The cumulative financial numbers presented, required to be presented for all development stage companies, from inception (January 8, 1992) to December 31, 2006, reported on the statement of operations and statement of stockholders deficiency are now marked as unaudited, as it was not practicable for us to obtain permission from the prior auditor to reissue their audit report, which was for the periods up to December 31, 2001 and for the cumulative period January 8, 1992 to December 31, 2001.

Accordingly, these accompanying 2006 consolidated financial statements have been restated, for the items mentioned above, from the amounts previously reported. There were no changes on the balance sheet at December 31, 2006 and 2005 and the reported net loss for the years ended December 31, 2006 and 2005.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

1.  NATURE OF OPERATIONS AND MERGER WITH THORIUM POWER INC.

Radkowsky Thorium Power Corp., incorporated in the state of Delaware on January 8, 1992 (“Inception”), changed its name to Thorium Power, Inc. in Apri1 2001. Thorium Power, Inc. is engaged in the development, promotion and marketing of its three patented nuclear fuel designs: (1) Thorium/uranium nuclear fuel, (2) Thorium/reactor-grade plutonium disposing fuel, and (3) Thorium/weapons-grade plutonium disposing fuel. These fuels are designed to be used in existing light water reactors. Presently, we are focusing most of our efforts on demonstrating and testing our nuclear fuel technology for the Russian designed VVER-1000 reactors.

Once our reactor fuels are further developed and tested, we plan to license our intellectual property rights to fuel fabricators, nuclear generators, and governments for use in commercial light water nuclear reactors, or sell the technology to a major nuclear company or government contractor or some combination of the two. We anticipate having our technology fully developed for VVER-1000 reactors and our fuel tested in a VVER-1000 operating reactor in the next three years. Presently all our research, testing and demonstration activities are being conducted in Russia. Our research operations are subject to various political, economic, and other risks and uncertainties inherent in Russia.

We participate in a highly regulated industry that is characterized by governmental regulation. Our results of operations are affected by a wide variety of factors including general economic conditions, decreases in the use or public favor of nuclear power, the ability of our technology, the ability to safeguard the production of nuclear power and safeguarding our patents and intellectual property from competitors. Due to these factors, we may experience substantial period-to-period fluctuations in our future operating results.

We may in the future be designated as a potentially responsible party (PRP) by federal and state agencies with respect to certain sites with which we may have direct or indirect future involvement. Such designations can be made regardless of the extent of our involvement.

Operations to date have been devoted primarily to continued development of our fuel designs filing for certain patents relating to our technology, developing strategic relationships within the nuclear industry, securing political and some financial support from the United States and Russian governments, and administrative functions. We, therefore, based on our current operations, prepare our accompanying consolidated financial statements as a Development Stage Enterprise.

Merger Agreement

On February 14, 2006 Novastar Resources Ltd. (“Novastar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Thorium Power, Inc. and TP Acquisition Corp., a direct wholly-owned subsidiary of Thorium Power, Ltd. which was formed in connection with the merger transaction contemplated by the Merger Agreement. (Collectively after the merger, all entities are referred to as the “Company"). Concurrently therewith, Thorium Ltd (1) adopted its 2006 Stock Plan, (2) entered into an employment agreement with Seth Grae, President and Chief Executive Officer of Thorium Power, Inc. to also become President and Chief Executive Officer of Thorium Power, Ltd., which granted certain nonqualified stock options to Mr. Grae and (3) also entered into a subscription agreement with Thorium Power, Inc. for the purchase of 6,597,495 shares for $0.13 per share (equivalent to $4.00 per Thorium Power Inc share price), subsequently these 6,597,495 shares were cancelled at the Merger date, October 6, 2006.

The Merger was consummated pursuant to the terms of an Agreement and Plan of Merger among the parties that was entered into on February 14, 2006 and then subsequently the original merger terms were amended on June 12, 2006 and August 8, 2006. On October 6, 2006, subsequent to the merger, Novastar changed its name to Thorium Power Ltd. (“Thorium Power, Ltd.”)

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

Under the Merger Agreement each common share of Thorium Power, Inc. was converted into common stock securities of Thorium Power, Ltd. such that Thorium Power, Inc.'s current stockholders owned approximately 54.5% of the combined company (prior to dilution from common stock and warrants issued in connection with the May 2006 private placement), and each share of Thorium Power, Ltd.'s common stock will remain outstanding. In addition, Thorium Power, Ltd. appointed new directors and officers following the merger. The combined company is headquartered in McLean, Virginia, where the Company's operations are presently based.

In accordance with the terms of the Merger Agreement, the following occurred with respect to the outstanding common shares, stock options and warrants of Thorium Power, Inc. at the closing of the Merger:

i) all of the shares of common stock of Thorium Power, Inc. were cancelled and each registered owner of outstanding shares of Thorium Power, Inc. common stock automatically became the registered owner of 31.36 shares of common stock of Thorium Power, Ltd., for each share of Thorium Power, Inc. common stock that they previously owned (recapitalization ratio for reverse merger accounting purposes). In accordance to the Merger Agreement, each holder of non-compensatory options or warrants of Thorium Power, Inc. that had an exercise price of $5.00 or $1.00, received from Thorium Ltd 12.315 shares and 22.965 shares of Thorium Power, Ltd. respectively, for each option or warrant owned. There were 135,637,854 total common shares issued to the Thorium Power, Inc. stockholders in the aggregate. There was a total of 160,761,474 of common shares outstanding in Thorium Power Ltd. prior to the merger, of which 124,101,637 shares are being shown as permanent equity in the statement of changes in stockholders’ deficiency and 36,659,837 as shown on the balance sheet as temporary equity. As a result of the merger, there were 296,399,328 common shares outstanding on October 6, 2006 (including the 36,659,837 shares of common stock shown as temporary equity).

ii) all of other outstanding warrants and options of Thorium Power, Inc. were assumed by Thorium Power, Ltd. and became exercisable for Thorium Power, Ltd. common stock in an amount and at an exercise price that is consistent with the exchange ratio described above for the conversion of Thorium Power, Inc. common stock. There were 22,539,083 Thorium Power, Ltd., stock purchase warrants and 22,567,242 Thorium Power, Ltd., stock options assumed by Thorium Power, Inc. as of the date of the merger.

For financial reporting purposes, this merger transaction was recorded as a recapitalization of Thorium Power, Inc. whereby Thorium Power, Inc. is deemed to be the continuing, surviving entity for accounting purposes, but through reorganization, has deemed to have adopted the capital structure of Thorium Power, Ltd.

Accordingly, all references to common shares of Thorium Power, Inc.'s common stock have been restated to reflect the equivalent number of Thorium Power, Ltd.'s common shares. In other words, the 4,325,447 Thorium Power, Inc. shares outstanding (net of the 210,119 shares held by Thorium Power Ltd. that were cancelled at the Merger date) are restated as 135,637,854 common shares, as of October 6, 2006. Each share of Thorium Power Inc. is restated to 31.36 shares of Thorium Power Ltd, which includes the shares issued to holders of non-compensatory options or warrants of Thorium Power, Inc. that had an exercise price of $5.00 or $1.00, as mentioned above.

A summary of assets and liabilities that, for accounting purposes, were deemed to have been acquired by Thorium Power, Inc. from Thorium Power Ltd, book value as of the date of acquisition (October 6, 2006) were as follows:

Total assets - consisting of cash of $12,742,408, prepaid and other receivables, $117,384	$12,859,792
Temporary Equity Transfer	(12,041,373)
Total Liabilities-consisting of warrant liabilities of $3,080,024 and other payables	$(4,116,830)

Book Value of Thorium Power, Ltd. - transferred to stockholders equity	$(3,298,411)

For the purpose of disclosing the non-cash transactions for the statement of cash flows for the years ended December 31, 2006 and 2005, these assets acquired at book value represent the non-cash transactions. Also the company acquired $12,742,408 of cash at the merger date (October 6, 2006). Due to this merger being recorded as a recapitalization of Thorium Power, Inc., this cash received was recorded as a financing activity on the Statement of Cash Flows.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

In accordance with the Security and Exchange Commissions Staff Accounting Bulletin SAB.T.1B1, an allocation of expenses attributable to Thorium Power, Inc., was made to Thorium Power, Inc. from Thorium Power, Ltd. for periods prior to the merger date of October 6, 2006. The total expenses allocated to Thorium Power, Inc. up to October 6, 2006 (merger date) were $7,477,700, which consisted of $875,602 of general and administrative expenses and $6,602,098 of stock based compensation from Thorium Power, Ltd. These total allocated expenses of approximately $7.5 million were recorded as deemed capital contributions to Thorium Power Inc. by Thorium Power Ltd.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Consolidation

These financial statements include the accounts of Thorium Ltd (a Nevada corporation) and our wholly-owned subsidiaries, Thorium Power, Inc. (a Delaware corporation) and TP Acquisition Corp., (a Delaware corporation). Due to the accounting treatment of the reverse merger mentioned above, the operating results reported are those of Thorium Power Inc. from January 1, 2006 to October 6, 2006 and the operating results of Thorium Power Inc., Thorium Power Ltd and TP Acquisition Corp consolidated, from October 6, 2006 (merger date) to December 31, 2006.

All significant intercompany transactions and balances have been eliminated in consolidation.

b) Use of Estimates

 The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

These consolidated financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to valuation of stock grants, stock options and stock purchase warrants, allocation of certain expenses incurred by Thorium Power, Ltd. that were attributable to Thorium Power, Inc., accrued liquidation damages pursuant to the Registration Right Agreement for the May 4, 2006 private placement, and various contingent liabilities. These above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

c) Prior Year Reclassifications

Certain reclassifications have been made to our prior years' financial statements in order to conform to the current year presentation. On our Statement of Operations, certain general and administrative expenses were combined into the one expense caption called general and administrative expenses. These reclassifications had no effect on previously reported results of operations or accumulated deficit of Thorium Power, Inc.

d ) Cash and Cash Equivalents

Cash and cash equivalents consists of cash on deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

As part of its cash management program, the Company from time to time maintains a portfolio of marketable investment securities. The securities are investment grade and include tax and tax exempt securities and have a term to earliest maturity of less than 3 months. These marketable securities, classified as either available for sale, or trading securities are recorded at market value.

Concentration of Credit Risk

Cash in bank accounts is at risk to the extent that it exceeds Federal Deposit Insurance Corporation insured amounts. To minimize risk, the Company places its cash with high credit quality institutions. Substantially all cash is deposited in two prominent U.S. financial institutions.

Investment Securities

Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in the net income. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from net income and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged as an expense to the statement of income and comprehensive income and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end, and forecasted performance of the investee.

e) Property and Equipment

Property, Plant and Equipment is comprised of an automobile, computer and office equipment and is stated at cost less accumulated depreciation. Depreciation of furniture, computer and office equipment is computed over the estimated useful life of the asset, generally five and seven years respectively, utilizing the double declining balance methodology. Depreciation for the leasehold improvements is computed using the straight-line method over the 5 year term of the lease. Upon disposition of assets, the related cost and accumulated depreciation are eliminated and any gain or loss is included in the statement of income. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

f) Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109 "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized. The Company did not provide any current or deferred income tax provision or benefit for any periods presented to date because the Company has continued to experience a net operating loss since inception.

g) Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation. In addition to requiring supplemental disclosures, FAS-123R addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. FAS-123R focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions. The Statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using a fair value based method. Accordingly, pro-forma disclosure is no longer an alternative.

Under FAS-123R, the Company is required to recognize compensation cost for the portion of outstanding awards previously accounted for under the provisions of APB-25 for which the requisite service had not been rendered as of the adoption date for this Statement. The Statement also requires companies to estimate forfeitures of stock compensation awards as of the grant date of the award.

A “modified prospective” method is used in which compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS-123R for all share-based payments granted after the effective date and (b) based on the requirements of FAS-123 for all awards granted to employees prior to the effective date of FAS-123R that remain unvested on the effective date; or

The Company adopted FAS-123R on January 1, 2006, using the modified prospective method. The valuation of the stock issued to consultants for consulting services are valued as of the date of the agreements with the various consultants, which in all cases is earlier than the dates when the services are committed to be performed by the various consultants.

References to the issuances of restricted stock is stock issued to individuals whom are eligible to sell all or some of their shares of restricted common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

h) Warrants

Warrants issued in conjunction with equity financing were accounted for under the Emerging Issues Task Force FSP (“EITF”) Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's Own Stock'. In December 2006, the FASB approved FSP EITF 00-19-2 Accounting for Registration Payment Arrangements, which establishes the standard that contingent obligations to make future payments under a registration rights arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. The Company has currently evaluating the effect of how FSP EITF 00-19-2 and FSP EITF Topic D-98 will affect future financial statements. The adoption of this pronouncement on January 1, 2007 will change the classification of the warrant liability, $1,132,440 at December 31, 2006, to equity (additional paid in capital).

i) Basic and Diluted Loss per Share

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard No. 128 (“SFAS 128”), “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2006 and 2005, the Company stock equivalents were anti-dilutive and excluded in the loss per share computation.

j) Impairment Charges

Unlike goodwill and indefinite-lived intangible assets, the accounting rules do not provide for an annual impairment test in determining whether property, plant, and equipment and finite-lived intangible assets (e.g., patents) are impaired. Instead, they require that a triggering event occur before testing an asset for impairment. Examples of such triggering events include current-period operating or cash flow loss combined with a history of operating or cash flow losses, a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business and a significant change in the operations of an acquired business.

Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test involves a comparison of undiscounted cash flows against the carrying value of the asset as an initial test. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the fixed or amortizing intangible asset and the carrying value to determine the amount of the impairment. The Company generally determines fair value by using the discounted cash flow method. If the intent is to hold the asset for sale and certain other criteria are met (i.e., the asset can be disposed of currently, appropriate levels of authority have approved sale, and there is an actively pursuing buyer), the impairment test is a comparison of the asset's carrying value to its fair value less costs to sell. To the extent that the carrying value is greater than the asset's fair value less costs to sell, an impairment loss is recognized for the difference. The Company conducted an impairment test of its Patent at December 31, 2006 and determined that the future undiscounted cash flows associated with the Patent rights were sufficient to recover its carrying value. Assets held for sale are separately presented on the balance sheet and are no longer depreciated.

In November 2005, FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“FSP 115-1 and 124-1”), which clarifies when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. It also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 are effective for all reporting periods beginning after December 15, 2005. Implementation of these statements is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

k) Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of unrealized gains and losses on marketable debt securities, which the Company has classified as cash equivalents, as their maturities are three months or less.

l) Development Stage Enterprise

The Company's consolidated financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as we are devoting substantially all of our efforts to developing our nuclear fuel designs. Until such designs are developed and significant revenue is derived from these nuclear fuel designs or other revenue sources, we will continue to prepare our consolidated financial statements and related disclosures in accordance with entities in the development stage.

m) Revenue Recognition

All of the Company's revenue to date from January 8, 1992 (Inception) to December 31, 2006 had been derived from licensing fees from nuclear industry commercial partners.

Once the company's Thorium nuclear fuel designs has advanced to a commercially usable stage the company will seek to license its technology to major government contractors or nuclear companies, working for the US and other governments. We expect that our revenue from license fees will be recognized on a straight-line basis over the expected period of the related license term.

Total subsidies and grants from the US government totaled approximately $5.45 million, cumulative from January 8, 1992 (Inception) to December 31, 2006. These amounts were not paid to us but paid directly from the US government to third party research and development companies that worked on our nuclear project, as well as other projects.

n) Government Grants

Receipts of government grants to encourage research and development activities which are non-refundable will be credited to deferred income upon receipt. Government grants are used either for purchases of assets or to subsidize the research and development expenses incurred.

For purchases of assets, government grants are deducted from the carrying amount of the assets. For the research and development expenses, the Company matches and offsets the government grants with the expenses of the research and development activities as specified in the grant approval document in the corresponding period when such expenses incurred.

o) Segment Reporting

 The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company's chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company's reportable segments. The Company has determined that the Company has one operating segment as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

p) Commitments and Contingencies

Liabilities for loss contingencies arising from various claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

q) Recently Issued Accounting Standards

FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes--an Interpretation of FASB Statement No. 109. In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes--an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company does not believe FIN 48 will have an impact on its consolidated financial statements.

SFAS 157, Fair Value Measurements. In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

Staff Accounting Bulletin (“SAB”) No. 108

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company's consolidated financial statements.

The Company is currently evaluating the effect of other new accounting pronouncements on its future statements of financial position and results of operations.

r) Intangible Assets - Patents

Patents are stated in the balance sheet at cost less accumulated amortization. The costs of the patents are amortized on a straight-line basis over their estimated useful lives. The amortization period for our patents range between 17-20 years.

s) Retirement 401K Plan

We have a 401(k) savings plan that was set up in 2006 covering substantially all of our employees. Eligible employees may contribute through payroll deductions. There were no Company matching contributions made to the 401(k) savings plan in 2006.

3.  Financial Status of the Company - December 31, 2006

Management anticipates, based on its current projected working capital requirements, that it will have enough working capital funds to sustain its current operations at its current operating level, until sometime during the first quarter of 2008. The Company will have future issuances of its stock or incur debt, in order to provide funds to continue its operations into 2008 and beyond.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

4.  Research and Development Costs

Research and development costs, included under the caption “general and administrative expenses” in the statement of operations amounted to $34,400 and $17,500 for the years ended December 31, 2006 and 2005, respectively and $3,926,558 from January 8, 1992 (Inception) to December 31, 2006

5.  Property Plant and Equipment

The following represents the detail of the Company's property, plant and equipment at December 31, 2006 and 2005:

	2006	2005

Furniture, computer and office equipment	$24,840	$13,879
Automobile	22,217	22,217
Total Cost	47,057	36,096
Accumulated Depreciation	(25,767)	(14,881)
Net Book Value	$21,290	$21,215

Depreciation expense for the years ended December 31, 2006 and 2005 were $10,886, and $5,434, respectively.

6.  Intangible Assets - Patents

Patents represent legal fees and filing costs that are capitalized and amortized over their estimated useful lives of 17-20 years. There were no patents placed in service for the year ended December 31, 2006.

The following table summarizes the lives and carrying values of the Company's patents at December 31, 2006 and 2005:

	2006	2005

Patents	$411,669	$405,005
Accumulated Amortization	(193,794)	(193,794)
Net Book Value	$217,875	$211,211

Amortization expense of patents was $- and $17,270 for the years ended December 31, 2006 and 2005 and $193,794 for the cumulative period from January 8, 1992 (Inception) to December 31, 2006.

7.  Stockholders' Equity

Total Common stock outstanding at December 31, 2006 was 293,101,546 (including 36,659,837 shares of common stock with registration rights). There were also 850,000 shares that were held as Treasury stock at December 31, 2006, bringing the total number of shares issued to 293,951,546. At December 31, 2006, there were 25,282,745 stock purchase warrants and 34,578,993 stock options outstanding, all totaling 352,963,284 of total stock and stock equivalents outstanding at December 31, 2006.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

a). Common Stock Issuances

STOCK ISSUANCES PRIOR TO THE MERGER DATE (10/6/06)

During the year ended December 31, 2006, Thorium Power Inc., sold 8,354,919 (equivalent to 326,010 shares of Thorium Power Inc) shares of common stock to 22 investors for $1,539,678. Thorium Power, Inc. also sold, pursuant to the Merger Agreement, 4,164,518 shares (equivalent to 162,500 shares of Thorium Power Inc.) of common stock to Novastar, at a stock price of $0.1561 per share (equivalent to $4.00 per Thorium Power Inc share price), total proceeds of $650,000. These shares were subsequently cancelled after the merger. Thorium Power, Inc., also received $13,000 from the exercise of 333,161 stock options (equivalent to 13,000 Thorium Power Inc.stock options) at $0.0435 per share (equivalent to $1.00 price per Thorium Power Inc share). Total proceeds from the issuance of the above 12,852,598 shares (equivalent to 501,510 shares of Thorium Power Inc. was $2,202,678. Thorium Power, Inc., also issued 26,268 shares (equivalent to 1,025 shares of Thorium Power Inc. common stock at $0.1561 per share (equivalent to $4.00 per stock price of Thorium Power Inc.) shares in repayment of a loan from a director, which totaled $4,100. Thorium Power, Inc. also issued 512,556 shares (equivalent to 20,000 shares of Thorium Power Inc. common stock to directors, for director service rendered at $0.2049 per share (equivalent to $5.25 per Thorium Power Inc.) share price, total value of the services recorded was $105,000. Thorium Power, Inc., was a private company, so the value of the stock issued for services was determined by the price paid by the investors mentioned above, where 21 out of the 22 of these investors paid $0.2049 per share (equivalent to Thorium Power Inc. price of $5.25 per share). There were also 16,659,275 (equivalent to 650,047 Thorium Power Inc.shares) of Thorium Power, Inc. shares issued to stock option holders, who exercised their stock options through the cashless exercise feature in accordance to their individual stock option agreements. All of these option holders had an exercise price of $0.039 per share (equivalent to $1.00 per Thorium Power Inc. share price and the numbers of shares issued in the cashless exercise were based on the market price of $0.2049 per share (equivalent to Thorium Power Inc. $5.25 per share).

STOCK ISSUANCES-PURSUANT TO THE MERGER AGREEMENT-MERGER DATE - 10/6/2006

On October 6, 2006, the Company completed the merger, as more fully described in note 1, and issued 135,637,854 shares of Thorium Power, Ltd., stock to the stockholders of Thorium Power, Inc. For accounting purposes, Thorium Power Inc. is the continuing accounting entity, therefore Thorium Power Inc. is deemed to have issued these shares to its stockholders pursuant to the Merger Agreement. An additional 307,534 shares were issued pursuant to the Merger Agreement, after the merger date, for Thorium Power, Inc. shareholders that were not reflected in the Thorium Power, Inc. stockholders list, at the merger date. This stock issuance of 307,534 shares was recorded as a stock settlement expense which totaled $92,260, valued at the stock price of $0.30 per share, valued at the date the Company was first made aware of these shares being outstanding, that were not accounted for in their stock records. The Company reviewed these share certificates and determined that they were valid stock certificates and settled this matter, post merger, by issuing the equivalent Thorium Power Ltd. shares to these stockholders.

STOCK ISSUANCES AFTER THE MERGER DATE-After October 6, 2006

The Board of Directors of the Thorium Power, Ltd. increased the size of the board to five members and appointed two Independent Directors: Jack D. Ladd and Daniel B. Magraw, Jr., as a members of the Board of Directors of the Company, effective October 23, 2006. Pursuant to terms of the Independent Director's Contracts, dated October 23, 2006, between Mr. Ladd and the Company and Mr. Magraw and the Company Mr. Ladd and Mr. Magraw will each receive a fee of $20,000 per year in cash, as well as such number of restricted shares, issued quarterly, equal to $5,000 each quarter, to be paid to each Director for the respective quarter based on the average closing price of the Company's common stock, as quoted on the trading market on which the Company's securities are traded, over the thirty day period prior to the first day of the applicable quarter. On December 27, 2006, a total of 22,050 shares were issued to the directors for their services. Additionally, the Director Contracts grant to Messrs. Ladd and Magraw for each year of service on the Board of Directors non-qualified options to purchase up to 500,000 shares of the common stock of the Company (the “Director Options”), which shall vest with respect to 13,889 shares on November 23, 2006 and the remaining 486,111 shares will subsequently vest in equal monthly installments of 13,889 shares on each one month anniversary of the grant until all shares underlying the Director Options have vested. The third independent Director, Victor Alessi, was appointed as a director in August, 2006 and received 500,000 stock options, term 5 years, vesting equally over 36 month period. On October 11, 2006, 182,291 shares were issued pursuant to a legal settlement. On November 6, 2006, 491,333 shares were issued, pursuant to a cashless stock option exercise of 140,953 shares, strike price was $0.195 per share and market value of the stock was $0.30 per share.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

In November, 2006 the company redeemed 3,008,990 shares of common stock from its two executive officers in order to satisfy the payroll tax withholding obligations of the Company owed on their stock based compensation.

b). Common Stock Buyback Program - Treasury Stock

On October 17, 2006, the Company announced that its Board of Directors authorized a share buyback program for an aggregate of $1,000,000 over the next 12 months, with $250,000 of stock to be repurchased immediately. At the discretion of the CEO Seth Grae, the Company may effect further share repurchases over the course of the year depending on valuation of the Company reflected in the share price. As of the date of this report 850,000 shares had been repurchased pursuant to this program at the average approximate price of $0.30 per share. The Company valued all shares issued in the twelve month period ended December 31, 2006 using the traded quoted market price of the Company's common stock as of the applicable agreement date. These shares are being held as Treasury Stock as of December 31, 2006.

c). Common Stock Issued With Registration Rights - Temporary Equity

On May 4, 2006, the Company completed a private placement with certain investors in which it sold an aggregate of 36,659,837 units, consisting of 36,659,837 shares of its restricted common stock and 18,329,98 common stock purchase warrants for $15,580,431. Each unit consists of one share of common stock and one-half of a non-transferable share purchase warrant. Each whole warrant entitles the holder of the warrant to acquire one additional share of common stock at a price of $0.65 per share and expires twelve months from the closing date of the subscription expiration date or term subsequently extended 6 months.

Under the terms of the sale, the investors were granted registration rights in which the Company agreed to timely file a registration statement to register the common shares and the shares underlying the warrants, obtain effectiveness of the registration statement by the SEC on or before September 1, 2006, and maintain the effectiveness of this registration statement for a pre-set time thereafter. In the event the Company failed to timely perform under the registration rights agreement, the Company agreed to pay the investors liquidated damages in an amount equal to 2% of the aggregate amount invested by the investors for each 30-day period or pro rata for any portion thereof following the date by which the registration statement should have been effective. The initial registration statement was timely filed, however it was not declared effective by the SEC within the allowed time. Accordingly, the Company is liable to the investors for liquidated damages under the registration rights agreement. The Company recognized in other income and expenses, in its statements of operatons under the caption Registration Rights Expense, an amount of approximately $354,000 for unpaid liquidated damages at December 31, 2006.

The EITF is currently reviewing the accounting for securities with liquidated damages clauses as stated in EITF 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument subject to EITF 00-19. There are currently several views as to how to account for this type of transaction and the EITF has not yet reached a consensus. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in the Company's Own Stock, and EITF 05-04, because of the potential liquidated damages for failure to obtain and maintain an effective registration statement is substantial, the value of the common stock subject to such registration rights should be classified as temporary equity. Additionally, in accordance with EITF 00-19 and the terms of the above warrants, the fair value of the warrants should be recorded as a liability, with an offsetting reduction to shareholders' equity. The warrant liability is initially measured at fair value using the Black Scholes option pricing model, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings reported as gain/loss on fair value of warrant derivatives.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

The SEC concluded that under EITF 00-19, common stock and warrants subject to registration rights where significant liquidated damages could be required to be paid to the holder of the instrument in the event the issuer fails to maintain the effectiveness of a registration statement for a preset time period, the common stock subject to such liquidated damages does not meet the tests required for shareholders' equity classification, and accordingly must be reflected between liabilities and shareholders' equity in the balance sheet until the conditions are eliminated. In analyzing instruments under EITF 00-19, the likelihood or probability related to the failure to maintain an effective registration statement is not a factor.

Based on the above interpretation, as of May 4, 2006, the Company classified $12,041,373 for the value of common stock subject to registration rights as temporary equity instead of shareholders' equity. In addition, the Company measured the initial fair value of the warrants on May 4, 2006 at $3,539,058 and classified at that date the fair value of the warrants as warrant liability instead of shareholders' equity.

At the end of each reporting period, the value of these warrants is re-measured based on the fair value of the underlying shares, and changes to the warrant liability and related “gain or loss in fair value of the warrants” is recorded as a non-cash charge or credit to earnings. The warrant liability will be reclassified to shareholders' equity when the Company is no longer subject to all of its performance obligations under the registration rights agreement, or under FSP 00-19-2 as equity in 2007.

At December 31, 2006, the warrant liability decreased to $1,132,440 due to changes in the fair value of the warrants. The fair value of the warrants was estimated using the Black Scholes option-pricing model, with the following assumptions for the year ended December 31, 2006: risk-free interest rate of 3.86% dividend yield of 0%, expected life of .9 year and volatility of 106% were used. We expect to reclassify this warrant liability, in accordance with FSP 00-19-2 to stockholders' equity, additional paid in capital, at January 1, 2007.

For the period ended October 6, 2006 to December 31, 2006, the non-cash gain on fair value of warrants, or deduction in warrant liability, was $1,902,286. The gain recorded on the change in the fair value of derivative instruments was due principally to the decrease in the volatility factor used in the Black Scholes valuation of the warrants. The date range used to calculate this volatility factor was from January 5, 2006, date of announcement of Thorium Power, Ltd. and Thorium Power, Inc. merger, to December 31, 2006. The stock volatility factor for the fourth quarter of 2006 was low, as the stock trading price remained primarily at $0.30 per share for this period of time. The non-cash gain on fair value of warrants, recorded as gain on fair value of warrant derivatives, has no effect on the Company's cash flows or liquidity.

d) Share-based Compensation

The Company has in place a stock-based compensation plan to reward for services rendered by officers, directors, employees and consultants. On July 17, 2006, the Company amended this stock plan. The Company has reserved 75,000,000 shares of common stock of its unissued share capital for the stock plan. Other limitations are as follows:

i).	No more than 37,500,000 options can be granted for the purchase of restricted common shares.

ii).	No more than 8,000,000 options can be granted to any one person.

iii).	No more than 5,000,000 options can be granted to any one person for the purchase of restricted common shares.

On January 1, 2006, the Company adopted FAS-123R. In March 2005, the SEC staff expressed their views with respect to FAS-123R in Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”). SAB 107 provides guidance on valuing options. The impact of adopting FAS-123R for the year ended December 31, 2006 was to record a non-cash compensation expense of $2,184,001, of which $937,619 was allocated prior to the merger from Thorium Power, Ltd. for services rendered on behalf of Thorium Power, Inc. . Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by FAS-123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company adopted FAS-123R using the modified-prospective-transition method. Under that transition method, compensation cost recognized in future interim and annual reporting periods includes: a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS-123, and b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS-123R.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

The adoption of FAS-123R had no effect on cash flow from operations or cash flow from financing activities for the three months ended September 30, 2006. FAS-123R requires the cash flows from tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified as financing cash flows. Prior to the adoptions of FAS-123R, excess tax benefits would have been classified as operating cash inflows. The Company has not recognized, and does not expect to recognize in the near future, any tax benefit related to stock-based compensation costs as a result of the full valuation allowance on our net operating loss carry forwards.

The Company recognizes share-based compensation expense for all service-based awards with graded vesting schedules on a straight-line basis over the requisite service period for the entire award. Initial accruals of compensation expense are based on the estimated number of shares for which requisite service is expected to be rendered. Estimates are revised if subsequent information indicates that forfeitures will differ from previous estimates, and the cumulative effect on compensation cost of a change in the estimated forfeitures is recognized in the period of the change.

For awards with service conditions and graded vesting that were granted prior to the adoption of FAS-123R, the Company estimates the requisite service period and the number of shares expected to vest and recognize compensation expense for each tranche on a straight-line basis over the estimated requisite service period of the award or over a period ending with an employee's eligible retirement date, if earlier. Adjustments to compensation expense as a result of revising the estimated requisite service period are recognized prospectively.

Total stock options outstanding at December 31, 2006 were 34,578,993 (22,567,242 were assumed by Thorium Power Inc. in accordance with the Merger Agreement with Thorium Power, Ltd. and remain outstanding) and 16,325,523 of these total options were vested at December 31, 2006.

Stock option transactions to the employees, directors, advisory board members and consultants are summarized as follows:

	2006	2005
Stock Options Outstanding
Assumed by the Merger	22,567,242	-
Thorium Power Inc. Options Outstanding	12,011,751	-
Expired	-	-
Forfeited	-	-
Outstanding end of the year	34,578,993	-
Options exercisable at the end of the year	16,325,523	-

The above table includes options issued as of December 31, 2006 as follows:

i).	A total of 2,150,000 non-qualified 10 year options have been issued by Thorium Power, Ltd., to advisory board members at exercise prices of $0.51 to $0.64 per share.

ii).	A total of 5,500,000 non-qualified 5 year options have been issued to advisory board members at an exercise price of $0.445 per share and a weighted average of $0.445; and

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

iii).
A total of 14,917,242 non-qualified 10 year options have been issued to directors and officers of the Company, at exercise prices of $0.30 to $0.80 per share. From this total, 7,200,000 options were issued to Chief Executive Officer who is also a director, on February 14, 2006, with a remaining contractual life of 9.1 years. All other options issued have a remaining contractual life ranging from 4.75 years to 9.9 years.

The following table provides certain information with respect to the above-referenced stock options that are outstanding and exercisable at December 31, 2006:

	Stock Options Outstanding		Stock Options Vested
Exercise Prices	Weighted Average Remaining Contractual Life - Years	Number of Awards	Number of Awards	Weighted Average Exercise Price
$0.16 - $0.20	3.1	6,650,415	6,650,415	$0.16
$0.30-$0.39	1.2	6,853,578	4,478,277	$0.37
$0.45-$0.51	7.2	11,875,000	1,627,085	$0.48
$0.64-$0.80	9.2	9,200,000	2,083,334	$0.77

Total	5.9	34,578,993	16,325,523	$0.48

Assumptions used in the Black Scholes option-pricing model are as follows:

The aggregate intrinsic value of stock options outstanding at December 31, 2006 was $931,058 of which $931,058 relates to vested awards. Intrinsic value is calculated based on the difference between the exercise price of the underlying awards and the quoted price of our common stock as of the reporting date ($0.30 per share as of December 31, 2006)

December 31, 2006
Average risk-free interest rate	4.18% - 4.45%
Average expected life	5 years
Expected volatility	108% - 275%
Expected dividends	0%

During the year ended December 31, 2006, $9,131,746 was recorded as stock-based compensation expense in the statement of operations. The result of all the above stock option grants that occurred after January 1, 2006 for Thorium Power Inc and stock option grants for Thorium Power Ltd that were recorded in the statement of operations totaled $2,719,496 (non-deductible for tax purposes, may provide a tax deduction for the Company when exercised). Stock compensation to executive officers totaled $6,138,250, one bonus at year end recorded to common stock reserved for issuance totaled $1,200,000, and the other stock compensation to officers in accordance with their employment agreements totaled $4,938,250. From this total amount of stock-based compensation of $9,131,746, $6,602,098 was recorded on Novastar Resources Ltd. books for the period January 1, 2006 to October 6, 2006, but all of this compensation amount was incurred for Thorium Power Inc.'s benefit, thus allocated to Thorium Power Inc. statement of operations for the year ended December 31, 2006. The remaining stock-based compensation expense was to directors of $105,000 and the amortization of deferred stock compensation of $169,000. Some volatility factors used by Novastar, for five option grants in its fiscal year ended June 30, 2006 calculated the volatility factor for Black Scholes using the term of the option, which is general practice, not from the announcement date of the merger, January 5, 2006, which was later determined to be a more applicable date range due to the announcement date being the date the stock market reflected the merger in the valuation of the Company's stock. This difference in these volatility factors for these five option grants is not material to these financial statements, therefore, no current adjustment to the volatility factors was made to these financial statements for these five option grants and we have decided to continue to use these factors for future expense recognition of options under SFAS #123R.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

e). Warrants

During the year ended December 31, 2006, there were 25,282,745 warrants outstanding as of December 31, 2006.

At December 31, 2006 the range of warrant prices for shares under warrants and the weighted-average remaining contractual life are as follows:

	Warrants Outstanding and Exercisable
Warrants - Exercise Price	Number of Warrants	Weighted Average Remaining Contractual Life - Years
$0.30 (Assumed from Thorium Power Ltd.)	2,104,999.4
$0.39	2,743,662.6
$0.50 (Assumed from Thorium Power Ltd.)	2,104,166.8
$0.65 (Assumed from Thorium Power Ltd.)	18,329,918.9
Total	25,282,745

The investors in the November 23, 2005, March 30, 2006 and May 4, 2006 private placements received detachable warrants for the purchase of 2,104,999, 2,104,166 and 18,329,918 shares of common stock, respectively, which were valued at $127,467, $281,117 and $3,539,058, respectively. For purposes of estimating the intrinsic fair value of each warrant as of dates of the private placements, the Company utilized the Black Scholes option-pricing model. The Company estimated the fair value of the warrants assuming no expected dividends and the following weighted-average assumptions:

December 31, 2006
Average risk-free interest rate	2.86% - 4.30%
Average expected life	1 year
Expected volatility	142% - 153%
Expected dividends	0%

On November 17, 2006 the Board of Directors of Thorium Power, Ltd., authorized the extension of the expiration date of all common stock purchase warrants above by six months from the expiration date identified on the respective warrants. This extension of the warrant terms resulted in an expense of $963,387, recorded under the caption warrant expense in the statement of operations in the category other income and expenses.

f). Common Stock and Warrants reserved for Future Issuance

Common stock and warrants reserved for future issuance consists of:

	Shares of	Stock
	Common	Purchase
	Stock	Warrants	Amount
Stock-based Compensation	4,000,000	0	$1,200,000

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

The Compensation Committee of the Board of Directors on December 18, 2006 had unanimously voted to issue 4 million shares of restricted stock as a year end 2006 bonus to its CEO and Executive VP of International Nuclear Operations. The price was to value these shares was the market price as of the date of the stock grant. In a subsequent capital transaction, in order for the company to remit the required payroll tax obligations related to this stock grant to the Federal and State taxing authorities, the Company redeemed 1,620,000 shares of this stock grant from the two executives, at a price of $0.20 per share (price determined by applying a lack of marketability discount). The Company, in January 2007, paid a total of $347,690 for primarily payroll tax withholdings (as a result of redeeming 1,620,000 shares of stock) and payroll tax expense due on these stock compensation issuances.

8.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting and the amounts recognized for income tax purposes. The significant components of deferred tax assets (at a 40% effective tax rate) as of December 31, 2006 are as follows:

	Total Amount	Deferred Tax Asset Amount
Assets
Stock-based compensation	$2,719,496	$1,087,798
Approximate net operating loss	24,458,493	9,783,397
Less: valuation allowance	(27,177,989)	(10,871,196)
	$-	$-

Management believes that it is more likely than not that the forecasted taxable income will not be sufficient to utilize the tax carryforwards of approximately $24,458,493, before its expiration in 2012 and 2026 to fully recover the asset. As a result, the amount of the deferred tax assets considered realizable was reduced 100% by a valuation allowance. In the near term, if estimates of future taxable income are increased, such an increase will change the valuation allowance. The Company has no other deferred tax assets or liabilities.

9.  Research Agreement

The Company is party to an agreement whereby all of its current research is being performed by the Russian Research Centre, known as the Kurchatov Institute (“RRC”), on the Company's fuel designs. All the funding under this agreement is supplied by the Company. As of March 12, 2007, the Company fulfilled all of its financial obligations under that agreement.

The Company is now in the final stage of negotiations over a new Cooperative Research Agreement (CRA) with an entity closely affiliated with the Russian Atomic Energy Agency (RosAtom) that will provide a necessary legal mechanism for the next phase of research and demonstration activities leading to lead test assembly testing in an operating VVER-1000 reactor in Russia. The initial scope of work under the new CRA is expected to cost approximately $5,000,000 over a 15 month period.

10.  Commitments and Contingencies

Firm Price Commitments

The Company entered into a firm price commitment agreement with the University of Texas of the Permian Basin (“UTPB”), in connection with its participation in the pre-conceptual design phase for the construction of a high-temperature test and research reactor in Texas. The agreement had created a commitment by the Company for a minimum of $1.25 million financial contribution toward the project. A minimum payment of $50,000 on the agreement was due and paid on February 22, 2006, with 10 additional conditional contributions totaling $1.2 million due by December 31, 2006. A total of $550,000 has been paid as of December 31, 2006 and these amounts were recorded as donations, under the caption general and administrative expenses.

The terms of this agreement allow either party to terminate the agreement at any time upon giving written notice of termination. The Company, after having further detailed discussions with UTPB regarding the use of the $550,000 donations that were made to UTPB in 2006 and the terms of the agreement, it was understood between the parties that if future donations were to be given, they would be given at the discretion of Thorium Power based on the future use of these funds.  Therefore, it is management's assessment and opinion, that under the terms of this agreement, the Company has no further obligations to fund the additional $675,000 to UTPB project; any future funding will be made at the discretion of Thorium Power, subject to the condition that the proceeds are directed by UTPB to the Company’s nuclear research or other development work related to its Thorium based fuel designs, as agreed to by the parties.

Thorium Power, Ltd.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2006

Lease Commitments

i) The Company leases office space. Future estimated rental payments under these operating leases are as follows:

Dollars

Year ending December 31, 2007	$70,000

Year ending December 31, 2008	$35,000

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has employment agreements with its executive officers, the terms of which expire at various times. Such agreements provide for minimum compensation levels, as well as incentive bonuses that are payable if specified management goals are attained. Under each of the agreements, in the event the officer's employment is terminated (other than voluntarily by the officer or by the Company for cause or upon the death of the officer), the Company, if all provisions of the employment agreements are met, is committed to pay certain benefits, including specified monthly severance.

THORIUM POWER, LTD.

112,544,149 shares of common stock

PROSPECTUS

_______, 2007

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Limitation of Liability of Directors, Officers and Others

Section 78.7502 of the Nevada Revised Statutes provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Pursuant to Thorium Power’s Certificate of Incorporation and Bylaws, the Company shall indemnify, to the full extent and in the manner permitted under the laws of Nevada and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of this corporation or served any other enterprise as a director or officer at the request of this corporation; such right of indemnification shall also be applicable to the executors, administrators and other similar legal representative of any such director of officer, but the foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer or his legal representative may be entitled apart from the provisions of the Certificate of Incorporation and Bylaws.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee and the NASD fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$5,765.12
Printing Fees and Expenses	1,000
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	30,000
Miscellaneous	3,000
Total	$189,765.12

Item 26. Recent Sales of Unregistered Securities

During the last three years, we have issued the below listed unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. The Company believes that the various issuances described below were to "accredited investors". The Company valued all shares issued to consultants using quoted exchange amounts of the Company’s common stock as of the measurement date.

During the three month period ended March 31, 2005, the Company issued 20,000,000 common shares upon the conversion of $1,000,000 in debt owed by the Company to such person. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

During the three month period ended June 30, 2005, the Company issued 16,100,000 common shares to consultants for consulting services provided to the Company with value of $1,144,000. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

During the three month period ended June 30, 2005 the Company issued 11,600,000 common shares to consultants for consulting services provided to the Company with a value of $1,595,500. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On August 3, 2005, the Company issued 800,000 restricted shares of common stock to its advisory board as compensation for consulting services performed. The value attributed to these shares was $128,000 ($0.16 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On September 22, 2005, the Company issued a total of 4,187,500 shares of common stock to outside consultants as payment for services rendered. Of the total issuance, 4,000,000 were issued pursuant to the March 2005 Compensation Plan, while 187,500 were issued pursuant to the August 2005 Augmented Compensation Plan. The value attributed to these shares was $462,828 ($0.11 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On September 30, 2005, the Company issued 300,000 shares of common stock to an outside consultant as payment for services rendered. These shares were issued pursuant to the August 2005 Augmented Compensation Plan and the value attributed was $51,000 ($0.17 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

   On October 21, 2005, the Company issued 1,000,000 restricted common shares with value of $160,000 ($0.16 per share) for mineral property acquisition costs. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On November 1, 2005, the Company issued 300,000 shares of common stock to an outside consultant as payment for his services rendered. These shares were issued pursuant to the August 2005 Augmented Compensation Plan and the value attributed to these shares was $51,000 ($0.17 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On November 23, 2005, the Company closed a private placement of $631,500, consisting of an offering of 4,209,998 units of at a price of $0.15 per unit. Each unit consists of one common share and one-half of a non-transferable share purchase warrant. Each of the unexercised warrants issued in this private placement have now expired and are no longer included in this registration statement. However, prior to expiration, each warrant entitled the holder thereof to acquire one additional share of common stock at a price of $0.30 per share and have an expiry date of twelve months from the closing date of the subscription. Of the 4,209,998 units issued in the private placement, 249,999 units were issued as settlement of debt of $37,500. The remainder of the units were issued for total cash proceeds of $594,000. As a result of the foregoing, the Company relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the securities.

On December 1, 2005, the Company issued 4,158,333 shares of common stock to various outside consultants as payment for services rendered. The total issuance was pursuant to the August 2005 Augmented Compensation Plan. The value attributed to these shares was $706,916 ($0.17 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On December 1, 2005, the Company issued 1,000,000 shares of common stock to an outside consultant as payment for his services rendered. The value attributable to these shares was $150,000 ($0.15 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On December 1, 2005, the Company issued 300,000 shares of common stock to an outside consultant as payment for his services rendered. These shares were issued pursuant to the August 2005 Augmented Compensation Plan and the value contributed to these shares was $51,000 ($0.17 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On January 9, 2006 the Company issued 355,714 shares of common stock to 3West LLC for drilling services in the Clay County District of Alabama. These shares were issued pursuant to a drilling agreement at $0.293 per share for total consideration of $104,173. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On January 11, 2006 the Company issued 3,100,000 shares of common stock to various outside consultants as payment for services rendered. The total issuance was pursuant to the August 2005 Augmented Compensation Plan. The value attributed to these shares was $527,000 ($0.17 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On January 24, 2006 the Company issued 181,428 shares of common stock to 3West LLC for drilling services in the Clay County District of Alabama. The shares were issued pursuant to a drilling agreement at $0.293 per share for total consideration of $53,132. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On January 27, 2006 the Company issued 150,000 shares of common stock to an outside consultant as payment for his services rendered. The value attributed to these shares was $94,500 ($0.63 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

   On February 2, 2006 the Company issued 135,545 shares of common stock to 3West LLC for drilling services in the Clay County District of Alabama. The shares were issued pursuant to a drilling agreement at $0.293 per share for total consideration of $39,695. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On February 13, 2006 the Company issued 2,389,558 shares of common stock to an outside consultant as payment for services rendered, and a portion for services to be rendered. The value attributed to these shares was $955,823 ($0.40 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On February 14, 2006, we completed a private placement with a number of institutional and accredited investors. The aggregate number of units purchased by all investors in connection with this private placement was 4,208,331 units at a price of $0.30 per unit, to 13 accredited investors for total proceeds of $1,262,500. Each unit consists of one share of our common stock and one-half of one share of common stock purchase warrant. The unexercised warrants issued in this private placement have expired and are no longer included in this registration statement. However, prior to expiration, each whole warrant was non transferable and entitled the holder to purchase one additional share of common stock of the Company for a period of 12 months after the closing date of the offering at a price per warrant share of $0.50.

On June 6, 2006, the Company granted an incentive option for the purchase of 525,000 shares of common stock of the Company to an officer pursuant to the Company’s Amended and Restated 2006 Stock Option Plan (the “Plan”). The Company also agreed to issue by June 12, 2006, 75,000 shares of the Company’s common stock, subject to the restrictions in the Employment Agreement. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On June 13, 2006, the Company granted to an officer, pursuant to the Plan, a non-qualified option for the purchase of 350,000 shares of common stock of the Company. The Company also agreed to issue 75,000 shares of the Company’s common stock by June 20, 2006, subject to the restrictions in the Consulting Agreement. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

On June 12, 2006, the Company issued 3,000,000 shares of common stock of the Company to Green Eagle Capital Corp., for services provided to the Company, for Strategic Planning, pursuant to a verbal agreement between Green Eagle Capital Corp. and the Company. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Exchange Act of 1933.

 Pursuant to the agreements with Mr. Gelband, we issued to Mr. Gelband 2,389,558 restricted shares of common stock on February 13, 2006. Mr. Gelband confirmed that he is an accredited investor and represented his intention to acquire the securities for investment purposes and not with a view to distribution. Mr. Gelband acknowledged that the sale of the securities was not registered under the Securities Act of 1933, as amended, and that the securities could not be resold unless the securities were registered or an exemption from registration was available. As a result of the foregoing, we relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the securities.

Pursuant to the terms of the employment agreement with Seth Grae, we agreed to issue 5,000,000 restricted shares of common stock to Mr. Grae, and grant to Mr. Grae 7,200,000 non-qualified stock options, with a term of ten years at an exercise price of $0.795 per share. The stock options shall be granted under the newly adopted 2006 Stock Plan. As a result of the relationship with Mr. Grae, we relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the securities.

On May 4, 2006, we completed a private placement of 36,659,837 Units at a price of $0.425 per Unit with a number of institutional investors, including Magnetar Capital Master Fund, Ltd., clients of Wellington Management Company, LLP, clients of Highfields Capital Management LP, clients of Cumberland Associates LLC, SF Capital Partners Ltd., Sunrise Equity Partners, L.P., and several other institutional investors as well as several accredited individual investors for total proceeds of $15,580,434.20. Each Unit consists of one share of our common stock and one-half of one purchase warrant. Each whole purchase warrant is non transferable and entitles the holder to purchase one additional share of our common stock for a period of 12 months at a price per share of $0.65. The expiration of the earrants was subsequently extended to a period of 18 months from the date of the closing of the private placement.

Each investor confirmed in writing that it is an accredited investor and represented its intention to acquire the securities for investment purposes and not with a view to distribution. We did not use, and no person acting on its behalf used, any form of general solicitation or general advertising in connection with this offering. Appropriate legends shall be affixed to the stock certificates to be issued to each investor. Each investor acknowledged that the sale of the securities was not registered under the Securities Act of 1933, as amended, and that the securities could not be resold unless the securities were registered or an exemption from registration was available. As a result of the foregoing, we relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the securities.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form SB-2.

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference from the Company’s Registration Statement on Form 10-SB filed on December 17, 1999).
3.2	By-laws (incorporated by reference from the Company’s Current Report on Form 8-K filed on September 18, 2006).
4.1
2005 Compensation Plan for Outside Consultants of Custom Brand Networks, Inc. dated March 1, 2005 (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on March 10, 2005).

4.2
2005 Augmented Compensation Plan for Outside Consultants of the Company dated August 15, 2005 (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on August 19, 2005).

4.3	2006 Stock Plan (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed February 21, 2006)
5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP, as to the validity under Nevada law of the Securities being registered hereunder
10.1
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Walter Doyle (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.2
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Adam Harrison (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.3
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Tim Lelek (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.4
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Bruce Fearn (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.5
Compensation Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Paul G. Carter (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.6
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Walter Doyle (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.7
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Sanjeev Pamnani (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.8
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Seth Shaw (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.9
Assignment of Specific Mineral Rights dated September 14, 2005 between American Graphite Holdings and the Company (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).

10.10
Amendment No. 1, dated March 5, 2006, to Assignment of Specific Mineral Rights between American Graphite Holdings and the Company (incorporated by reference from Exhibit 10.10 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.11	Mining Acquisition Agreement dated September 30, 2005 between Walter Doyle and the Company (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).
10.12
Amendment No. 1, dated March 5, 2006, to Mining Acquisition Agreement between Walter Doyle and the Company (incorporated by reference from Exhibit 10.12 of the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.13
Agreement and Plan of Merger dated as of February 14, 2006, between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference from the Company’s Current Report on Form 8-K filed on June 13, 2006).

10.14
Amendment No. 1, dated June 9, 2006, to Agreement and Plan of Merger between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.15
Employment Agreement, dated as of February 14, 2006, between the Company and Seth Grae (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed February 21, 2006)

10.16
Stock Option Agreement, dated as of February 14, 2006, between the Company and Seth Grae (incorporated by reference to Exhibit 10.3 of the current report of the Company on Form 8-K filed February 21, 2006)

10.17
Subscription Agreement, dated as of February 14, 2006, between the Company and Thorium Power (incorporated by reference to Exhibit 10.4 of the current report of the Company on Form 8-K filed February 21, 2006)

10.18
Amended and Restated Consulting Agreement, dated February 6, 2006, between the Company and Alan Gelband (incorporated by reference to Exhibit 10.5 of the current report of the Company on Form 8-K filed February 21, 2006)

10.19
Form of Subscription Agreement between the Company and the investors in the private placement closed on February 14, 2006 (incorporated by reference to Exhibit 10.6 of the current report of the Company on Form 8-K filed February 21, 2006)

10.20
Assignment of Minerals Lease, dated December 31, 2005, between CM Properties and the Company (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed January 10, 2006)

10.21
Amendment No. 1 to Assignment of Minerals Lease, dated March 5, 2006 between CM Properties and the Company (incorporated by reference from Exhibit 10.21 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.22
Office Service Renewal Agreement, dated September 21, 2005, between Tysons Business Center, LLC and Thorium Power (incorporated by reference from Exhibit 10.22 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.23
Sublease Agreement, dated May 28, 2004, between Thorium Power and Carmen & Muss, P.L.L.C. (incorporated by reference from Exhibit 10.23 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.24
Office Building Lease, dated August 14, 2001, between Washington Real Estate Investment Trust and Thorium Power (incorporated by reference from Exhibit 10.24 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.25
Teaming Agreement dated February 22, 2006 between The University of Texas System, The University of Texas of the Permian Basin, The University of Texas at Austin, The University of Texas at Arlington, The University of Texas at Dallas, The University of Texas at El Paso, The City of Andrews, Texas, Andrews County, Texas, the Midland Development Corporation, the Odessa Development Corporation, Thorium Power and General Atomics (incorporated by reference from Exhibit 10. the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.26
Amendment No. 1 to Amended and Restated Consulting Agreement, dated June 12, 2006, among the Company, Alan Gelband and Alan Gelband Company, Inc. (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.27	Employment Agreement, dated June 6, 2006, between the Company and Cornelius J. Milmoe (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.28
Stock Option Agreement, dated June 6, 2006, between the Company and Cornelius J. Milmoe (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.29	Consulting Agreement, dated June 12, 2006, between the Company and Larry Goldman (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.30	Stock Option Agreement, dated June 12, 2006, between the Company and Larry Goldman (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.31
Office Service Agreement, dated April 19, 2006, between Tysons Business Center LLC and the Company (incorporated by reference from Exhibit 10.31 the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.32	Employment Agreement, dated July 27, 2006, between the Company and Andrey Mushakov (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed August 4, 2006).
10.33	Stock Option Agreement, dated July 27, 2006, between the Company and Andrey Mushakov (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed August 4, 2006).
10.34	Employment Agreement, dated July 27, 2006, between the Company and Thomas Graham, Jr. (incorporated by reference to Exhibit 10.3 of the current report of the Company on Form 8-K filed August 4, 2006).
10.35
Stock Option Agreement, dated July 27, 2006, between the Company and Thomas Graham, Jr. (incorporated by reference to Exhibit 10.4 of the current report of the Company on Form 8-K filed August 4, 2006).

10.36
Amendment No. 2, dated August 8, 2006, to Agreement and Plan of Merger between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed August 9, 2006).

10.37
Independent Director Contract, dated August 21, 2006, between the Company and Victor Alessi (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed August 25, 2006).

10.38	Stock Option Agreement, dated August 21, 2006, between the Company and Victor Alessi (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed August 25, 2006).
10.39
Independent Director’s Contract, dated October 23, 2006, between Thorium Power, Ltd. and Jack D. Ladd (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 23, 2006).

10.40
Independent Director’s Contract, dated October 23, 2006, between Thorium Power, Ltd. and Daniel B. Magraw (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 23, 2006).

10.41
Employment Agreement, dated February 1, 2007, between the Company and Erik Hallstrom (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed February 1, 2007).

10.42
Restricted Stock Grant Agreement, dated April 12, 2007, between Erik Hällström and Thorium Power, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 18, 2007).

10.43
Stock Option Agreement, dated April 12, 2007, between Erik Hällström and Thorium Power, Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 18, 2007).

14.1	Code of Ethics (incorporated by reference from the Company’s Annual Report on Form 10-KSB filed on November 25, 2005).
16.1	Letter from Morgan and Company dated September 14, 2005 regarding change in independent accountant (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).
23.1*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5)
23.2*	Consent of Child, Van Wagoner & Bradshaw, PLLC

* Filed herewith

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c)  Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of McLean, State of Virginia, on the 25th day of September, 2007.

THORIUM POWER, LTD.
By:	/s/ Seth Grae
Seth Grae, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date stated.

By:	/s/ Seth Grae
Seth Grae President, Chief Executive Officer and Director (Principle Executive Officer)

By:	/s/ Larry Goldman
Larry Goldman Treasurer and Acting Chief Financial Officer (Principle Financial and Accounting Officer)

By:	/s/ Thomas Graham, Jr.
Thomas Graham, Jr. Interim Secretary and Director

By:	/s/ Victor E. Alessi
Victor E. Alessi Director

By:	/s/ Jack D. Ladd
Jack D. Ladd Director

By:	/s/ Daniel B. Magraw
Daniel B. Magraw Director

S-1

EXHIBIT INDEX
Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference from the Company’s Registration Statement on Form 10-SB filed on December 17, 1999).
3.2	By-laws (incorporated by reference from the Company’s Current Report on Form 8-K filed on September 18, 2006).
4.1
2005 Compensation Plan for Outside Consultants of Custom Brand Networks, Inc. dated March 1, 2005 (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on March 10, 2005).

4.2
2005 Augmented Compensation Plan for Outside Consultants of the Company dated August 15, 2005 (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on August 19, 2005).

4.3	2006 Stock Plan (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed February 21, 2006)
5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP, as to the validity under Nevada law of the Securities being registered hereunder
10.1
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Walter Doyle (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.2
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Adam Harrison (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.3
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Tim Lelek (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.4
Consulting Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Bruce Fearn (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.5
Compensation Agreement dated October 15, 2004 between Custom Branded Networks, Inc. and Paul G. Carter (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on October 19, 2004).

10.6
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Walter Doyle (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.7
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Sanjeev Pamnani (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.8
Consulting Agreement dated January 24, 2005 between Custom Branded Networks, Inc. and Seth Shaw (incorporated by reference from the Company’s Registration Statement on Form S-8 filed on January 27, 2005).

10.9
Assignment of Specific Mineral Rights dated September 14, 2005 between American Graphite Holdings and the Company (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).

10.10
Amendment No. 1, dated March 5, 2006, to Assignment of Specific Mineral Rights between American Graphite Holdings and the Company (incorporated by reference from Exhibit 10.10 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.11	Mining Acquisition Agreement dated September 30, 2005 between Walter Doyle and the Company (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).
10.12
Amendment No. 1, dated March 5, 2006, to Mining Acquisition Agreement between Walter Doyle and the Company (incorporated by reference from Exhibit 10.12 of the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.13
Agreement and Plan of Merger dated as of February 14, 2006, between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference from the Company’s Current Report on Form 8-K filed on June 13, 2006).

10.14
Amendment No. 1, dated June 9, 2006, to Agreement and Plan of Merger between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.15
Employment Agreement, dated as of February 14, 2006, between the Company and Seth Grae (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed February 21, 2006)

10.16
Stock Option Agreement, dated as of February 14, 2006, between the Company and Seth Grae (incorporated by reference to Exhibit 10.3 of the current report of the Company on Form 8-K filed February 21, 2006)

10.17
Subscription Agreement, dated as of February 14, 2006, between the Company and Thorium Power (incorporated by reference to Exhibit 10.4 of the current report of the Company on Form 8-K filed February 21, 2006)

10.18
Amended and Restated Consulting Agreement, dated February 6, 2006, between the Company and Alan Gelband (incorporated by reference to Exhibit 10.5 of the current report of the Company on Form 8-K filed February 21, 2006)

10.19
Form of Subscription Agreement between the Company and the investors in the private placement closed on February 14, 2006 (incorporated by reference to Exhibit 10.6 of the current report of the Company on Form 8-K filed February 21, 2006)

10.20
Assignment of Minerals Lease, dated December 31, 2005, between CM Properties and the Company (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed January 10, 2006)

10.21
Amendment No. 1 to Assignment of Minerals Lease, dated March 5, 2006 between CM Properties and the Company (incorporated by reference from Exhibit 10.21 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.22
Office Service Renewal Agreement, dated September 21, 2005, between Tysons Business Center, LLC and Thorium Power (incorporated by reference from Exhibit 10.22 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.23
Sublease Agreement, dated May 28, 2004, between Thorium Power and Carmen & Muss, P.L.L.C. (incorporated by reference from Exhibit 10.23 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.24
Office Building Lease, dated August 14, 2001, between Washington Real Estate Investment Trust and Thorium Power (incorporated by reference from Exhibit 10.24 of the initial filing of this Registration Statement on Form S-4 filed June 14, 2006).

10.25
Teaming Agreement dated February 22, 2006 between The University of Texas System, The University of Texas of the Permian Basin, The University of Texas at Austin, The University of Texas at Arlington, The University of Texas at Dallas, The University of Texas at El Paso, The City of Andrews, Texas, Andrews County, Texas, the Midland Development Corporation, the Odessa Development Corporation, Thorium Power and General Atomics (incorporated by reference from Exhibit 10. the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.26
Amendment No. 1 to Amended and Restated Consulting Agreement, dated June 12, 2006, among the Company, Alan Gelband and Alan Gelband Company, Inc. (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.27	Employment Agreement, dated June 6, 2006, between the Company and Cornelius J. Milmoe (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.28
Stock Option Agreement, dated June 6, 2006, between the Company and Cornelius J. Milmoe (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).

10.29	Consulting Agreement, dated June 12, 2006, between the Company and Larry Goldman (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.30	Stock Option Agreement, dated June 12, 2006, between the Company and Larry Goldman (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed June 13, 2006).
10.31
Office Service Agreement, dated April 19, 2006, between Tysons Business Center LLC and the Company (incorporated by reference from Exhibit 10.31 the Company’s Registration Statement on Form S-4 filed June 14, 2006).

10.32	Employment Agreement, dated July 27, 2006, between the Company and Andrey Mushakov (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed August 4, 2006).
10.33	Stock Option Agreement, dated July 27, 2006, between the Company and Andrey Mushakov (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed August 4, 2006).
10.34	Employment Agreement, dated July 27, 2006, between the Company and Thomas Graham, Jr. (incorporated by reference to Exhibit 10.3 of the current report of the Company on Form 8-K filed August 4, 2006).
10.35
Stock Option Agreement, dated July 27, 2006, between the Company and Thomas Graham, Jr. (incorporated by reference to Exhibit 10.4 of the current report of the Company on Form 8-K filed August 4, 2006).

10.36
Amendment No. 2, dated August 8, 2006, to Agreement and Plan of Merger between Novastar Resources Ltd., TP Acquisition Corp. and Thorium Power, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed August 9, 2006).

10.37
Independent Director Contract, dated August 21, 2006, between the Company and Victor Alessi (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed August 25, 2006).

10.38	Stock Option Agreement, dated August 21, 2006, between the Company and Victor Alessi (incorporated by reference to Exhibit 10.2 of the current report of the Company on Form 8-K filed August 25, 2006).
10.39
Independent Director’s Contract, dated October 23, 2006, between Thorium Power, Ltd. and Jack D. Ladd (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 23, 2006).

10.40
Independent Director’s Contract, dated October 23, 2006, between Thorium Power, Ltd. and Daniel B. Magraw (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 23, 2006).

10.41
Employment Agreement, dated February 1, 2007, between the Company and Erik Hallstrom (incorporated by reference to Exhibit 10.1 of the current report of the Company on Form 8-K filed February 1, 2007).

10.42
Restricted Stock Grant Agreement, dated April 12, 2007, between Erik Hällström and Thorium Power, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 18, 2007).

10.43
Stock Option Agreement, dated April 12, 2007, between Erik Hällström and Thorium Power, Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 18, 2007).

14.1	Code of Ethics (incorporated by reference from the Company’s Annual Report on Form 10-KSB filed on November 25, 2005).

16.1	Letter from Morgan and Company dated September 14, 2005 regarding change in independent accountant (incorporated by reference from the Company’s Current Report on Form 8-K filed on October 11, 2005).
23.1*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5)
23.2*	Consent of Child, Van Wagoner & Bradshaw, PLLC

* filed herewith